 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 1, 1996

                                                REGISTRATION NO. 333-14861
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                          LASALLE RE HOLDINGS LIMITED
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
         BERMUDA                     6719                  NOT APPLICABLE
(STATE OF INCORPORATION)       (PRIMARY STANDARD          (I.R.S. EMPLOYER
                                  INDUSTRIAL             IDENTIFICATION NO.)
                          CLASSIFICATION CODE NUMBER)
           25 CHURCH STREET                     CT CORPORATION SYSTEM
           P.O. BOX HM 1502                         1633 BROADWAY
        HAMILTON HM FX BERMUDA                NEW YORK, NEW YORK 10019
            (441) 292-3339                         (212) 664-1666
   (ADDRESS, INCLUDING ZIP CODE, AND     (NAME, ADDRESS, INCLUDING ZIP CODE,
               TELEPHONE                            AND TELEPHONE
    NUMBER, INCLUDING AREA CODE, OF     NUMBER, INCLUDING AREA CODE, OF AGENT
             REGISTRANT'S                           FOR SERVICE)
     PRINCIPAL EXECUTIVE OFFICES)
                                  COPIES TO:
         RICHARD WARREN SHEPRO                    ALEXANDER M. DYE
         MAYER, BROWN & PLATT          LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.
       190 SOUTH LASALLE STREET                 125 WEST 55TH STREET
     CHICAGO, ILLINOIS 60603-3441           NEW YORK, NEW YORK 10019-5389
            (312) 782-0600                         (212) 424-8000
                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                                  PROPOSED
                                                   PROPOSED       MAXIMUM
      TITLE OF EACH CLASS            AMOUNT        MAXIMUM       AGGREGATE      AMOUNT OF
         OF SECURITIES               TO BE      OFFERING PRICE    OFFERING     REGISTRATION
       TO BE REGISTERED            REGISTERED    PER UNIT(1)    PRICE(1)(2)       FEE(3)
-------------------------------------------------------------------------------------------
Common Shares, par value $1.00     3,622,500
 per share.....................      shares        $26.875      $97,354,688      $29,502
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2) Includes Common Shares subject to an over-allotment option granted by the Selling Shareholders to the U.S. Underwriters.

(3) $29,622 was previously paid.
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               EXPLANATORY NOTE

  This Registration Statement contains two forms of prospectus, one to be used in connection with a United States and Canadian offering (the "U.S. Prospectus") and one to be used in a concurrent international offering outside the United States and Canada (the "International Prospectus"). The U.S. Prospectus and the International Prospectus are identical except for the front and back cover pages. The form of U.S. Prospectus included herein is followed by the front cover page and the back cover page to be used in the International Prospectus. Each of the pages for the International Prospectus included herein is labeled "Alternate Page."

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED NOVEMBER 1, 1996

PROSPECTUS

                             3,150,000 SHARES

                          LASALLE RE HOLDINGS LIMITED

                                 COMMON SHARES

                                   --------

  Of the 3,150,000 common shares, par value $1.00 per share (the "Common Shares"), of LaSalle Re Holdings Limited (the "Company") offered hereby, 2,520,000 Common Shares are being offered in the United States and Canada and 630,000 Common Shares are being offered in a concurrent international offering outside the United States and Canada (collectively, the "Offerings"). The public offering price and the aggregate underwriting discount per Common Share will be identical for each of the Offerings. See "Underwriting."

  All of the 3,150,000 Common Shares offered hereby are being offered by certain shareholders of the Company (the "Selling Shareholders"). The Company will not receive any proceeds from the sale of the Common Shares. See "Use of Proceeds."

  The Company is a holding company with no operations or significant assets other than its ownership of a majority of the capital stock of LaSalle Re Limited ("LaSalle Re"). Upon completion of the Offerings, certain founding shareholders of the Company will own approximately 55% of the Common Shares and approximately 27% of the capital stock of LaSalle Re (53% and 26% if the U.S. Underwriters' over-allotment option is exercised in full). As a result, such shareholders, if they act in concert, will be able to control most fundamental decisions affecting the Company, including the election of directors and the merger or sale of the Company. See "Risk Factors--Control by Founding Shareholders," "Certain Transactions," "Principal and Selling Shareholders" and "Description of Capital Stock."

  The Common Shares are quoted on the Nasdaq National Market under the symbol "LSREF." On October 30, 1996, the last reported sale price of the Common Shares on the Nasdaq National Market was $27.125 per share. See "Price Range of Common Shares."

      SEE "RISK FACTORS" ON PAGE 11  FOR A DESCRIPTION OF CERTAIN MATTERS
             THAT SHOULD  BE CONSIDERED BY  PROSPECTIVE PURCHASERS
                    OF THE COMMON SHARES.

                                   --------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                 UNDERWRITING     PROCEEDS TO
                                      PRICE TO   DISCOUNTS AND      SELLING
                                       PUBLIC   COMMISSIONS (1) SHAREHOLDERS (2)
--------------------------------------------------------------------------------
Per Common Share...................    $            $                $
--------------------------------------------------------------------------------
Total (3)..........................  $            $                $
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the U.S. Underwriters and the Managers against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses of the Offerings estimated at $550,000 payable by the Company.

(3) The Selling Shareholders have granted the U.S. Underwriters a 30-day option to purchase up to 472,500 additional Common Shares on the same terms as set forth above to cover over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Selling Shareholders will be
    $           , $         and $          , respectively. See "Underwriting."

                                   --------

  The Common Shares are being offered by the several U.S. Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the Common Shares
offered hereby will be available for delivery on or about              , 1996
at the offices of Smith Barney Inc., 388 Greenwich Street, New York, New York 10013.

                                   --------

SMITH BARNEY INC.

                    LAZARD FRERES & CO. LLC                 MORGAN STANLEY & CO.
                                                               INCORPORATED
       , 1996

  IN CONNECTION WITH THE OFFERINGS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON SHARES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  DURING THE OFFERINGS, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE COMMON SHARES PURSUANT TO EXCEPTIONS FROM RULES 10B-6, 10B-7 AND 10B-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

  IN CONNECTION WITH THE OFFERINGS, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET-MAKING TRANSACTIONS IN THE COMMON SHARES ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

  FOR NORTH CAROLINA INVESTORS: THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR THE ADEQUACY OF THIS DOCUMENT. THE BUYER IN NORTH CAROLINA UNDERSTANDS THAT NEITHER THE COMPANY NOR ITS SUBSIDIARIES ARE LICENSED IN NORTH CAROLINA PURSUANT TO CHAPTER 58 OF THE NORTH CAROLINA GENERAL STATUTES, NOR COULD THEY MEET THE BASIC ADMISSIONS REQUIREMENTS IMPOSED BY SUCH CHAPTER AT THE PRESENT TIME.

  CONSENT UNDER THE EXCHANGE CONTROL ACT 1972 (AND REGULATIONS THEREUNDER) HAS BEEN OBTAINED FROM THE BERMUDA MONETARY AUTHORITY FOR THE ISSUE OF THE SHARES BEING OFFERED PURSUANT TO THE OFFERINGS. IN ADDITION, A COPY OF THIS DOCUMENT HAS BEEN DELIVERED TO THE REGISTRAR OF COMPANIES IN BERMUDA FOR FILING PURSUANT TO THE COMPANIES ACT 1981 OF BERMUDA. IN GIVING SUCH CONSENT AND IN ACCEPTING THIS PROSPECTUS FOR FILING, THE BERMUDA MONETARY AUTHORITY AND THE REGISTRAR OF COMPANIES IN BERMUDA ACCEPT NO RESPONSIBILITY FOR THE FINANCIAL SOUNDNESS OF ANY PROPOSAL OR FOR THE CORRECTNESS OF ANY OF THE STATEMENTS MADE OR OPINIONS EXPRESSED HEREIN.

  THESE SECURITIES MAY NOT BE OFFERED OR SOLD TO PERSONS IN THE UNITED KINGDOM EXCEPT TO PERSONS WHOSE ORDINARY ACTIVITIES INVOLVE THEM IN ACQUIRING, HOLDING, MANAGING OR DISPOSING OF INVESTMENTS (AS PRINCIPAL OR AGENT) FOR THE PURPOSES OF THEIR BUSINESSES, OR OTHERWISE IN CIRCUMSTANCES WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC IN THE UNITED KINGDOM WITHIN THE MEANING OF THE PUBLIC OFFERS OF SECURITIES REGULATIONS 1995. ALL APPLICABLE PROVISIONS OF THE FINANCIAL SERVICES ACT 1986 OF THE UNITED KINGDOM MUST BE COMPLIED WITH IN RELATION TO ANYTHING DONE IN RELATION TO THESE SECURITIES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM. THIS DOCUMENT MAY NOT BE ISSUED OR PASSED ON TO ANY PERSON IN THE UNITED KINGDOM UNLESS THAT PERSON IS OF A KIND DESCRIBED IN ARTICLE 11(3) OF THE FINANCIAL SERVICES ACT 1986 (INVESTMENT ADVERTISEMENTS) (EXEMPTIONS) ORDER 1996 OR IS A PERSON TO WHOM THIS DOCUMENT MAY OTHERWISE LAWFULLY BE ISSUED OR PASSED ON.

  In this Prospectus, references to "dollar" and "$" are to United States currency, and the terms "United States" and "U.S." mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.

                    ENFORCEMENT OF CIVIL LIABILITIES UNDER
                     UNITED STATES FEDERAL SECURITIES LAWS

  The Company is a Bermuda company and certain of its officers and directors are residents of various jurisdictions outside the United States. All or a substantial portion of the assets of the Company and such officers and directors, at any one time, are or may be located in jurisdictions outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States on any of such persons or to enforce against them judgments of United States courts predicated upon civil liability provisions of the United States federal securities laws. Notwithstanding the foregoing, the Company has appointed CT Corporation System, 1633 Broadway, New York, New York 10019, its agent to receive service of process with respect to actions against it arising out of or in connection with the United States federal securities laws or out of violations of such laws in any federal or state court in the United States relating to the transactions covered by this Prospectus. The Company has been advised by Conyers, Dill & Pearman, its Bermuda counsel, that there is a doubt as to whether the courts of Bermuda would enforce (i) judgments of United States courts obtained in actions against such persons or the Company predicated upon the civil liability provisions of the United States federal securities laws and (ii) original actions brought in Bermuda against such persons or the Company predicated solely upon United States federal securities laws. There is no treaty in effect between the United States and Bermuda providing for such enforcement, and there are grounds upon which Bermuda courts may not enforce judgments of United States courts. Certain remedies available under the United States federal securities laws would not be allowed in Bermuda courts as contrary to that jurisdiction's public policy.

                             AVAILABLE INFORMATION

  The Company is subject to the reporting requirements of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the United States Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected without charge and copied, upon payment of prescribed rates, at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2551. Copies of such material and any part thereof are also available by mail from the Public Reference Section of the Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Copies of such material are also available and can be copied at the offices of the Nasdaq National Market, 1735 K Street, Washington, D.C. 20006. In addition, the Commission maintains a Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company.

  The Company has filed with the Commission a registration statement (herein, together with all amendments, exhibits and schedules thereto, referred to as the "Registration Statement") under the United States Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Shares offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with rules and regulations of the Commission. For further information with respect to the Company and the Common Shares, reference is hereby made to the Registration Statement. Statements made in this Prospectus concerning the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed with the Commission as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  The Company currently will be treated as a domestic corporation for purposes of certain requirements of the Exchange Act, including the proxy rules, because the Company currently does not fit the definition of a

"foreign private issuer" within the meaning of Rule 3b-4 under the Exchange Act. Pursuant to current Rule 3b-4, a "foreign private issuer" is any foreign issuer other than a foreign government, except an issuer meeting the following conditions: (i) more than 50% of the outstanding voting securities are held of record by residents of the United States and (ii) any of the following: (1) the majority of the executive officers or directors are United States citizens or residents, (2) more than 50% of the assets are located in the United States or (3) the business is administered principally in the United States. By virtue of (i) and (ii)(1), the Company currently is not and does not expect that it will become a "foreign private issuer," although there is no assurance of such. If the Company were to become a "foreign private issuer," it would be exempted from the proxy and short-swing profit rules under Sections 14 and 16 of the Exchange Act and, for reporting purposes under the Exchange Act, would be subjected to rules applicable to "foreign private issuers."

                          FORWARD-LOOKING STATEMENTS

  This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are statements other than historical information or statements of current condition. Some forward-looking statements may be identified by use of terms such as "believes," "anticipates," "intends" or "expects." The forward-looking statements contained in this Prospectus are generally located in the material set forth under the headings "Prospectus Summary," "Risk Factors," "Dividend Policy," "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "Business," but may be found in other locations as well. These forward-looking statements relate to the plans and objectives of the Company for future operations, including the Company's objective to seek average annualized returns on shareholders' equity of 20% to 25% over time and the Company's policy to distribute as dividends in each fiscal year 50% to 60% of the Company's net income from the prior fiscal year, if any, on a quarterly basis. In light of the risks and uncertainties inherent in all future projections, including but not limited to those set forth under the heading "Risk Factors," the inclusion of forward-looking statements in this Prospectus should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved. Many factors could cause the Company's actual results to differ materially from those in the forward-looking statements, including the following: (i) the occurrence of catastrophic events with a frequency or severity exceeding the Company's estimates; (ii) a decrease in the level of demand for property catastrophe reinsurance; (iii) an increase in the supply of property catastrophe reinsurance as a result of additional capital provided by recent or future market entrants or by existing property catastrophe reinsurers; (iv) increased competitive pressure from current reinsurers and future market entrants; (v) a competitive disadvantage resulting from certain of the Company's principal competitors having higher financial ratings than the Company, any lowering or loss of one of the Company's financial ratings in the future or the Company's non-admitted status in United States jurisdictions; (vi) a major decrease in the cession of business from CNA Financial Corporation (together with its affiliates, "CNA") to the Company; (vii) loss of the services of any of the Company's executive officers; (viii) the occurrence of a single catastrophic event affecting multiple geographic zones; (ix) actual loss expenses exceeding the Company's loss reserve, which is necessarily based on actuarial and statistical projections of ultimate loss expenses; (x) changing rates of inflation and other economic conditions, which could have an adverse impact on loss payments, investment returns and premiums; (xi) losses due to foreign currency exchange rate fluctuations or the failure of a counterparty to perform under any of the Company's foreign exchange contracts; (xii) the termination of any of the Company's service agreements; (xiii) the passage of federal or state legislation subjecting the Company to supervision or regulation in the United States; (xiv) challenges by insurance regulators in the United States or the United Kingdom to the Company's claim of exemption from insurance regulation under current laws; (xv) a contention by the United States Internal Revenue Service (the "IRS") that the Company or LaSalle Re is engaged in the conduct of a trade or business within the U.S.; and (xvi) sales of substantial amounts of the Common Shares in the public markets following the Offerings, or the perception that such sales could occur. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included in this Prospectus. The Company undertakes no obligation to release publicly the results of any future revisions it may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all financial information presented herein has been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and the information contained in this Prospectus assumes that the Underwriters' over-allotment option has not been exercised. Certain terms used herein are defined in "Glossary of Selected Insurance and Reinsurance Terms." Unless the context otherwise requires, references herein to the "Company" include LaSalle Re Holdings Limited ("Holdings"), the issuer of the Common Shares offered hereby, LaSalle Re Limited ("LaSalle Re"), the Company's insurance subsidiary, LaSalle Re (Services) Limited ("LaSalle Re Services"), the Company's London representative office, and LaSalle Re Corporate Capital Ltd. ("LaSalle Re Capital"), an investment holding company.

                                  THE COMPANY

OVERVIEW

  The Company writes high severity, low frequency reinsurance on a worldwide basis through its subsidiary, LaSalle Re. The Company primarily writes property catastrophe reinsurance and also writes selected other lines of reinsurance when it believes that market conditions are favorable. These lines currently include property risk excess, property pro rata treaty, casualty clash, marine, crop hail, aviation and satellite. The Company believes that these other lines will constitute a growing portion of the Company's total portfolio of reinsurance business, helping to moderate the volatility of its property catastrophe reinsurance exposures.

  The Company has been successful in attaining a selective and geographically diverse portfolio of property catastrophe reinsurance risks. In the year ended September 30, 1996, 41.7% of the Company's net premiums written represented U.S.-based risks, 11.6% represented continental Europe-based risks, 8.6% represented U.K.-based risks and 36.2% represented risks located in a variety of other geographic zones elsewhere in the world. As a result of long-term relationships between the Company's management and certain clients and brokers, the Company has developed a strong base of regional business in discrete zones within the U.S. This business assists the Company in diversifying its U.S.- based risks and makes more efficient use of its capital by limiting multi-zone exposures. In the year ended September 30, 1996, this regional business represented a significant component of the Company's U.S.-based net premiums written.

  At September 30, 1996, the Company had total shareholders' equity and minority interest (together, "Combined Equity") of $486.9 million compared to $400.8 million at September 30, 1995. It achieved annualized returns on average Combined Equity of 29.2% and 26.6%, respectively, and combined ratios of 46.0% and 52.6%, respectively, for the years ended September 30, 1996 and 1995. In addition, its loss and loss expense ratios were 26.4% and 35.5% for the same periods. The Company wrote net premiums of $190.2 million and $201.9 million, respectively, for the years ended September 30, 1996 and 1995. There can be no assurance that the Company will achieve similar results in the future.

CAPITAL MANAGEMENT STRATEGY

  The Company has adopted a capital management strategy focused on balancing capital levels with aggregate exposures while seeking to achieve average annualized returns on shareholders' equity of 20% to 25% over time. Consistent with this strategy, in October 1996, the Company adopted a dividend policy pursuant to which it intends to distribute in each fiscal year 50% to 60% of the Company's net income from the prior fiscal year, if any, on a quarterly basis. In 1997, the Company expects to distribute 50% of its fiscal 1996 net income. Based on the Company's net income for the year ended September 30, 1996, the Company currently expects to pay a quarterly dividend of $0.71 per share in January 1997. See "Dividend Policy." In support of its dividend policy and to protect its capital base, the Company currently is negotiating the purchase of non-traditional, multi-year reinsurance protection to reduce earnings volatility resulting from one or more severe catastrophic events over a period of years. There can be no assurance that the Company will be able to obtain such reinsurance on terms acceptable to it.

  As part of its capital management strategy, the Company also intends to repurchase up to $50 million of Common Shares in open market or privately negotiated transactions from time to time depending on market conditions and the Company's capital and liquidity requirements. The Company expects this share repurchase program to commence in early calendar year 1997.

  The Company believes that its capital management strategy is attractive to investors, while its level of capital and surplus offers financial security to cedents and demonstrates to brokers and clients a commitment to property catastrophe reinsurance. The Company's ability to implement its capital management strategy in the future will depend on various factors, some of which are beyond its control, and is subject to change at the discretion of the Company's Board of Directors (the "Board"). See "Risk Factors" and "Dividend Policy."

OPERATING STRATEGIES

  The Company pursues the following operating strategies which, in conjunction with its capital management strategy, are intended to maximize return on shareholders' equity:

  Focus on Property Catastrophe Reinsurance. The Company concentrates on writing property catastrophe reinsurance of risks located throughout the world. For the years ended September 30, 1996 and 1995, the Company derived 86.5% and 88.4%, respectively, of its net premiums written from property catastrophe reinsurance. The high level of severity and frequency of property catastrophe losses from 1987 through 1992 precipitated a general increase in rates and attachment points in this line of reinsurance. Although rates have declined from their highs in 1993 and 1994, the Company believes that property catastrophe reinsurance can still be significantly profitable for a reinsurer, such as the Company, that has the financial strength, flexibility and responsiveness needed to attract quality business and the high level of technical underwriting judgment and skill necessary to price risks appropriately.

  Selectively Write Other Lines of Business. While property catastrophe reinsurance is the Company's primary focus, the Company also seeks to take advantage of pricing opportunities that may occur in other lines of reinsurance. These lines generally are characterized by a relatively short period between the collection of premium and the notification of loss. These lines currently include property risk excess and pro rata treaty insurance, which constituted 5.1% and 2.6% of the Company's net premiums written in the years ended September 30, 1996 and 1995, respectively. The Company also writes casualty clash, marine, crop hail, aviation and satellite reinsurance. For the years ended September 30, 1996 and 1995, these coverages represented 6.5% and 6.0%, respectively, of the Company's net premiums written. The Company believes that writing these types of reinsurance enhances the utilization of capital because these lines generally do not create additional aggregate exposure for the Company. In addition, the Company has formed LaSalle Re Capital to provide capital support to selected Lloyd's of London ("Lloyd's") syndicates commencing in January 1997. See "Business--Reinsurance Products."

  Utilize a Disciplined Underwriting Approach. Underwriting decisions are made following analysis of each reinsurance contract based on the expected incremental return on equity in relation to the Company's overall portfolio of reinsurance contracts. To assess its property catastrophe risks, the Company uses a variety of underwriting techniques, including simulation models, exposure ratings and experience ratings. The Company has developed its proprietary L-CAM(TM) catastrophe analysis model to assess its risks in the U.S. property catastrophe market. The Company controls and monitors its aggregate exposures on a real-time basis using computer-based rating and control systems. The Company is highly selective in accepting risks, extending coverage on approximately 29% and 24% of the contract submissions it received in the years ended September 30, 1996 and 1995, respectively. See "Business-- Underwriting."

  Maintain and Develop Long-Term Relationships with Clients and Brokers. The Company seeks to maintain and develop long-term relationships with its clients and brokers by providing a high level of service. The Company promptly responds to underwriting submissions, designs customized programs, offers lead terms when circumstances warrant and pays valid claims within an average of five days. The Company retains a substantial portion of its clients from year to year. Retention of clients permits the Company to use its experience regarding a client's underwriting practices and risk management systems to underwrite its own business with greater precision. In addition, the Company's relationships with brokers permit it to obtain business and monitor developments in various lines of reinsurance in order to increase its writings when market conditions in those lines are favorable. See "Business--Marketing."

INDUSTRY TRENDS

  The Company believes that an imbalance between the supply of and demand for property catastrophe reinsurance existed in 1993 and resulted in an increase in premiums from pre-1993 levels. As a result of the increased property catastrophe reinsurance capacity since 1993, the Company believes that supply and demand in the property catastrophe reinsurance market became more stable in 1994 and have remained relatively stable in succeeding years. Based on the Company's marketing efforts, reinsurance contract submissions and publicly available information, the Company believes that property catastrophe rates generally remained at the substantially increased 1993 levels in 1994 and decreased somewhat in 1995 from 1994 levels. On these same bases, the Company believes that rates in 1996 have decreased from levels in 1995. In particular, rates have declined significantly in areas, such as Japan and Europe, where there has been favorable loss experience, while in the U.S. market, where the level of property catastrophe losses has generally been higher than in international markets in recent years, rates have decreased to a lesser degree. Notwithstanding these rate decreases, the Company believes that current rates substantially exceed 1992 levels. If and while favorable loss experience continues and reinsurance capacity does not diminish, the Company expects further downward pressure on rates during 1997. See "Risk Factors--Business Considerations" and "Business--Industry Trends."

FORMATION

  Aon Corporation (together with its affiliates, "Aon"), CNA, Corporate Partners, L.P. (together with its related parties, "Corporate Partners") and certain other investors (together, the "Founding Shareholders") formed LaSalle Re in Bermuda in October 1993 to take advantage of the supply and demand imbalance that they believed existed in the property catastrophe reinsurance market. Affiliates of Aon and CNA provide certain underwriting, investment management and administrative services to the Company pursuant to service agreements. See "Certain Transactions." Holdings was incorporated in Bermuda in September 1995 as a holding company in connection with the Company's recapitalization and initial public offering. Holdings owns 100% of the outstanding voting stock of LaSalle Re, which upon completion of the Offerings will constitute approximately 73% of the outstanding capital stock of LaSalle Re. Certain Founding Shareholders hold exchangeable non-voting shares of LaSalle Re (the "Exchangeable Non-Voting Shares"), which shares are exchangeable, at the option of the holder, for Common Shares of the Company on a one-for-one basis, unless the Board determines such exchange may cause actual or potential adverse tax consequences to the Company or any shareholder. See "Description of Capital Stock--Capital Stock of LaSalle Re--Exchangeable Non-Voting Shares." Upon completion of the Offerings, the Founding Shareholders will own approximately 55% of the Common Shares and approximately 27% of the capital stock of LaSalle Re (53% and 26% if the U.S. Underwriters' over-allotment option is exercised in full). See "Principal and Selling Shareholders."

                                ----------------

  The Company's principal executive offices are located at 25 Church Street, Hamilton HM FX Bermuda, and its phone number is (441) 292-3339.

                                  RISK FACTORS

  Prospective investors in the Common Shares offered hereby should consider carefully the matters set forth in "Risk Factors," as well as the other information set forth in this Prospectus.

                                 THE OFFERINGS

Common Shares sold in the
 Offerings:
  U.S. Offering...................  2,520,000
  International Offering..........    630,000
    Total(1)......................  3,150,000
Common Shares to be Outstanding
 after the Offerings(2)........... 22,727,010
Price Per Common Share............ $
Use of Proceeds................... The Company will not receive any of the proceeds from the sale of the Common Shares
                                   offered hereby. See "Use of Proceeds."
Dividends......................... In October 1996, the Company adopted a dividend policy pursuant to which it
                                   intends to distribute in each fiscal year
                                   50% to 60% of the Company's net income from
                                   the prior fiscal year, if any. In 1997, the
                                   Company expects to distribute 50% of its
                                   fiscal 1996 net income. The Company plans
                                   to continue to pay dividends on a quarterly
                                   basis in January, April, July and October
                                   of each year. Based on the Company's net
                                   income for the year ended September 30,
                                   1996, the Company currently expects to pay
                                   a quarterly dividend of $0.71 per share in
                                   January 1997. The actual amount and timing
                                   of any future dividends, including the
                                   proposed quarterly dividend payable in
                                   January 1997, is at the discretion of the
                                   Board and is dependent upon the profits and
                                   financial requirements of the Company and
                                   other factors, including certain legal,
                                   regulatory and other restrictions. See
                                   "Dividend Policy."
Nasdaq National Market Symbol..... LSREF

--------

(1) Excludes up to 472,500 Common Shares that may be sold if the over-allotment option granted by the Selling Shareholders to the U.S. Underwriters is exercised. See "Underwriting."

(2) Includes 8,329,290 Exchangeable Non-Voting Shares that are held by certain Founding Shareholders and are exchangeable, at the option of the holder, for Common Shares on a one-for-one basis, unless the Board determines that such exchange may cause actual or potential adverse tax consequences to the Company or any shareholder. See "Description of Capital Stock--Capital Stock of LaSalle Re--Exchangeable Non-Voting Shares" and "Certain Tax Considerations." Excludes 2,840,220 Common Shares reserved for issuance upon exercise of options issued in connection with the formation of LaSalle Re, granted to certain executive officers and issuable in connection with outstanding stock appreciation rights. See "Management--Employment Agreements" and "--Long-Term Incentive Plan" and "Certain Transactions-- Formation and Recapitalization."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  The historical consolidated financial data presented below as of and for each of the periods ended September 30, 1996, 1995 and 1994 were derived from the Company's audited consolidated financial statements included elsewhere in this Prospectus. The summary consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and related notes appearing elsewhere in this Prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                    PERIOD
                                   YEAR ENDED SEPTEMBER 30,    OCTOBER 26, 1993
                                   --------------------------  TO SEPTEMBER 30,
                                       1996          1995(1)         1994(1)
                                   ------------  ------------  ----------------
STATEMENT OF INCOME DATA
Net premiums written.............. $    190,151  $    201,916    $   133,327
Net premiums earned...............      195,141       170,370         76,989
Net investment income (net of
 realized losses).................       26,428        25,066         15,739
Loss and loss expenses incurred...       51,477        60,397         49,801
Underwriting expenses.............       27,268        22,988          8,686
Operating expenses(2).............       13,373         7,603          4,342
Income before minority interest...      129,451       104,448         29,899
Minority interest(3)..............       47,966        38,774         10,958
Net income........................       81,485        65,674         18,941
Net income per share(4)...........         5.40          4.51           1.31
Weighted average shares
 outstanding(5)...................   23,967,870    23,170,680     22,852,910
Dividend per Common Share(6)...... $       1.85  $       4.62    $       --
OTHER DATA
Loss and loss expense ratio(7)....         26.4%         35.5%          64.7%
Expense ratio(7)..................         19.6%         17.1%          16.6%
Combined ratio(7).................         46.0%         52.6%          81.3%
Return on average Combined
 Equity(8)........................         29.2%         26.6%           9.3%
Total statutory capital and
 surplus(9)....................... $    476,722  $    390,683    $   376,414
BALANCE SHEET DATA (AT END OF
 PERIOD)
Total investments and cash........ $    537,504  $    522,425    $   409,738
Reinsurance balances receivable...       70,625        86,146         50,307
Total assets......................      634,374       636,547        481,424
Reserve for losses and loss
 expenses.........................       49,875        66,654         37,789
Reserve for unearned premiums.....       82,894        87,885         56,338
Minority interest(3)..............      179,470       147,389        140,838
Total shareholders' equity........      307,448       253,422        243,446
Book value per share(10).......... $      21.42  $      17.64    $     16.91

--------
(1) In October 1995, LaSalle Re changed its fiscal year end from December 31 to September 30, effective September 30, 1995. All prior periods have been adjusted to reflect a fiscal year end of September 30.
(2) Includes operating expenses, corporate expenses, interest payable and foreign exchange gains and losses. For a discussion of foreign exchange gains and losses, see "Management's Discussion of Financial Condition and Results of Operations."
(3) Minority interest represents those shares in LaSalle Re which are held as Exchangeable Non-Voting Shares and currently constitute approximately 37% of the capital stock of LaSalle Re. The Exchangeable Non-Voting Shares are held by certain Founding Shareholders and are exchangeable, at the option of the holder, for Common Shares of Holdings on a one-for-one basis, unless the Board determines that such exchange may cause actual or potential adverse tax consequences to the Company or any shareholder. See "Description of Capital Stock--Capital Stock of LaSalle Re--Exchangeable Non-Voting Shares" and "Certain Tax Considerations."
(4) Net income per share equals income before minority interest divided by weighted average shares outstanding.

(5) Weighted average shares outstanding include Common Shares and Exchangeable Non-Voting Shares as common stock equivalents and the dilutive effect of stock options and stock appreciation rights using the treasury stock method.
(6) Dividend per Common Share is based on outstanding Common Shares of 14,397,720 (1995: 14,397,720; 1994: 14,395,710).
(7) The loss and loss expense ratio is calculated by dividing the losses and loss expenses incurred by net premiums earned. The expense ratio is calculated by dividing underwriting expenses and certain operational expenses by net premiums earned. The combined ratio is the sum of the loss and loss expense ratio and the expense ratio.
(8) Return on average Combined Equity is calculated by dividing income before minority interest by the average of the opening and closing sum of shareholders' equity and minority interest. The adjustment in respect of minority interest reflects the exchangeable nature of the Exchangeable Non-Voting Shares. Closing shareholders' equity and minority interest reflects any dividends declared or paid during such periods, with the average not adjusted to reflect the timing of dividends declared or paid. See "Dividend Policy."
(9) Total statutory capital and surplus of LaSalle Re is calculated in accordance with the provisions of The Insurance Act 1978 of Bermuda, amendments thereto and related regulations. See "Business--Regulation."
(10) Book value per share is calculated based on Combined Equity divided by Common Shares and Exchangeable Non-Voting Shares of 22,727,010 (1995:
     22,727,010; 1994: 22,725,000).

                                 RISK FACTORS

  Prospective investors in the Common Shares offered hereby should consider carefully the matters set forth below, as well as the other information set forth in this Prospectus.

LIMITED OPERATING HISTORY

  LaSalle Re commenced operations in November 1993 and has a limited operating and claims history. The financial data included herein are not necessarily indicative of the financial condition or results of operations of the Company in the future. In addition, the Company's limited operating and claims history may make it more difficult for the Company to assess the risks it underwrites based on its own historical loss experience. See "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

VOLATILITY OF FINANCIAL RESULTS; CAPITAL MANAGEMENT STRATEGY

  The Company primarily underwrites property catastrophe reinsurance, which covers unpredictable events such as hurricanes, windstorms, hailstorms, earthquakes, fires, industrial explosions, freezes, riots, floods and other man-made or natural disasters. Because the Company has large aggregate exposures to man-made and natural disasters, the Company expects that its claims experience will be characterized by relatively low frequency and high severity. The occurrence of claims from catastrophic events is likely to result in substantial volatility in the Company's financial results for any fiscal quarter or year, and therefore, in the timing and amount of any dividend paid. The Company endeavors to manage its exposures to catastrophic events by limiting the amount of its exposure in each geographic zone worldwide and requiring that its property catastrophe contracts provide for aggregate limits and attachment points. Nonetheless, a single catastrophic event could affect multiple geographic zones or the frequency or severity of catastrophic events could exceed the Company's estimates. The occurrence of these events could have a material adverse effect on the Company's financial condition and results of operations and its ability to write new business and to pay dividends. To date, the Company has not used retrocessions to manage its exposures. Catastrophic events of significant magnitude historically have been relatively infrequent, although the Company believes that the property catastrophe reinsurance market has experienced a high level of worldwide catastrophic losses in terms of both frequency and severity from 1987 to the present as compared with prior years. The Company expects that increases in the values and concentrations of insured property and the effects of inflation will increase the severity of such occurrences per year in the future. See "Business--Reinsurance Products."

  Pursuant to its dividend policy, the Company intends to distribute in each fiscal year 50% to 60% of the Company's net income from the prior fiscal year, if any, on a quarterly basis. In 1997, the Company expects to distribute 50% of its fiscal 1996 net income. The Company's credit facility currently restricts dividends to a maximum of 50% of net income for the prior fiscal year. In order to pay dividends in excess of 50% of net income, the Company would have to renegotiate certain terms of its credit facility. The Company also intends to repurchase up to $50 million of Common Shares in open market or privately negotiated transactions from time to time depending on market conditions and the Company's capital and liquidity requirements. The payment of dividends and any share repurchases will result in the Company having less capital available to sustain losses than would otherwise be the case. See "Dividend Policy," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Capital Management Strategy."

RELIANCE ON AON AND CNA; TRANSACTIONS WITH AFFILIATES; CONFLICTS OF INTEREST

  The Company's day-to-day operations are performed by affiliates of Aon and CNA pursuant to service agreements with the Company (the "Service Agreements"). The Service Agreements consist of: (i) an underwriting services agreement (the "Underwriting Services Agreement") with CNA (Bermuda) Services Ltd. ("CNA Bermuda") pursuant to which CNA Bermuda provides underwriting services and underwrites all classes of insurance and reinsurance for LaSalle Re; (ii) an administrative services agreement (the "Administrative Services Agreement") with Aon Risk Consultants (Bermuda) Ltd. ("Aon Bermuda") pursuant to which Aon Bermuda provides LaSalle Re with actuarial and financial reporting, accounting, office space and other administrative services; (iii) an investment management agreement (the "Investment Management Agreement") with Aon Advisors (UK) Limited ("Aon Advisors") pursuant to which Aon Advisors provides LaSalle Re with investment management services in accordance with the investment guidelines set by the Board of Directors of LaSalle Re; and (iv) a claims agreement (the "Claims Agreement") with Integrated Runoff Insurance Services Corporation ("IRISC"), an affiliate of Aon, pursuant to which IRISC serves as claims administrator for LaSalle Re. The Service Agreements terminate on December 31, 1998 with a two-year extension at the option of the Company, other than the Claims Agreement, which terminates on December 31, 1996. After the termination of the Claims Agreement, Aon Bermuda will serve as claims administrator for LaSalle Re under the Administrative Services Agreement. While a number of other organizations offer the services provided to the Company by affiliates of Aon and CNA, there can be no assurance that if any of the Service Agreements were to terminate, the Company would be able to successfully perform such services for itself or obtain such services from persons which are not affiliates of CNA or Aon on substantially similar terms. In particular, the termination of the Underwriting Services Agreement or the Administrative Services Agreement could have a material adverse effect on the Company. See "Certain Transactions."

  In 1996 and 1995, CNA ceded to the Company a portion of its existing book of property catastrophe reinsurance business. The terms of these cessions to the Company were negotiated between the parties and the Company believes that they are at market rates. This ceded business represented 12.7% and 14.3% of the Company's net premiums written and 12.9% and 15.6% of net premiums earned in 1996 and 1995, respectively. Such cessions assisted the Company in establishing a geographic diversification of exposures that might have been difficult for a newly organized reinsurer to establish on its own. Excluding the business ceded by CNA, for the year ended September 30, 1996, 48.1% of the Company's net premiums written represented U.S.-based risks and the remaining 51.9% was spread in other territories around the world. Although the Company expects the level of such cessions to continue to decrease, if CNA were to suddenly cease ceding business to the Company, the geographical diversity of the Company's portfolio of property catastrophe risks and the Company's results of operations could be materially adversely affected. See "Certain Transactions--Reinsurance Transactions with Aon and CNA."

  The Service Agreements and other transactions between Aon or CNA and the Company may give rise to potential conflicts of interest between Aon or CNA, on the one hand, and the Company, on the other hand. However, as provided under Bermuda law, directors who have an interest in any matter are permitted under Holdings' bye-laws (the "Bye-Laws") and LaSalle Re's bye-laws to vote with respect to such matters as long as they have disclosed their interest. A director of Holdings or LaSalle Re who is directly or indirectly interested in a proposed contract or other matter with such company must declare the nature of such interest to the Board or the Board of Directors of LaSalle Re, as the case may be. Each of the Service Agreements has been approved by a vote of the Board of Directors of LaSalle Re at a meeting at which all directors present who are affiliated with Aon or CNA recused themselves. CNA competes with the Company for property catastrophe and other lines of reinsurance underwritten by the Company. Aon, CNA and other Founding Shareholders have sponsored and may in the future sponsor or otherwise participate in other insurance ventures with other entities engaged in or intending to engage in insurance and reinsurance underwriting, some of which compete and may in the future compete with the Company. Conflicts of interest could also arise with respect to business opportunities that could be advantageous to Aon, CNA or other Founding Shareholders, on the one hand, and the Company, on the other hand. Aon and CNA also have entered into agreements and maintain relationships with numerous companies that may compete with the Company. No agreement or understanding exists regarding the resolution of any of these potential conflicts of interest.

DEPENDENCE ON MANAGEMENT

  The Company's success depends on the efforts and abilities of its Chairman, Chief Executive Officer and President, Victor H. Blake, its Executive Vice President and Chief Underwriting Officer, Guy D. Hengesbaugh, and its Chief Financial Officer and Treasurer, Andrew Cook. The Company has entered into employment agreements with Mr. Blake and Mr. Cook. The Company receives the services of Mr. Hengesbaugh pursuant to the terms of the Underwriting Services Agreement and does not have an employment agreement with him. The Company does not maintain key-man life insurance on any of its executive officers. See "Management--Employment Agreements" and "Certain Transactions--Underwriting Services Agreement."

  Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without the specific permission of the appropriate Bermuda government authority. Such permission, or a work permit for a specific period of time, can be granted upon showing that, after proper public advertisement, no Bermudian or spouse of a Bermudian is available who meets the minimum standards for the advertised position. Of the Company's executive officers, Victor H. Blake, Guy D. Hengesbaugh and Andrew Cook are working under work permits. There can be no assurance that the work permits of such executive officers will be extended or that, if such executive officers were to leave the Company, work permits for new executive officers would be granted.

BUSINESS CONSIDERATIONS

  The Company believes that an imbalance between the supply of and demand for property catastrophe reinsurance existed in 1993 and resulted in an increase in premiums from pre-1993 levels. The Company believes that the numerous and severe catastrophic events experienced worldwide from 1987 to 1992 resulted in large losses for reinsurers and led to the withdrawal, in whole or in part, of certain reinsurers from the property catastrophe market. At the same time, increased scrutiny of catastrophe exposures and a general increase in insured property values in catastrophe-exposed areas contributed to increased demand for property catastrophe insurance and reinsurance. The Company believes that the supply and demand imbalance led to the entry of approximately $4.3 billion of capital in the Bermuda-based property catastrophe reinsurance market in 1992 and 1993. As a result of the increased property catastrophe reinsurance capacity, the Company believes that supply and demand in the property catastrophe reinsurance market became more stable in 1994 and have remained relatively stable in succeeding years. Based on the Company's marketing efforts, reinsurance contract submissions and publicly available information, the Company believes that property catastrophe rates generally remained at the substantially increased 1993 levels in 1994 and decreased somewhat in 1995 from 1994 levels. On these same bases, the Company believes that rates in 1996 have decreased from levels in 1995. In particular, rates have declined significantly in areas, such as Japan and Europe, where there has been favorable loss experience, while in the U.S. market, where the level of property catastrophe losses has generally been higher than in international markets in recent years, rates have decreased to a lesser degree. Notwithstanding these rate decreases, the Company believes that current rates substantially exceed 1992 levels. If and while favorable loss experience continues and reinsurance capacity does not diminish, the Company expects further downward pressure on rates during 1997. If rates decline, the Company expects net premiums written from property catastrophe reinsurance to decline in 1997. However, based on its current perception of market opportunities, the Company expects that growth in its other lines of business would cause total net premiums to remain relatively stable. There can be no assurance that the present level of demand will continue, that the present level of supply of reinsurance will not increase as a result of capital provided by recent or future market entrants or by existing property catastrophe reinsurers or that rates will not decline. See "Business--Industry Trends."

LOSS RESERVES

  The Company establishes loss reserves for the ultimate settlement costs of all loss and loss expenses incurred with respect to business written by it. Loss reserves represent estimates derived from actuarial and statistical projections of the Company's expectations of ultimate loss and loss expenses for incurred losses at a given time. Under GAAP, the Company is not permitted to establish loss reserves with respect to its property catastrophe reinsurance until an event occurs that may give rise to a claim. As a result, only loss reserves applicable to losses incurred up to the reporting date may be set aside, with no allowance for the provision of a contingency reserve to account for expected future losses. Reserve estimates by new property catastrophe reinsurers, such as the Company, may be inherently less reliable than the reserve estimates of reinsurers with stable volumes of business and an established claims history. Although the Company's own historical loss experience by itself may be inadequate for estimating reserves, the Company utilizes loss data generally available through various trade associations and draws on the experience of both Aon and CNA. See "--Reliance on Aon and CNA; Transactions with Affiliates; Conflicts of Interest." The Company believes that its loss reserves to date have been adequate. In contrast to casualty property losses, which frequently can be determined only through lengthy, unpredictable litigation, non-casualty property losses tend to be reported promptly and usually are settled within a shorter period. Nevertheless, actual losses and loss expenses paid may deviate, perhaps substantially, from the reserve estimates reflected in the Company's financial statements. The Company's loss reserves are reviewed regularly by the Company's actuaries and executive officers and the Board of Directors of LaSalle Re, and as they develop upward or downward, the results are reflected in the net income in the period in which the reserve deficiency or redundancy is evaluated. If the Company's loss reserves are determined to be inadequate, the Company will be required to increase loss reserves with a corresponding reduction in the Company's net income in the period in which the deficiency is identified. There can be no assurance that the final loss settlements will not exceed the Company's loss reserve and have a material adverse effect on the Company's financial condition and results of operations in a particular period. See "Business--Underwriting" and "--Reserves."

COMPETITION; RATINGS; NON-ADMITTED STATUS

  The property catastrophe reinsurance industry is highly competitive. The Company competes, and will continue to compete, with major U.S. and non-U.S. insurers and property catastrophe reinsurers, including other Bermuda-based property catastrophe reinsurers and CNA, some of which have greater financial and organizational resources than the Company. There may be established companies or new companies of which the Company is not aware which may be planning to enter the property catastrophe reinsurance market or existing property catastrophe reinsurers which may be planning to raise additional capital. In addition, Lloyd's began to allow capital from corporate investors in 1994. Competition in the types of reinsurance that the Company underwrites is based on many factors, including rates and other terms and conditions offered, services provided, ratings assigned by independent rating agencies, speed of claims payment, perceived financial strength of the reinsurer and reputation and experience of the reinsurer in the line of reinsurance to be written.

  LaSalle Re currently is rated by A.M. Best Company, Inc. ("A.M. Best") and Standard & Poor's Corporation ("S&P"). In April 1996, LaSalle Re received an initial rating from A.M. Best of "A-" (Excellent). Prior to that time, LaSalle Re was not rated by any rating agency. The rating received by LaSalle Re represents the fourth highest in the rating scale used by A.M. Best. In October 1996, LaSalle Re received an initial rating of its claims paying ability from S&P of "A" (Good). The rating received by LaSalle Re represents the sixth highest in the rating scale used by S&P. Such ratings are based on factors of concern to cedents and brokers and are not directed toward the protection of investors. Such ratings are neither a rating of securities nor a recommendation to buy, hold or sell such securities. While the Company believes that its new ratings will not be a major competitive advantage or disadvantage, some of the Company's principal competitors have higher ratings than the Company. Insurance ratings are one factor used by brokers and cedents as a means of assessing the financial strength and quality of reinsurers. In addition, a cedent's own rating may be adversely affected by the lack of a rating of its reinsurer. Therefore, a cedent may elect to reinsure with a competitor of the Company that has a higher insurance rating. Similarly, the lowering or loss of a rating in the future could adversely affect the Company's ability to compete.

  The Company is not licensed or admitted as an insurer in any jurisdiction other than Bermuda and has no plans to become so licensed or admitted. Because jurisdictions in the United States do not permit cedents to take credit for reinsurance obtained from unlicensed or non-admitted reinsurers on their statutory financial statements unless security is posted, the Company's reinsurance contracts with United States cedents generally require it to post a letter of credit or provide other security for outstanding claims and/or unearned premiums. In order to post these letters of credit, the Company generally is required to provide the issuing banks with collateral equal to such amounts. See "Business--Regulation." As a result of the size of the Company's capitalization, the Company does not believe that its non-admitted status in any jurisdiction has, or should have, a material adverse effect on its ability to compete or obtain business in the property catastrophe reinsurance market in which it operates, principally because many of the Company's competitors are not admitted or licensed in United States jurisdictions. However, there can be no assurance that increased competitive pressure from current reinsurers and future market entrants or the Company's non-admitted status will not adversely affect the Company. See "Business-- Competition."

FOREIGN CURRENCY FLUCTUATIONS

  The Company's financial statements are reported in U.S. dollars. The Company writes a significant amount of business in currencies other than U.S. dollars and is exposed to risks relating to fluctuations in foreign currency exchange rates. These risks include exposure to changes in net cash inflows on non-U.S. dollar denominated insurance premiums and exposure to reinsurance losses denominated in non-U.S. currencies. The Company may from time to time experience significant exchange gains or losses in currencies other than U.S. dollars, which will affect the Company's consolidated statement of operations.

  In an effort to manage its exposure to foreign currency exchange rate fluctuations, the Company from time to time enters into foreign exchange contracts. These contracts generally involve the exchange of one currency for U.S. dollars at some future date. Counterparties to these contracts are large financial institutions. The Company is exposed to credit loss in the event of non-performance by any of such counterparties. See "Business--Investments-- Foreign Currency Exposures."

REGULATION

  LaSalle Re is registered as an insurer and is subject to regulation and supervision in Bermuda. The applicable Bermuda insurance statutes and regulations generally are designed to protect insureds and ceding insurance companies rather than shareholders. Among other things, such statutes and regulations require LaSalle Re to maintain minimum levels of capital and surplus, prescribe solvency margins that must be maintained and require periodic examinations of LaSalle Re and its financial condition. These provisions may, in effect, restrict the ability of LaSalle Re to write new business or distribute funds to the Company, which, as a holding company, will depend on such distributions as its principal source of funds. Other relevant Bermuda statutes and regulations may also limit transfers of ownership of LaSalle Re's capital stock and may impede the Company's ability to effect a business combination involving a substantial change in the ownership or control of LaSalle Re or the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  LaSalle Re is not registered or licensed as an insurance company in any jurisdiction other than Bermuda. For the year ended September 30, 1996, 41.7% of the Company's net premiums written represented U.S.-based risks. The insurance laws of each state of the United States do not directly regulate the sale of reinsurance to insurance companies domiciled or licensed therein by alien reinsurers, such as the Company. Nevertheless, the sale of reinsurance by alien reinsurers, such as the Company, to insurance companies domiciled or licensed in United States jurisdictions is indirectly regulated by state "credit for reinsurance" laws that operate to deny financial statement credit to ceding insurers unless the non-admitted alien reinsurer posts acceptable security for ceded liabilities and agrees to certain contract provisions (e.g., insolvency and intermediary clauses). Although the insurance laws of United States jurisdictions generally exempt the business of reinsurance from "doing business" laws, the Company conducts its business at its principal offices in Bermuda and does not maintain an office in the United States, and its personnel do not solicit, advertise, settle claims or conduct other insurance activities in the United States. All policies are issued and delivered and premiums are received outside the United States. The Company does not believe that it is subject to the insurance laws of any state in the United States. See "Business--Regulation." Nevertheless, there can be no assurance that inquiries or challenges to the insurance activities of the Company will not be raised in the future.

  From time to time, there have been congressional and other initiatives in the United States regarding the supervision and regulation of the insurance industry, including proposals to supervise and regulate alien reinsurers. While none of these proposals has been adopted to date on either the federal or state level, there can be no assurance that federal or state legislation will not be enacted subjecting the Company to supervision and regulation in the United States, which could have a material adverse effect on the Company. In addition, no assurance can be given that if the Company were to become subject to any laws of the United States or any state thereof or of any other country at any time in the future, it would be in compliance with such laws.

  Despite the importance of its policyholders domiciled in the United States, the Company does not believe that conducting its business through its offices in Bermuda and its inability to conduct any insurance operations in the United States have materially affected its operations to date. However, no assurance can be given that these factors will not materially affect its operations in the future. See "Business--Underwriting," "--Marketing," and "--Regulation."

  LaSalle Re Services maintains an office in London in order to introduce prospective customers to the Company. LaSalle Re Services is not registered as an insurer in England or in any other jurisdiction. Although the Company believes that LaSalle Re Services is not required to be so registered and also believes that the impact of other U.K. regulation on the Company's business is minimal, no assurance can be given that U.K. regulation will not materially affect its operations in the future.

HOLDING COMPANY STRUCTURE

  Holdings is a holding company with no operations or significant assets other than its ownership of a majority of the capital stock of LaSalle Re. Holdings relies on cash dividends and other permitted payments from LaSalle Re to pay expenses, to make principal and interest payments on outstanding indebtedness of Holdings, if any, and to pay cash dividends to the holders of Common Shares. The payment of dividends by LaSalle Re to Holdings is limited under Bermuda law and regulations, including Bermuda insurance law. Under The Insurance Act 1978 of Bermuda, amendments thereto and related regulations (the "Insurance Act"), LaSalle Re is prohibited from paying dividends of more than 25% of its opening statutory capital and surplus unless it files an affidavit stating that it will continue to meet the required solvency margin and minimum liquidity ratio requirements and from declaring or paying any dividends without the approval of the Minister of Finance if it failed to meet its required margins in the previous fiscal year. The Insurance Act also requires LaSalle Re to maintain a minimum solvency margin and minimum liquidity ratio and prohibits dividends which would result in a breach of these requirements. In addition, LaSalle Re is prohibited under the Insurance Act from reducing its opening total statutory capital by more than 15% without the approval of the Minister of Finance. See "Dividend Policy," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Regulation."

TAX MATTERS

  Holdings and LaSalle Re are Bermuda corporations. The Company believes that neither Holdings nor LaSalle Re will be required to pay U.S. corporate income tax (other than withholding tax on certain U.S. source income) because they will continue to operate their business in a manner that will cause them to not be engaged in the conduct of a trade or business within the U.S. However, because there are no definitive standards provided by the Internal Revenue Code of 1986, as amended (the "Code"), existing or proposed regulations thereunder or judicial precedent, and as the determination is inherently factual, there can be no assurance that the IRS could not successfully contend that Holdings or LaSalle Re is engaged in such a trade or business. If the IRS did so contend, Holdings and LaSalle Re would (unless exempted from tax by the U.S.-Bermuda income tax treaty (the "Bermuda Treaty")) be subject to U.S. corporate income tax on that portion of its net income treated as effectively connected with a U.S. trade or business, as well as the U.S. branch profits tax. Even if the IRS were to contend successfully that LaSalle Re was engaged in a U.S. trade or business, if LaSalle Re were entitled to benefits under the Bermuda Treaty, the Bermuda Treaty would preclude the U.S. from taxing LaSalle Re on its business income except to the extent that such income were attributable to a permanent establishment maintained by LaSalle Re in the U.S. Although the Company believes that LaSalle Re does not have a permanent establishment in the U.S., there can be no assurance that, in the event that LaSalle Re were entitled to the Bermuda Treaty benefits, the IRS would not successfully contend that LaSalle Re has such an establishment and therefore is subject to taxation.

  If Holdings were considered to be engaged in a U.S. trade or business and/or if LaSalle Re were considered to be engaged in a U.S. trade or business through a permanent establishment located therein (or if it were considered not entitled to the benefits of the permanent establishment clause of the Bermuda Treaty and LaSalle

Re were considered to be engaged in the conduct of a U.S. trade or business) and, thus, subject to U.S. income tax, the Company's results of operations and cash flows could be materially adversely affected. LaSalle Re Capital may become a corporate member of a Lloyd's syndicate. If it does become such a member, it will be subject to a Closing Agreement between Lloyd's and the IRS and will be treated as engaged in business in the U.S. and will become subject to U.S. corporate income tax on its net income from U.S. sources. See "Certain Tax Considerations--Taxation of the Company and its Subsidiaries--United States."

  Generally, the U.S. shareholders of the Company will not be subject to any U.S. tax until they receive a distribution from the Company or dispose of their Common Shares. However, special provisions of the Code may apply to U.S. citizens, residents, domestic corporations, partnerships, estates or trusts, who through their ownership of Common Shares, directly, indirectly or by attribution, own 10% or more of the voting power of all classes of stock of Holdings and/or LaSalle Re. Under those provisions, such a holder of Common Shares may be required to include in its income its pro rata share of the Company's subpart F income as earned, even if not distributed. All of the Company's income is expected to be subpart F income. Such shareholders that are taxed currently on their pro rata share of the Company's subpart F income will not be taxed on dividends actually distributed by the Company that are allocable to such income. The Company has attempted to avoid being considered a "controlled foreign corporation" under the Code by requiring prior Board approval for any transfer of Common Shares that results in any shareholder (other than a mutual fund) beneficially owning Common Shares equaling 5.0% or more of the voting power of Holdings or any shareholder holding Controlled Shares (as defined herein) in excess of 9.9% of the voting power of Holdings. Any such transfer without prior Board approval shall not be registered in the share register of Holdings and shall be void and of no effect. See "Description of Capital Stock--Capital Stock of Holdings--Common Shares."

  Certain special subpart F provisions of the Code could apply to U.S. persons who either directly or indirectly through their ownership of Common Shares own shares of LaSalle Re if (A) 25% or more of the value or voting power of the capital stock of LaSalle Re is owned directly, indirectly or by attribution by U.S. persons that own such stock directly or indirectly through foreign entities, as will be the case; and (B) (i) 20% or more of either the voting power or the value of the capital stock of LaSalle Re is owned directly or indirectly through entities by U.S. persons insured or reinsured by LaSalle Re or by persons related to them and (ii) LaSalle Re has gross related person insurance income ("RPII") equal to 20% or more of its gross insurance income. Similar considerations will apply to U.S. persons who indirectly through their ownership of Common Shares own shares of LaSalle Re Capital. RPII is income (investment income and premium income) from the direct or indirect insurance or reinsurance of (x) the risk of any U.S. person who owns Common Shares (directly or indirectly through foreign entities) or (y) the risk of a person related to such a U.S. person. The Company currently anticipates that less than 20% of the gross insurance income of each of LaSalle Re and LaSalle Re Capital for any taxable year will constitute RPII. However, there can be no assurance that the IRS will not assert that 20% or more of LaSalle Re's or LaSalle Re Capital's gross income is RPII or that a taxpayer will be able to meet its burden of proving otherwise.

  Generally, a U.S. shareholder will realize capital gain or loss on the sale or exchange of Common Shares. However, upon a U.S. shareholder's sale or exchange of Common Shares at a gain, the IRS could contend that an amount of such gain equal to the allocable untaxed earnings and profits of the Company or LaSalle Re will be taxed as a dividend. For individuals, this would mean taxation of such amount at the rates applicable to ordinary income rather than the lower rates applicable to long-term capital gain. See "Certain Tax Considerations--Taxation of Shareholders--United States Taxation of U.S. and Non-U.S. Shareholders."

LIMITATIONS ON TRANSFER AND OWNERSHIP

  Under the Bye-Laws, any transfer of Common Shares that results in any shareholder (other than a mutual fund) beneficially owning Common Shares equaling 5.0% or more of the voting power of Holdings or any shareholder holding Controlled Shares in excess of 9.9% of the voting power of Holdings, in each case without the Board's prior approval, shall not be registered in the share register of Holdings and shall be void and of no effect. In addition, the Board has absolute discretion to decline to register a transfer of Common Shares unless a registration statement under the Securities Act is in effect with respect to such Common Shares or a written opinion from counsel acceptable to the Board is obtained to the effect that such registration is not required. A shareholder will be permitted to dispose of any Common Shares purchased which violate such restrictions and as to the transfer of which registration is refused. The transferor of such Common Shares will be deemed to own such Common Shares for dividend, voting and reporting purposes until a transfer of such Common Shares has been registered on the register of members of Holdings. See "Description of Capital Stock-- Capital Stock of Holdings--Common Shares."

ANTI-TAKEOVER CONSIDERATIONS

  Certain provisions of the Bye-Laws have the effect of rendering more difficult or discouraging unsolicited takeover bids from third parties. While these provisions have the effect of encouraging persons seeking to acquire control of the Company to negotiate with the Board, they could have the effect of discouraging a prospective acquirer from making a tender offer or otherwise attempting to attain control of the Company. Such provisions include providing for "blank check" preferred stock and a classified Board of Directors and providing that any transfer of Common Shares that results in any shareholder (other than a mutual fund) beneficially owning Common Shares equaling 5.0% or more of the voting power of Holdings or any shareholder holding Controlled Shares in excess of 9.9% of the voting power of Holdings, in each case without the Board's prior approval, shall not be registered in the share register of Holdings and shall be void and of no effect. See "Description of Capital Stock--Capital Stock of Holdings--Common Shares."

LIMITED PRIOR PUBLIC MARKET

  The Common Shares have been quoted on the Nasdaq National Market only since November 1995, when the Company's initial public offering occurred. The Common Shares offered hereby have also been approved for quotation on the Nasdaq National Market. The Company has been advised by Smith Barney Inc. that, subject to applicable laws and regulations, Smith Barney Inc. currently intends to continue making a market in the Common Shares following completion of the Offerings. However, Smith Barney Inc. is not obligated to do so and any market-making may be discontinued at any time without notice. There can be no assurance that an active trading market for the Common Shares will develop or continue upon completion of the Offerings or that the market price of the Common Shares will not decline below the price to public set forth on the cover page of this Prospectus.

CONTROL BY FOUNDING SHAREHOLDERS

  Representatives of the Founding Shareholders, together with the Chairman, Chief Executive Officer and President of Holdings, constitute all of the members of the Board. See "Management--Directors and Executive Officers." Upon completion of the Offerings, the Founding Shareholders will own approximately 55% of the Common Shares and approximately 27% of the capital stock of LaSalle Re (53% and 26% if the U.S. Underwriters' over-allotment option is exercised in full). As a result, if the Founding Shareholders were to act in concert, they would be able to control most fundamental decisions affecting the Company, including the election of directors and the merger or sale of the Company. The Exchangeable Non-Voting Shares are exchangeable, at the option of the holder, for Common Shares on a one-for-one basis, unless the Board determines that such exchange may cause actual or potential adverse tax consequences to the Company or any shareholder. See "Certain Transactions," "Principal and Selling Shareholders" and "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE

  No prediction can be made as to the effect, if any, that future sales of Common Shares, or the availability of Common Shares for future sale, will have on the market price of the Common Shares prevailing from time to time. Sales of substantial amounts of the Common Shares in the public markets following the Offerings, or the perception that such sales could occur, could adversely affect the market price of the Common Shares as well as the ability of the Company to raise additional equity capital at a desirable time and price. The Common Shares sold in the Offerings and 4,312,500 currently outstanding Common Shares will be freely tradeable without restriction or further registration under the Securities Act by persons other than "affiliates" of the Company within the meaning of Rule 144 promulgated under the Securities Act. The remaining outstanding Common Shares are "restricted" securities within the meaning of Rule 144 and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from registration. Pursuant to an Amended and Restated Shareholders Agreement dated November 27, 1995 among LaSalle Re, Holdings, certain Founding Shareholders and Mr. Blake (the "Shareholders Agreement"), certain holders of Common Shares have been granted certain rights to cause the Company to register under the Securities Act any Common Shares held by them subject to certain conditions. The Company, each of its officers and directors set forth under the heading "Management" in this Prospectus and the Selling Shareholders have agreed that, for a period of 180 days after the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., sell, offer to sell, solicit an offer to buy, contract to sell, grant any option or right to purchase or acquire, or otherwise transfer or dispose of, any common shares of the Company or any of its subsidiaries (or any securities convertible into or exercisable or exchangeable for such common shares), except that (i) the Company may issue Common Shares pursuant to stock purchase plans and grant options pursuant to stock option plans and (ii) the Selling Shareholders may sell shares subject to the U.S. Underwriters' over-allotment option and shares repurchased by the Company pursuant to the Company's capital management strategy and may transfer shares as bona fide gifts and pledge shares so long as the donees or the pledgees, as the case may be, agree in writing with the Underwriters to be bound by the terms of such agreement. See "Shares Eligible for Future Sale."

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

  The Company is a Bermuda company and certain of its officers and directors are residents of various jurisdictions outside the United States. All or a substantial portion of the assets of the Company and such officers and directors, at any one time, are or may be located in jurisdictions outside the United States. Although the Company has appointed an agent in New York, New York to receive service of process with respect to actions against it arising out of violations of the United States federal securities laws in any federal or state court in the United States relating to the transactions covered by this Prospectus, it may be difficult for investors to effect service of process within the United States on directors and officers of the Company who reside outside the United States or to enforce against the Company or such directors and officers judgments of United States courts predicated upon civil liability provisions of the United States federal securities laws.

                                USE OF PROCEEDS

  The Company will not receive any of the proceeds from the sale of the Common Shares offered hereby. The Company will pay certain expenses related to the Offerings, including certain expenses incurred by the Selling Shareholders, estimated to be $550,000.

                         PRICE RANGE OF COMMON SHARES

  The Common Shares were initially offered to the public on November 20, 1995 at a price of $19.25 per share. The Common Shares are quoted on the Nasdaq National Market under the symbol "LSREF." The following table sets forth, for the periods indicated, the high and low sale prices for the Common Shares as reported by the Nasdaq National Market. Such prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and do not necessarily represent actual transactions.

                                                                  HIGH     LOW
                                                                 ------- -------
      Quarter ended December 31, 1995 (from November 20, 1995).  $23.250 $19.500
      Quarter ended March 31, 1996.............................   23.625  21.000
      Quarter ended June 30, 1996..............................   22.750  19.750
      Quarter ended September 30, 1996.........................   25.500  21.000
      Quarter ended December 31, 1996 (through October 30,
       1996)...................................................   27.625  22.375

  On October 30, 1996, the last reported sale price of the Common Share as reported by the Nasdaq National Market was $27.125 per share. As of October 30, 1996, there were 51 holders of record of the Common Shares.

                                DIVIDEND POLICY

  In October 1996, the Company adopted a dividend policy pursuant to which it intends to distribute in each fiscal year 50% to 60% of the Company's net income from the prior fiscal year, if any. In 1997, the Company expects to distribute 50% of its fiscal 1996 net income. The Company plans to continue to pay dividends on a quarterly basis in January, April, July and October of each year. Based on the Company's net income for the year ended September 30, 1996, the Company currently expects to pay a quarterly dividend of $0.71 per share in January 1997.

  The actual amount and timing of any future dividends, including the proposed quarterly dividend payable in January 1997, is at the discretion of the Board and is dependent upon the profits and financial requirements of the Company as well as loss experience, business opportunities and any other factors that the Board deems relevant. In addition, if the Company has funds available for distribution, it may nevertheless determine that such funds should be retained for the purposes of replenishing capital, expanding premium writings or other purposes. Holdings is a holding company whose principal source of income is cash dividends and other permitted payments from LaSalle Re. LaSalle Re's ability to pay dividends to Holdings is subject to legal and regulatory restrictions. In addition, in order for Holdings to pay dividends in excess of 50% of net income, the Company would have to renegotiate certain terms of its credit facility. See "Risk Factors--Holding Company Structure," "--Volatility of Financial Results; Capital Management Strategy," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Regulation." As a result of these factors, there can be no assurance that the Company's dividend policy will not change or that the Company will declare or pay any dividends.

  In March, October and November 1995, LaSalle Re paid cash dividends on its capital stock in the aggregate amounts of $30 million, $75 million and $25 million, respectively, which are reflected in the Company's Consolidated Financial Statements. The payment of these dividends was part of the Company's capital management strategy, which sought to maintain a level of capital consistent with the risks and requirements of the business the Company expected to write. In April, July and October 1996, the Company paid dividends of $0.25, $0.25 and $0.25 per Common Share. The payment of these dividends was in accordance with the Company's dividend policy as in effect prior to October 1996.

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company at September 30, 1996, and as adjusted to give effect to the Offerings assuming a price to public of $27.125. The table should be read in conjunction with the Company's Consolidated Financial Statements and related notes appearing elsewhere in this Prospectus.

                                                          SEPTEMBER 30, 1996
                                                       -------------------------
                                                                 AS ADJUSTED FOR
                                                        ACTUAL    THE OFFERINGS
                                                       --------  ---------------
                                                            (IN THOUSANDS)
      Minority interest(1)............................ $179,470     $134,596
      Shareholders' equity
        Share capital.................................   14,398       16,480
        Additional paid-in capital....................  221,968      254,076
        Retained earnings.............................   72,943       83,896
        Net unrealized loss on investments............   (1,861)      (2,130)
                                                       --------     --------
          Total shareholders' equity..................  307,448      352,322
                                                       --------     --------
          Total capitalization........................ $486,918     $486,918
                                                       ========     ========

--------

(1) Minority interest represents those shares of LaSalle Re that are held as Exchangeable Non-Voting Shares. These shares currently constitute approximately 37% of the capital stock of LaSalle Re and upon completion of the Offerings will constitute approximately 27% of the capital stock of LaSalle Re (26% if the U.S. Underwriters' over-allotment option is exercised in full). The Exchangeable Non-Voting Shares are held by certain Founding Shareholders and are exchangeable, at the option of the holder, for Common Shares of Holdings on a one-for-one basis, unless the Board determines that such exchange may cause actual or potential adverse tax consequences to the Company or any shareholder. See "Description of Capital Stock--Capital Stock of LaSalle Re--Exchangeable Non-Voting Shares" and "Certain Tax Considerations."

                     SELECTED CONSOLIDATED FINANCIAL DATA
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  The historical consolidated financial data presented below as of and for each of the periods ended September 30, 1996, 1995 and 1994 were derived from the Company's audited consolidated financial statements included elsewhere in this Prospectus. The selected consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and related notes appearing elsewhere in this Prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                         YEAR
                                  ENDED SEPTEMBER 30,      PERIOD OCTOBER 26,
                                ------------------------  1993 TO SEPTEMBER 30,
                                   1996        1995(1)           1994(1)
                                -----------  -----------  ---------------------
STATEMENT OF INCOME DATA
Net premiums written........... $   190,151  $   201,916       $   133,327
Net premiums earned............     195,141      170,370            76,989
Net investment income (net of
 realized losses)..............      26,428       25,066            15,739
Loss and loss expenses
 incurred......................      51,477       60,397            49,801
Underwriting expenses..........      27,268       22,988             8,686
Operating expenses (2).........      13,373        7,603             4,342
Income before minority
 interest......................     129,451      104,448            29,899
Minority interest (3)..........      47,966       38,774            10,958
Net income.....................      81,485       65,674            18,941
Net income per share (4)....... $      5.40  $      4.51       $      1.31
Weighted average shares
 outstanding (5)...............  23,967,870   23,170,680        22,852,910
Dividend per Common Share (6).. $      1.85  $      4.62               --
OTHER DATA
Loss and loss expense ratio
 (7)...........................        26.4%        35.5%             64.7%
Expense ratio (7)..............        19.6%        17.1%             16.6%
Combined ratio (7).............        46.0%        52.6%             81.3%
Return on average Combined
 Equity (8)....................        29.2%        26.6%              9.3%
Total statutory capital and
 surplus (9)................... $   476,722  $   390,683       $   376,414
BALANCE SHEET DATA (AT END OF
 PERIOD)
Total investments and cash..... $   537,504  $   522,425       $   409,738
Reinsurance balances
 receivable....................      70,625       86,146            50,307
Total assets...................     634,374      636,547           481,424
Reserve for losses and loss
 expenses......................      49,875       66,654            37,789
Reserve for unearned premiums..      82,894       87,885            56,338
Minority interest (3)..........     179,470      147,389           140,838
Total shareholders' equity.....     307,448      253,422           243,446
Book value per share (10)...... $     21.42  $     17.64       $     16.91

--------
(1) In October 1995, LaSalle Re changed its fiscal year end from December 31 to September 30, effective September 30, 1995. All prior periods have been adjusted to reflect a fiscal year end of September 30.
(2) Includes operating expenses, corporate expenses, interest payable and foreign exchange gains and losses. For a discussion of foreign exchange gains and losses see "Management's Discussion of Financial Condition and Results of Operations."

(3) Minority interest represents those shares in LaSalle Re that are held as Exchangeable Non-Voting Shares and currently constitute approximately 37% of the capital stock of LaSalle Re. The Exchangeable Non-Voting Shares are held by certain Founding Shareholders and are exchangeable, at the option of the holder, for Common Shares of Holdings on a one-for-one basis, unless the Board determines that such exchange may cause actual or potential adverse tax consequences to the Company or any shareholder. See "Description of Capital Stock--Capital Stock of LaSalle Re--Exchangeable Non-Voting Shares" and "Certain Tax Considerations."

(4) Net income per share equals income before minority interest divided by weighted average shares outstanding.
(5) Weighted average shares outstanding include Common Shares and Exchangeable Non-Voting Shares as common stock equivalents and the dilutive effect of stock options and stock appreciation rights using the treasury stock method.
(6) Dividend per Common Share is based on outstanding Common Shares of 14,397,720 (1995: 14,397,720; 1994: 14,395,710).
(7) The loss and loss expense ratio is calculated by dividing the losses and loss expenses incurred by net premiums earned. The expense ratio is calculated by dividing underwriting expenses and certain operational expenses by net premiums earned. The combined ratio is the sum of the loss and loss expense ratio and the expense ratio.
(8) Return on average Combined Equity is calculated by dividing income before minority interest by the average of the opening and closing sum of shareholders' equity and minority interest. The adjustment in respect of minority interest reflects the exchangeable nature of the Exchangeable Non-Voting Shares. Closing shareholders' equity and minority interest reflects any dividends declared or paid during such periods, with the average not adjusted to reflect the timing of dividends declared or paid. See "Dividend Policy."
(9) Total statutory capital and surplus of LaSalle Re is calculated in accordance with the provisions of the Insurance Act. See "Business-- Regulation."
(10) Book value per share is calculated based on Combined Equity divided by Common Shares and Exchangeable Non-Voting Shares of 22,727,010 (1995:
     22,727,010; 1994: 22,725,000).

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following is a discussion of the Company's results of operations and financial position. This discussion should be read in conjunction with the Company's Consolidated Financial Statements and related notes appearing elsewhere in this Prospectus.

OVERVIEW

  LaSalle Re was incorporated under the laws of Bermuda in October 1993 and commenced operations on November 22, 1993. LaSalle Re was initially capitalized with $373.1 million provided through private sales of common shares and special non-voting shares to the Founding Shareholders. Holdings was incorporated in Bermuda in September 1995 as a holding company in connection with the Company's recapitalization and initial public offering. The Company owns 100% of the outstanding voting stock of LaSalle Re, which upon completion of the Offerings will constitute approximately 73% of the outstanding capital stock of LaSalle Re. Certain Founding Shareholders hold Exchangeable Non-Voting Shares, which shares are exchangeable, at the option of the holder, for Common Shares of the Company on a one-for-one basis, unless the Board determines such exchange may cause actual or potential adverse tax consequences to the Company or any shareholder. See "Description of Capital Stock-Capital Stock of LaSalle Re--Exchangeable Non-Voting Shares."

  If and while favorable loss experience continues and reinsurance capacity does not diminish, the Company expects further downward pressure on rates for property catastrophe reinsurance during 1997. If rates decline, the Company expects net premiums written from property catastrophe reinsurance to decline in 1997. However, based on its current perception of market opportunities, the Company expects that growth in its other lines of business would cause total net premiums written to remain relatively stable. See "Risk Factors--Business Considerations."

  Premiums written include new and renewal business, reinstatement premiums and premium adjustments on current and prior year contracts. Renewal dates for property catastrophe reinsurance contracts historically have been concentrated in the January 1 to July 1 period. As a result, the Company's net premiums written for the first six months of each calendar year generally represent a significant portion of its net premiums written for the entire calendar year.

  Premiums on property catastrophe excess of loss contracts are earned on a pro rata basis over the period coverage is provided, which is generally 12 months. Under pro rata of property catastrophe contracts, the risks underlying the contracts incept throughout the policy period and premiums generally are earned over an 18-month period. As a result, the Company's net premiums earned are not concentrated in any interim period.

  Net realized gains and losses on the Company's investment portfolio are disclosed separately from net investment income. In accordance with GAAP, the Company has classified its investments as available for sale; therefore, unrealized gains and losses on the Company's investment portfolio are not recognized in the Company's consolidated results of operations but are reflected as a separate component of shareholders' equity, net of minority interest.

  Losses and loss expenses incurred represent losses and loss expenses reported by cedents and reserves established in respect of specific losses. See "Business--Reserves."

  Underwriting expenses are composed primarily of brokerage, ceding commissions and excise taxes. Brokerage on property catastrophe excess of loss contracts is 10% of ceded premiums. Pro rata of property catastrophe contracts have varying rates of brokerage, ceding and profit commissions that are individually negotiated based on the underlying risks of each contract and generally are not dependent on geographic factors. These commissions range from 0% to 45% of ceded premiums and averaged 9.8% of net premiums written for the year ended September 30, 1996. United States federal excise tax on premiums paid by United States domiciled cedents is 1% of ceded premiums. In addition, underwriting expenses include underwriting services fees and, depending upon the Company's financial performance, underwriting profit commissions payable to CNA Bermuda pursuant to the Underwriting Services Agreement. Until December 31, 1995, LaSalle Re paid CNA Bermuda underwriting fees equal to 2% for the first $150 million of gross written and collected premiums per fiscal year and 1.5% thereafter and, for periods during which the Company's loss ratio since inception of LaSalle Re was 57% or less, subject to certain conditions, an underwriting profit commission of 2.5% of the aggregate net underwriting profits of LaSalle Re. Effective January 1, 1996, these fees equalled 1.5% of gross written and collected premiums per fiscal year and, subject to the same loss ratio test and conditions, an underwriting profit commission of 4.0% of the aggregate net underwriting profits of LaSalle Re. LaSalle Re accrued underwriting service fees to CNA Bermuda of $3.1 million, $3.5 million and $1.5 million for the years ended September 30, 1996, 1995 and the period from October 26, 1993 to September 30, 1994, respectively. In addition, the Company incurred $4.1 million, $2.2 million and $nil in respect of profit commissions to CNA Bermuda for the years ended September 30, 1996, 1995 and the period from October 26, 1993 to September 30, 1994, respectively. All underwriting expenses are charged to income on the same basis as the premiums to which they relate are earned. The primary component of operating expenses is fees paid to Aon Bermuda pursuant to the Administrative Services Agreement with the Company. See "Certain Transactions--Underwriting Services Agreement" and "-- Administrative Services Agreement."

  The Company's loss and loss expense ratio is calculated by dividing the losses and loss expenses incurred by net premiums earned. The expense ratio is calculated by dividing underwriting expenses and operational expenses by net premiums earned. The combined ratio is the sum of the loss and loss expense ratio and the expense ratio. The loss and loss expense ratios and the combined ratios fluctuate based on losses and loss expenses incurred, which are not within the control of the Company. The underwriting expense component of the expense ratio fluctuates in proportion to earned premiums and profitability of the Company, while the operational expenses component consists primarily of amounts payable to Aon Bermuda pursuant to the Administrative Services Agreement and executive compensation. See "Certain Transactions-- Administrative Services Agreement."

  The Company's financial statements are reported in U.S. dollars. The Company writes a significant amount of business in currencies other than U.S. dollars and therefore is exposed to risks relating to fluctuations in foreign currency exchange rates. These risks include exposure to changes in net cash inflows on non-U.S. dollar denominated insurance premiums and exposure to reinsurance losses denominated in non-U.S. currencies. The Company may from time to time experience significant exchange gains or losses as a result of fluctuations in foreign currency exchange rates, which will affect the Company's statement of operations. In an effort to manage its exposure to foreign currency exchange rate fluctuations, the Company from time to time enters into foreign exchange contracts. See "Business--Investments--Foreign Currency Exposures."

RESULTS OF OPERATIONS

 Year Ended September 30, 1996 Compared with Year Ended September 30, 1995

  Net premiums written decreased 5.8% to $190.2 million for the year ended September 30, 1996 from $201.9 million for the year ended September 30, 1995, as a result of a reduction in United States property catastrophe excess of loss premiums and adjustments on current and prior years' premium estimates. The overall decrease was mitigated by a 26.4% increase in premiums written in other lines of business to $22.1 million for the year ended September 30, 1996 from $17.4 million for the year ended September 30, 1995. Of the net premiums written for the years ended September 30, 1996 and 1995, $164.6 million and $178.5 million, respectively, were attributable to property catastrophe excess of loss and pro rata of property catastrophe reinsurance. The total number of contracts bound by the Company increased from 893 for the year ended September 30, 1995 to 995 for the year ended September 30, 1996. Reinstatement premiums for the year ended September 30, 1996 totaled $5.5 million and related to a variety of worldwide events. In the year ended September 30, 1995, reinstatement premiums were $5.9 million, of which approximately 50% related to hurricanes Luis and Marilyn.

  Net premiums earned increased 14.5% to $195.1 million for the year ended September 30, 1996 from $170.4 million for the year ended September 30, 1995. The magnitude of this increase was primarily due to the overall increase in premiums written in the third and fourth quarters of fiscal 1995 compared with fiscal 1994, which had a subsequent impact on net premiums earned in fiscal 1996 and fiscal 1995, respectively.

  Net investment income increased 6.8% to $26.8 million for the year ended September 30, 1996 from $25.1 million for the year ended September 30, 1995. This increase was primarily attributable to a larger average investment base in the year ended September 30, 1996 compared to the year ended September 30, 1995. Investment income as a percentage of the average market value of invested assets was 5.44% for the year ended September 30, 1996 compared to 5.38% for the year ended September 30, 1995.

  Net realized losses on investments were $0.5 million during the year ended September 30, 1996 compared to net realized losses of $25,000 during the year ended September 30, 1995. In accordance with GAAP for investments classified as available for sale, unrealized gains and losses on the Company's investment portfolio are not recognized in the Company's consolidated results of operations but are reflected as a separate component of shareholders' equity, net of minority interest.

  The following table sets forth the Company's combined ratios for the years ended September 30, 1996 and 1995:

                                              YEAR ENDED SEPTEMBER 30,
                                              ------------------------
                                              1996                 1995
                                              ------------ ------------
Loss and loss expense ratio.................. 26.4%                35.5%
Expense ratio................................ 19.6                 17.1
                                              ------------ ------------
Combined ratio............................... 46.0%                52.6%
                                              ============ ============

  Losses and loss expenses incurred decreased 14.8% to $51.5 million for the year ended September 30, 1996 from $60.4 million for the year ended September 30, 1995. The Company has not been affected by any significant catastrophic events in the year ended September 30, 1996; however, additional reserves of $14.2 million were established for hurricanes Luis and Marilyn, which occurred in September 1995. Other losses emanate from the 1996 hurricane season and the end of the 1995 hurricane season, winter/spring storms in the United States, the United Kingdom and Northern Europe and satellite losses from the in-orbit portion of coverages. Losses and loss expenses incurred in the year ended September 30, 1995 included $27.3 million in respect of hurricanes Luis and Marilyn, with the balance of the losses and loss expenses relating to a variety of worldwide incidents.

  Underwriting expenses increased 18.6% to $27.3 million for the year ended September 30, 1996 from $23.0 million for the year ended September 30, 1995, primarily attributable to the growth in net premiums earned. As a percentage of net premiums earned, underwriting expenses increased from 13.5% for the year ended September 30, 1995 to 14.0% for the year ended September 30, 1996. This increase was attributable to an increase in the level of fees accrued pursuant to the Underwriting Services Agreement, which as a percentage of net premiums earned were 3.7% for the year ended September 30, 1996 and 3.3% for the year ended September 30, 1995. The Company's brokerage, ceding and profit commissions were comparable for the years ended September 30, 1996 and 1995 at 10.3% and 10.2%, respectively. See "Certain Transactions--Underwriting Services Agreement."

  Operational expenses increased 78.7% to $11.1 million for the year ended September 30, 1996 from $6.2 million for the year ended September 30, 1995. This increase was primarily due to increased staff at the executive level and increased fees under the Administrative Services Agreement. See "Certain Transactions-- Administrative Services Agreement."

  Interest expense was $0.2 million during the year ended September 30, 1996 compared with no expense in the year ended September 30, 1995. Interest expense in the year ended September 30, 1996 related to agency fees and ongoing commitment fees payable on the Company's credit facility. As at September 30, 1996, there were no borrowings under this credit facility.

  Foreign exchange losses in the year ended September 30, 1996 were $1.1 million compared to $0.2 million in the year ended September 30, 1995. The losses in the year ended September 30, 1996 were due to the weak performance of the United States dollar against the Yen in conjunction with a strengthening of Sterling in excess of the average foreign exchange contract rates. In the year ended September 30, 1995, the Company experienced foreign currency losses, principally as a result of the weakening of Sterling against the United States dollar.

  Income before minority interest increased 23.9% to $129.5 million for the year ended September 30, 1996 from $104.4 million for the year ended September 30, 1995. This increase was primarily due to an increase in net premiums earned and a decrease in losses and loss expenses incurred.

  The Company's net income per share increased to $5.40 for the year ended September 30, 1996 from $4.51 for the year ended September 30, 1995.

 Year Ended September 30, 1995 and Period from October 26, 1993 through September 30, 1994

  LaSalle Re was incorporated in October 1993 and commenced operations on November 22, 1993.

  Net premiums written increased 51.4% to $201.9 million for the year ended September 30, 1995 from $133.3 million for the 1994 period, primarily due to increased writings of property catastrophe reinsurance. Of the net premiums written for the 1995 year, $178.5 million was attributable to property catastrophe excess of loss and pro rata property catastrophe reinsurance. The total number of contracts bound by the Company increased from 508 for the 1994 period to 893 for the year ended September 30, 1995. Reinstatement premiums were $5.9 million in the year ended September 30, 1995 and $8.2 million in the 1994 period. Approximately 50% of the reinstatement premiums recorded in 1995 related to hurricanes Luis and Marilyn. Primarily all of the 1994 reinstatement premiums were attributable to the Northridge, California earthquake.

  Net premiums earned increased 121.3% to $170.4 million for the year ended September 30, 1995 from $77.0 million for the 1994 period. This increase was primarily a result of the greater volume of premiums written in the year ended September 30, 1995 together with the earnings of premiums written in the 1994 period that were unearned at September 30, 1994.

  Net investment income increased 59.2% to $25.1 million for the year ended September 30, 1995 from $15.8 million for the 1994 period. This increase was primarily attributable to a larger investment base and an increase in yields, particularly in the second quarter of the year ended September 30, 1995. Investment income as a percentage of the average market value of investments and cash was 5.4% and 4.7% for the year ended September 30, 1995 and the 1994 period, respectively.

  The following table sets forth the Company's combined ratios for the year ended September 30, 1995 and the period from October 26, 1993 through September 30, 1994:

                                                      YEAR ENDED   PERIOD ENDED
                                                     SEPTEMBER 30, SEPTEMBER 30,
                                                         1995          1994
                                                     ------------- -------------
      Loss and loss expense ratio...................     35.5%         64.7%
      Expense ratio.................................     17.1          16.6
                                                         ----          ----
      Combined ratio................................     52.6%         81.3%
                                                         ====          ====

  Losses and loss expenses incurred increased 21.3% to $60.4 million for the year ended September 30, 1995 from $49.8 million for the 1994 period. The main component of losses and loss expenses incurred in the year ended September 30, 1995 were losses of $27.3 million related to hurricanes Luis and Marilyn, which occurred in September 1995. The balance of the losses and loss expenses related to a variety of worldwide incidents, including property risk excess losses of $7.9 million, development of the Northridge, California earthquake of $5.8 million and summer flooding in Norway of $4.4 million. In 1994, the Northridge, California earthquake resulted in losses of $42.3 million, representing approximately 85% of total losses incurred in the 1994 period.

  Underwriting expenses increased 164.7% from $8.7 million for the 1994 period to $23.0 million for the year ended September 30, 1995, primarily due to the growth in net premiums earned. As a percentage of net premiums earned, underwriting expenses were 13.5% for the year ended September 30, 1995 and 11.3% for the 1994 period. This increase was primarily due to the accrual of a $2.1 million underwriting profit commission incurred pursuant to the Underwriting Services Agreement. No underwriting profit commission was accrued in respect of the 1994 period because the conditions for earning such commission were not satisfied. See "Certain Transactions--Underwriting Services Agreement."

  Operational expenses increased 52.9% to $6.2 million for the year ended September 30, 1995 from $4.1 million for the 1994 period. This increase was primarily due to increased fees of $1.7 million under the Administrative Services Agreement. See "Certain Transactions--Administrative Services Agreement."

  As a result of a relatively stable U.S. dollar and the placement of foreign currency contracts, the Company experienced a foreign exchange loss of $0.2 million for the year end September 30, 1995 compared with a $1.6 million gain for the 1994 period. Due to the Kobe, Japan earthquake and the potential for loss payments in Yen, the Company did not place foreign currency contracts for Yen balances during the year ended September 30, 1995 and sustained a loss on this currency of $0.4 million.

  Income before minority interest increased 249.3% to $104.4 million for the year ended September 30, 1995 from the 1994 period. This increase was due primarily to increases in net premiums earned and net investment income.

  The Company's net income per share increased to $4.51 for the year ended September 30, 1995 from $1.31 for the 1994 period.

LIQUIDITY AND CAPITAL RESOURCES

  As a holding company, Holdings' assets consist primarily of the outstanding voting stock of LaSalle Re and its cash flows depend primarily on dividends and other permitted payments from LaSalle Re.

  LaSalle Re's sources of funds consist of net premiums written, investment income and proceeds from sales and redemptions of investments. Cash is used primarily to pay losses and loss expenses, brokerage commissions, excise taxes, administrative expenses and dividends. Under the Insurance Act, LaSalle Re is prohibited from paying dividends of more than 25% of its opening statutory capital and surplus unless it files an affidavit stating that it will continue to meet the required solvency margin and minimum liquidity ratio requirements and from declaring or paying any dividends without the approval of the Minister of Finance if it failed to meet its required margins in the previous fiscal year. The Insurance Act also requires LaSalle Re to maintain a minimum solvency margin and minimum liquidity ratio and prohibits dividends which would result in a breach of these requirements. In addition, LaSalle Re is prohibited under the Insurance Act from reducing its total opening statutory capital by more than 15% without the approval of the Minister of Finance. See "Business--Regulation." LaSalle Re currently meets these requirements. In addition, the payment of dividends by LaSalle Re is subject to the rights of holders of the Exchangeable Non-Voting Shares to receive a pro rata share of any dividend and to its need to maintain shareholders' equity adequate to support the level of LaSalle Re's insurance operations.

  Operating activities provided net cash of $131.4 million for the year ended September 30, 1996 and $130.2 million for year ended September 30, 1995. Cash flows from operations in future years may differ substantially from net income. Cash flows are affected by loss payments, which, due to the nature of the reinsurance coverage provided by LaSalle Re, are generally expected to comprise large loss payments on a limited number of claims and can therefore fluctuate significantly from year to year. The irregular timing of these large loss payments can create significant variations in cash flows from operations between periods. LaSalle Re funds such payments from cash flows from operations and sales of investments.

  As a result of the potential for large loss payments, LaSalle Re maintains a substantial portion of its assets in cash and marketable securities. As of September 30, 1996, 84.7% of its total assets were held in cash and marketable securities. To further mitigate the uncertainty surrounding the amount and timing of potential liabilities and to minimize interest rate risk, LaSalle Re maintains a short average duration for its investment portfolio. The modified average duration of the portfolio was 2.57 years at September 30, 1996. At September 30, 1996, the fair value of the Company's total investment portfolio, including cash, was $537.5 million.

  The Company has adopted the Statement of Financial Accounting Standard 115 ("SFAS 115") to account for its marketable securities. In accordance with SFAS 115, all of the Company's investments are classified as "available for sale." Under this classification, investments are recorded at fair market value and any unrealized gains or losses are reported as a separate component of shareholders' equity. The unrealized loss on the investment portfolio net of amounts attributable to minority interest was $1.9 million at September 30, 1996 compared to $1.0 million at September 30, 1995.

  As of September 30, 1996, all of the securities held in the Company's investment portfolio were fixed-income securities rated "A" or better by S&P or Moody's Investors Services Inc. ("Moody's"). No single investment comprised more than 5% of the overall portfolio. See "Business-- Investments" and Notes 3 and 8 to Consolidated Financial Statements for additional information regarding the Company's investment portfolio.

  In March, October and November 1995, LaSalle Re paid cash dividends on its capital stock in the aggregate amounts of $30 million, $75 million and $25 million, respectively. In April, July and October 1996, the Company paid dividends of $0.25, $0.25 and $0.25 per Common Share, respectively, to holders of its capital stock. In October 1996, the Company adopted a dividend policy pursuant to which it intends to distribute in each fiscal year 50% to 60% of the Company's net income from the prior fiscal year, if any, on a quarterly basis. In 1997, the Company expects to distribute 50% of its fiscal 1996 net income. Based on the Company's net income for the year ended September 30, 1996, the Company currently expects to declare a quarterly dividend of $0.71 per share payable in January 1997. The actual amount and timing of any future dividends, including the proposed quarterly dividend payable in January 1997, is at the discretion of the Board and is dependent upon the profits and financial requirements of the Company and other factors, including certain legal, regulatory and other restrictions. There can be no assurance that the Company's dividend policy will not change or that the Company will declare or pay any dividends. See "Dividend Policy."

  As part of its capital management strategy, the Company currently intends to repurchase up to $50 million of Common Shares in open market or privately negotiated transactions from time to time depending on market conditions and the Company's capital and liquidity requirements. The Company expects that any share repurchases will be funded by available cash.

  In accordance with the terms of certain reinsurance contracts, the Company has posted letters of credit in the amount of $15.5 million as of September 30, 1996 as compared to $15.7 million as of September 30, 1995. These letters of credit support outstanding loss reserves and are secured by a lien on the Company's investment portfolio equal to 115% of the amount of the outstanding letters of credit.

  The Company made loss payments of $68.3 million during the year ended September 30, 1996 as compared to $31.5 million for the year ended September 30, 1995. The majority of the payments made in the year ended September 30, 1995 related to the Northridge, California earthquake, which increased as cedent paid losses exceeded Company attachment points and loss payments were required. As of September 30, 1996, the Company paid a total of $37.6 million, or 78.3%, of total incurred losses of $48.0 million relating to the Northridge, California earthquake (as compared to $29.0 million, or 60.4%, of such total incurred losses as of September 30, 1995). The majority of loss payments in 1996 related to hurricanes Luis and Marilyn, for which the Company paid a total of $33.8 million, or 81.4%, of total incurred losses of $41.2 million (as compared to $0.6 million, or 1.5%, of such total incurred losses as of September 30, 1995).

  At September 30, 1996, reserves for unpaid losses and loss expenses were $49.9 million. The Company has no material commitments for capital expenditures.

  The Company has in place a $100 million committed line of credit from a syndicate of banks. The proceeds from the credit facility may only be used to buy preferred shares of LaSalle Re, which in turn may use the proceeds of such purchase to meet current cash requirements. The facility matures December 1, 2000, and is secured by a pledge ("legal mortgage") of all the capital stock of LaSalle Re held by the Company, including any preferred shares that may be issued by LaSalle Re to the Company. The line of credit contains various covenants, including: limitations on incurring additional indebtedness; prohibitions of dividend and other restricted payments that would cause the Company's tangible net worth (total shareholders' equity and minority interest) to fall below $350 million for calendar year 1996, $375 million for calendar years 1997 and 1998, and $400 million thereafter; restriction of dividends per fiscal quarter to 12.5% of consolidated net income of the Company for the immediately preceding fiscal year; restrictions on the sale or lease of assets not in the ordinary course of business; maintenance of a ratio of consolidated total debt to consolidated tangible net worth of no more than
0.40 to 1.00; maintenance of tangible net worth at the end of each fiscal year of the greater of $250 million or 70% of net premiums written; maintenance of statutory capital of LaSalle Re at the end of each fiscal year of at least $250 million; and maintenance of a ratio of net premiums written to statutory capital at the end of any fiscal quarter for the four fiscal quarters then ended of no more than 1.00 to 1.00 in each case. In order for Holdings to pay dividends in excess of 50% of net income, the Company would have to renegotiate certain terms of its credit facility. See "Risk Factors--Volatility of Financial Results; Capital Management Strategy." As of September 30, 1996, the credit facility had not been utilized.

  The Company's financial condition and results of operations are influenced by both internal and external forces. Loss payments, investment returns and premiums may be impacted by changing rates of inflation and other economic conditions. Cash flows from operations and the liquidity of its investment portfolio are, in the Company's opinion, adequate to meet the Company's expected cash requirements over the next 12 months.

INFLATION

  The Company believes that inflation has not had a significant effect on operations to date. Nonetheless, inflation does increase the value of insured property, which may increase losses and loss expenses incurred by the Company, and also affects investment returns.

                                   BUSINESS

OVERVIEW

  The Company writes high severity, low frequency reinsurance on a worldwide basis through its subsidiary, LaSalle Re. The Company primarily writes property catastrophe reinsurance and also writes selected other lines of reinsurance when it believes that market conditions are favorable. These lines currently include property risk excess, property pro rata treaty, casualty clash, marine, crop hail, aviation and satellite. The Company believes that these other lines will constitute a growing portion of the Company's total portfolio of reinsurance business, helping to moderate the volatility of its property catastrophe reinsurance business.

  The Company has been successful in attaining a selective and geographically diverse portfolio of property catastrophe reinsurance risks. In the year ended September 30, 1996, 41.7% of the Company's net premiums written represented U.S.-based risks, 11.6% represented continental Europe-based risks, 8.6% represented U.K.-based risks and 36.2% represented risks located in a variety of other geographic zones elsewhere in the world. As a result of long-term relationships between the Company's management and certain clients and brokers, the Company has developed a strong base of regional business in the U.S. This business assists the Company in diversifying its U.S.-based risks and makes more efficient use of its capital by limiting multi-zone exposures. In the year ended September 30, 1996, this regional business represented a significant component of the Company's U.S.-based net premiums written.

  At September 30, 1996, the Company had Combined Equity of $486.9 million compared to $400.8 million at September 30, 1995. It achieved annualized returns on average Combined Equity of 29.2% and 26.6%, respectively, and combined ratios of 46.0% and 52.6%, respectively, for the years ended September 30, 1996 and 1995. In addition, its loss and loss expense ratios were 26.4% and 35.5% for the same periods. The Company wrote net premiums of $190.2 million and $201.9 million, respectively, for the years ended September 30, 1996 and 1995. There can be no assurance that the Company will achieve similar results in the future.

CAPITAL MANAGEMENT STRATEGY

  The Company has adopted a capital management strategy focused on balancing capital levels with aggregate exposures while seeking to achieve average annualized returns on shareholders' equity of 20% to 25% over time. Consistent with this strategy, in October 1996, the Company adopted a dividend policy pursuant to which it intends to distribute in each fiscal year 50% to 60% of the Company's net income from the prior fiscal year, if any, on a quarterly basis. In 1997, the Company expects to distribute 50% of its fiscal 1996 net income. Based on the Company's net income for the year ended September 30, 1996, the Company currently expects to pay a quarterly dividend of $0.71 per share in January 1997. See "Dividend Policy." In support of its dividend policy and to protect its capital base, the Company currently is negotiating the purchase of non-traditional, multi-year reinsurance protection to reduce earnings volatility resulting from one or more severe catastrophic events over a period of years. There can be no assurance that the Company will be able to obtain such reinsurance on terms acceptable to it.

  As part of its capital management strategy, the Company also intends to repurchase up to $50 million of Common Shares in open market or privately negotiated transactions from time to time depending on market conditions and the Company's capital and liquidity requirements. The Company expects this share repurchase program to commence in early calendar year 1997.

  The Company believes that its capital management strategy is attractive to investors, while its level of capital and surplus offers financial security to cedents and demonstrates to brokers and clients a commitment to property catastrophe reinsurance. The Company's ability to implement its capital management strategy in the future will depend on various factors, some of which are beyond its control, and is subject to change at the discretion of the Board. See "Risk Factors" and "Dividend Policy."

OPERATING STRATEGIES

  The Company pursues the following operating strategies which, in conjunction with its capital management strategy, are intended to maximize return on shareholders' equity:

  Focus on Property Catastrophe Reinsurance. The Company concentrates on writing property catastrophe reinsurance of risks located throughout the world. For the years ended September 30, 1996 and 1995, the Company derived 86.5% and 88.4%, respectively, of its net premiums written from property catastrophe reinsurance. The high level of severity and frequency of property catastrophe losses from 1987 through 1992 precipitated a general increase in rates and attachment points in this line of reinsurance. Although rates have declined from their highs in 1993 and 1994, the Company believes that property catastrophe reinsurance can still be significantly profitable for a reinsurer, such as the Company, that has the financial strength, flexibility and responsiveness needed to attract quality business and the high level of technical underwriting judgment and skill necessary to price risks appropriately.

  Selectively Write Other Lines of Business. While property catastrophe reinsurance is the Company's primary focus, the Company also seeks to take advantage of pricing opportunities that may occur in other lines of reinsurance. These lines generally are characterized by a relatively short period between the collection of premium and the notification of loss. These lines currently include property risk excess and pro rata treaty insurance, which constituted 5.1% and 2.6% of the Company's net premiums written in the years ended September 30, 1996 and 1995, respectively. The Company also writes casualty clash, marine, crop hail, aviation and satellite reinsurance. For the years ended September 30, 1996 and 1995, these coverages represented 6.5% and 6.0%, respectively, of the Company's net premiums written. The Company believes that writing these types of reinsurance enhances the utilization of capital because these lines generally do not create additional aggregate exposure for the Company. In addition, the Company has formed LaSalle Re Capital to provide capital support to selected Lloyd's syndicates commencing in January 1997. See "Business--Reinsurance Products."

  Utilize a Disciplined Underwriting Approach. Underwriting decisions are made following analysis of each reinsurance contract based on the expected incremental return on equity in relation to the Company's overall portfolio of reinsurance contracts. To assess its property catastrophe risks, the Company uses a variety of underwriting techniques, including simulation models, exposure ratings and experience ratings. The Company has developed its proprietary L-CAM(TM) catastrophe analysis model to assess its risks in the U.S. property catastrophe market. The Company controls and monitors its aggregate exposures on a real-time basis using computer-based rating and control systems. The Company is highly selective in accepting risks, extending coverage on approximately 29% and 24% of the contract submissions it received in the years ended September 30, 1996 and 1995, respectively. See "Business-- Underwriting."

  Maintain and Develop Relationships with Clients and Brokers. The Company seeks to maintain and develop long-term relationships with its clients by providing a high level of service. The Company promptly responds to underwriting submissions, designs customized programs, offers lead terms when circumstances warrant and pays valid claims within an average of five days. The Company retains a substantial portion of its clients from year to year. Retention of clients permits the Company to use its knowledge of their underwriting practices and risk management systems to underwrite its own business with greater precision. In addition, the Company's relationships with brokers permit it to obtain business and monitor developments in various lines of reinsurance in order to increase its writings when market conditions in those lines are favorable. See "Business-- Marketing."

INDUSTRY TRENDS

  The Company believes that an imbalance between the supply of and demand for property catastrophe reinsurance existed in 1993 and resulted in an increase in premiums from pre-1993 levels. The Company believes that the decrease in supply of property catastrophe capacity was attributable to the withdrawal, in whole or in part, of certain reinsurers, including syndicates at Lloyd's, from the property catastrophe market. Such withdrawals followed a succession of property catastrophe losses by those reinsurers that began in 1987 and culminated with hurricane Andrew, which caused insured claims in excess of $16 billion, as estimated by the Property Claims Service Division of the American Insurance Services Group, Inc. The Company believes that the losses suffered by many of such reinsurers were attributable, in part, to their failure to control aggregate and geographic exposures, to monitor probability of loss and risk of ruin and, in certain cases, to write treaties with aggregate limits.

  The Company believes that the increase in demand for property catastrophe reinsurance was attributable to several factors. Among those factors, the significant property catastrophe losses occurring in 1987 and afterwards caused many insurers and reinsurers to reexamine their assumptions regarding their need for reinsurance protection from catastrophe exposures. Also, rating agencies of insurers and reinsurers began to pay closer attention to catastrophe exposures. For example, A.M. Best now requires completion of a catastrophe loss analysis questionnaire dealing with expected claims resulting from potential catastrophic events. Furthermore, the Statement of Financial Accounting Standard 113--Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts and Issue 93-6 of the Emerging Issues Task Force prompted insurers to reduce the use of certain types of financial reinsurance, such as funded covers, that were traditionally used by insurers as a means of managing catastrophe exposure. Some insurers that previously had purchased financial reinsurance began seeking to purchase catastrophe reinsurance instead, further increasing the demand for property catastrophe reinsurance. Finally, a general increase in insured property values in catastrophe-exposed areas has contributed to increased demand for property catastrophe insurance and reinsurance.

  The Company believes that the supply and demand imbalance led to the entry into the market of eight Bermuda-based property catastrophe reinsurance companies, including the Company. The Company estimates that these reinsurers had aggregate capital and surplus of approximately $5.2 billion at December 31, 1995 and wrote approximately 25% to 30% of the worldwide property catastrophe net premiums written in 1995. As a result of the increased property catastrophe reinsurance capacity, the Company believes that supply and demand in the property catastrophe reinsurance market became more stable in 1994 and have remained relatively stable in succeeding years. Based on the Company's marketing efforts, reinsurance contract submissions and publicly available information, the Company believes that property catastrophe rates generally remained at the substantially increased 1993 levels in 1994 and decreased somewhat in 1995 from 1994 levels. On these same bases, the Company believes that rates in 1996 have decreased from levels in 1995. In particular, rates have declined significantly in areas, such as Japan and Europe, where there has been favorable loss experience, while in the U.S. market, where the level of property catastrophe losses has generally been higher than in international markets in recent years, rates have decreased to a lesser degree. Notwithstanding these rate decreases, the Company believes that current rates substantially exceed 1992 levels. If and while favorable loss experience continues and reinsurance capacity does not diminish, the Company expects further downward pressure on rates during 1997. See "Risk Factors-- Business Considerations."

REINSURANCE PRODUCTS

  The Company's property catastrophe reinsurance contracts cover unpredictable events such as hurricanes, windstorms, hailstorms, earthquakes, fires, industrial explosions, freezes, riots, floods and other man-made or natural disasters. The Company's predominant exposure under such coverages is to property damage. However, other risks, including business interruption and other non-property losses, may also be covered when arising from a covered peril. In accordance with market practice, the Company's property catastrophe reinsurance contracts generally exclude certain risks such as war, nuclear contamination and radiation.

  The Company's property catastrophe reinsurance contracts provide for aggregate limits on exposure to losses and require cedents to incur insured losses in specified amounts before the Company becomes obligated to pay claims. Consequently, the Company expects that most claims under its contracts will be the result of relatively few high loss catastrophic events. The Company seeks to moderate its exposure by writing various lines of reinsurance, limiting the amount of its exposure in each geographic zone worldwide and implementing exposure limits and attachment points on each program. Historically, the Company has not used retrocessions to manage its exposures. Currently, the Company is negotiating the purchase of non-traditional, multi-year reinsurance protection to reduce earnings volatility resulting from one or more severe catastrophic events over a period of years. There can be no assurance that the Company will be able to obtain such reinsurance on terms acceptable to it.

  The occurrence of claims from catastrophic events is likely to result in substantial volatility in the Company's financial results for any fiscal quarter or year and could have a material adverse effect on the Company's financial condition and results of operations and its ability to write new business. Catastrophic events of significant magnitude historically have been relatively infrequent, although the Company believes that the property reinsurance market has experienced a high level of worldwide catastrophic losses in terms of both frequency and severity from 1987 to the present as compared with prior periods. The Company expects that increases in the values and concentrations of insured property and the effects of inflation will increase the severity of such occurrences per year in the future. See "Risk Factors--Volatility of Financial Results; Capital Management Strategy."

 Types of Reinsurance

  The following table sets forth the Company's net premiums written and number of contracts written by type of reinsurance for the periods indicated (dollars in millions):

                                         YEAR ENDED             YEAR ENDED
                                     SEPTEMBER 30, 1996     SEPTEMBER 30, 1995
                                   ---------------------- ----------------------
                                   NET PREMIUMS NUMBER OF NET PREMIUMS NUMBER OF
       TYPE OF REINSURANCE           WRITTEN    CONTRACTS   WRITTEN    CONTRACTS
       -------------------         ------------ --------- ------------ ---------
Property catastrophe reinsurance:
  Excess of loss.................     $122.4       832       $135.7       773
  Pro rata.......................       42.2        10         42.8        10
Other lines of business:
  Property--risk excess and pro
   rata..........................        9.7        70          5.3        59
  Casualty clash.................        3.0        30          2.6        27
  Marine.........................        4.6        17          3.1         4
  Miscellaneous..................        4.8        36          6.4        20
  Adjustments and reinstatement
   premiums......................        3.5       --           6.0       --
                                      ------       ---       ------       ---
    Total........................     $190.2       995       $201.9       893
                                      ======       ===       ======       ===

  Property Catastrophe. The largest portion of the Company's business consists of property catastrophe excess of loss contracts. Property catastrophe excess of loss reinsurance provides coverage when total losses and loss expenses from a single occurrence of a covered peril under a portfolio of primary reinsurance contracts exceed the attachment point specified in the reinsurance contract with the primary insurer. Some of the Company's property catastrophe excess of loss policies limit coverage to one occurrence in a policy year, but most policies provide for coverage of a second occurrence after the payment of a reinstatement premium. The Company also writes a minimal amount of aggregate property catastrophe excess of loss contracts, which cover more than one catastrophe with one attachment point.

  The Company writes pro rata of property catastrophe reinsurance treaties when it believes that rates and volume are attractive. In such programs, the Company assumes a specified proportion of the exposure under a portfolio of excess of loss property catastrophe reinsurance contracts written by the ceding reinsurer and receives an equal proportion of the premium received by the cedent. The cedent generally receives a ceding commission, based upon the premiums ceded to the reinsurer, and may also be entitled to receive a profit commission based on the ratio of losses, loss expenses and the reinsurer's expenses to premiums ceded. The Company generally requires that its pro rata of property catastrophe contracts have aggregate exposure limits per occurrence on a zonal basis. The Company generally obtains detailed information concerning each underlying contract and the exposures underlying the risks it assumes and audits the premiums associated with the cessions. However, the Company is dependent upon the cedent's underwriting, pricing and claims administration to yield an underwriting profit.

  Other Lines of Business. The Company's property risk excess of loss contracts cover a cedent's loss on a single "risk" in excess of the cedent's attachment point, rather than covering multiple risks as does property catastrophe reinsurance. A "risk" in this context might mean the insurance coverage on one building or a group of buildings or the insurance coverage under a single policy, which the reinsured treats as a single risk. In property pro rata reinsurance treaties, the Company assumes a proportional part of the original premiums and losses of the reinsured on non-catastrophe reinsurance contracts. In property pro rata reinsurance, the reinsurer generally pays the ceding company a ceding commission. The ceding commission generally is based on the ceding company's cost of acquiring the business being reinsured (including commissions, premium taxes, assessments and miscellaneous administrative expense) and also may include a profit factor.

  In addition to property risk excess of loss and pro rata, the Company also writes other lines of reinsurance, which currently include casualty clash, marine, crop hail, aviation and satellite. Casualty clash reinsurance protects cedents against an aggregation of casualty losses incurred by multiple insureds from a single event. In addition to aggregation of losses, casualty clash coverage protects a reinsured against a single extraordinary loss caused by a judgment in excess of the original policy limit issued (including punitive damages) or an action by an original insured against the insurer for "bad faith" handling of a claim (extra-contractual obligations). Marine and aviation risks involve property damage, although they may also involve casualty coverages arising from the same event causing the property claims. Crop hail reinsurance provides property coverage for hail damage to crops. Satellite reinsurance protects the reinsured primarily from losses relating to launches, improper orbits and other losses in the early stages of the satellite's life.

  The Company has formed LaSalle Re Capital to provide capital support to selected Lloyd's syndicates commencing in January 1997. The Company expects that such support will be provided through letters of credit or a deposit of funds at Lloyd's. The Company is currently negotiating with three syndicates. One of such syndicates writes direct and facultative property insurance, one writes marine insurance and reinsurance, and one writes professional indemnity and directors and officers' insurance and bankers blanket bond business. There can be no assurance that any such negotiations will result in a definitive agreement. LaSalle Re Capital's provision of capital support to Lloyd's syndicates is subject to approval by the appropriate regulatory authorities.

 Geographic Diversification

  The Company seeks to diversify its property catastrophe exposures across geographic zones in order to optimize its spread of risk. For the year ended September 30, 1996, 41.7% of the Company's net premiums written represented U.S.-based risks. Within the United States, the Company's largest exposure on a zonal basis is the West Coast, including Hawaii and Alaska. The remaining 58.3% of net premiums written was spread in other territories around the world. This distribution of risk is subject to change and is dependent upon rates available in various zones. The Company intends to continue its expansion in international writings to further diversify its exposures. As a result of long-term relationships between the Company's management and certain clients and brokers, the Company has developed a strong base of regional business in the U.S. This business assists the Company in diversifying its U.S.-based risks and makes more efficient use of its capital by limiting multi-zone exposures. In the year ended September 30, 1996, this regional business represented a significant component of the Company's U.S.-based net premiums written.

  The following table sets forth the percentage of the Company's net premiums written allocated to the zone of exposure at the dates indicated (dollars in millions):

            GEOGRAPHIC AREA              SEPTEMBER 30, 1996  SEPTEMBER 30, 1995
            ---------------              ------------------- -------------------
                                                  PERCENTAGE          PERCENTAGE
                                           NET      OF NET     NET      OF NET
                                         PREMIUMS  PREMIUMS  PREMIUMS  PREMIUMS
                                         WRITTEN   WRITTEN   WRITTEN   WRITTEN
                                         -------- ---------- -------- ----------
United States...........................  $ 79.4     41.7%    $ 91.6     45.4%
Europe (excluding the U.K.).............    22.0     11.6       21.0     10.4
United Kingdom..........................    16.3      8.6       14.1      7.0
Japan...................................     8.0      4.2        7.6      3.8
Australasia.............................    11.0      5.8        9.8      4.8
Worldwide...............................    22.0     11.6       26.9     13.3
Worldwide (excluding the U.S.)(1).......    11.5      6.0        8.8      4.4
Other(2)................................    16.5      8.6       16.1      8.0
Adjustments and reinstatements..........     3.5      1.9        6.0      2.9
                                          ------    -----     ------    -----
    Total...............................  $190.2    100.0%    $201.9    100.0%
                                          ======    =====     ======    =====

--------
(1) The category "Worldwide (excluding the U.S.)" consists of contracts that cover more than one zone (none of which is in the U.S.). The exposure in this category for business written to date is predominantly from Europe and Japan.
(2) Other relates to other lines of reinsurance, including casualty clash, marine, crop hail, aviation and satellite.

 Program Limits

  The following table sets forth the number of the Company's property catastrophe excess of loss programs written in the year ended September 30, 1996 by aggregate excess of loss program limits:

                                                                       NUMBER OF
                                                                       PROGRAMS
                                                                       ---------
      Greater than $15 million but less than $20 million..............      2
      $10-15 million..................................................     15
      $7.5-10 million.................................................     18
      $5-7.5 million..................................................     36
      $2.5-5 million..................................................     70
      Less than $2.5 million..........................................    209
                                                                          ---
          Total.......................................................    350
                                                                          ===

UNDERWRITING

  The Company's principal underwriting strategy is to underwrite property catastrophe exposures within clearly defined parameters that permit thorough analysis and appropriate pricing of each of the Company's reinsurance contracts. Underwriting decisions are made following analysis of each reinsurance contract based on the expected incremental return on equity in relation to the Company's overall portfolio of reinsurance contracts.

  The Underwriting/Actuarial Committee of the Board has set limits on the Company's aggregate exposure. The Company uses various methods to evaluate and monitor its exposure to loss. The Company diversifies its property catastrophe exposures worldwide and within each geographic zone and also maintains exposure limits within each geographic zone. Aggregate exposures also are controlled and monitored on a real-time basis using computer-based rating and control systems. The Company imposes attachment points in its contracts at a level that is expected to exceed frequency of loss and limits aggregate risk exposure. In addition, the Company regularly reevaluates its pricing to ensure that general market conditions remain attractive.

  The Company obtains information from brokers, potential cedents and other sources, as appropriate, in order to make informed underwriting decisions. A potential cedent generally is not accepted without a thorough examination of its historical record, management, business strategy, underwriting policies and risk management systems. The Company also seeks to select clients with disciplined catastrophe management programs. The Company seeks to build long-term relationships with its clients because the Company believes that it can underwrite renewal business with greater precision.

  The Company uses computer-based modeling systems to estimate exposure to loss and evaluate pricing adequacy of its reinsurance programs. These models are also used in the analysis of projected return on equity and the monitoring of aggregate exposures within geographic zones.

  For U.S.-based risks, the Company has developed a proprietary model called L-CAMTM (LaSalle Catastrophe Analysis Model). L-CAMTM incorporates commercially available catastrophe simulation models and the Company's internally-generated models. The commercially available models include (i) CATMAPTM, which uses market share data derived from zip code and/or country aggregate data to develop individual contract and portfolio loss statistics and (ii) IRASTM, which derives loss statistics based on hypothetical risk location determined from the most detailed information provided by the primary insurer. Models developed by the Company and used in L-CAMTM include (i) the Modified Historical Event Model, which fits a Pareto loss distribution to over 45 years of catastrophe loss data, adjusted for inflation and demographic shifts, (ii) the Market Loss Pricing Model, which uses underwriting-zone market share information to develop attachment and exhaustion probabilities from which pricing input is determined and (iii) the Industry Peer Model, which is a portfolio management tool selecting treaties in force with similar characteristics for pricing considerations.

  For non-U.S. based property catastrophe risks, the Company uses modeling techniques which incorporate Pareto loss distributions with exposure rating based on aggregate liabilities per geographic zone. The Company also examines experience ratings of adjusted historical loss events and, for some non-U.S. territories, uses a commercially available software program produced by EQUECAT International, which utilizes probabilistic and deterministic loss calculations.

  For the other lines of reinsurance, the Company uses internal rating techniques that incorporate, among other things, exposure and experience ratings and thorough analysis of loss ratios and underwriting expenses associated with the business to be reinsured. The Company carefully structures the terms and conditions of its contracts to restrict coverage to the specific perils intended.

  The results of these analyses are measured against the Company's current portfolio and other known treaties in the market and combined with management's knowledge of the client and the current reinsurance market environment. Pricing and participation decisions are then made based on the estimated exposure of losses and the potential impact of each contract on incremental return on equity.

  Underwriting services are provided to the Company by CNA Bermuda pursuant to the Underwriting Services Agreement. See "Certain Transactions--Underwriting Services Agreement." A staff of five professionals with extensive experience in the reinsurance industry currently serve as the Company's underwriting team in Bermuda. The Company also has access to the reinsurance expertise of CNA in terms of underwriting databases and technology, a staff of specialized professionals and a worldwide network of contacts in the reinsurance market. In addition, the underwriting of all new exposures is reviewed by the Chief Executive Officer or Chief Underwriting Officer of the Company.

MARKETING

  The Company markets its reinsurance products worldwide primarily through reinsurance brokers. By marketing its products primarily through the broker network, the Company avoids the expense of establishing and maintaining worldwide offices and marketing operations. The Company believes that its broker relationships permit it to obtain business and monitor developments in various lines of reinsurance in order to increase its writings when market conditions in those lines are favorable.

  The Company maintains an office in London, England through LaSalle Re Services. LaSalle Re Services introduces prospective customers to the Company and provides an important liaison with brokers in the London Market, assisting in the distribution of marketing literature and collecting information for LaSalle Re on demand and developments in the London reinsurance market generally. In addition, LaSalle Re Services plays a key role in the Company's marketing efforts in Europe.

  The Company strives to develop strong relationships with its brokers and clients. Retention of clients permits the Company to use experience regarding a client's underwriting practices and risk management systems to underwrite its own business with greater precision. The Company also targets brokers and clients that it believes will enhance the risk/return composition of its portfolio, are capable of supplying detailed and accurate underwriting data and can potentially add diversification to the Company's book of business. Additionally, the Company believes that its level of capital and surplus offers financial security and demonstrates to brokers and clients a high level of commitment to property catastrophe reinsurance.

  The Company focuses on providing high quality service by promptly responding to underwriting submissions, designing customized programs, offering lead terms when circumstances warrant and paying valid claims within an average of five days. The Company believes that it has established a reputation with its brokers and clients for high quality service.

  The Company received approximately 3,423 contract submissions in the year ended September 30, 1996 as compared to 3,667 in the year ended September 30, 1995. The Company is highly selective in accepting risks, extending coverage on only 995 contracts, or 29.1% of the program submissions received, in the year ended September 30, 1996. Subsidiaries and affiliates of Aon were brokers for approximately 12.4% and 10.6% of the Company's net written premiums in the years ended September 30, 1996 and 1995, respectively. Guy Carpenter & Company, Inc., together with its affiliates, generated 16.6% of the Company's net premiums written for the year ended September 30, 1996 and 21.1% of the Company's net premiums written for the year ended September 30, 1995. No other broker accounted for more than 10% of the Company's net premiums written for the years ended September 30, 1996 or 1995.

  Consistent with its emphasis on disciplined underwriting practices, the Company is not obligated to accept any business from any intermediary, including Aon, CNA or LaSalle Re Services. No intermediary has the authority to bind the Company on any business.

RESERVES

  The Company establishes loss reserves for the ultimate settlement costs of all losses and loss expenses incurred with respect to business written by it. As at September 30, 1996, the Company's total incurred losses and loss expenses from inception was $161.7 million. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and Note 9 to the Consolidated Financial Statements. GAAP does not permit the Company to establish reserves with respect to its property catastrophe reinsurance until an event occurs that may give rise to a claim. As a result, only loss reserves applicable to losses incurred up to the reporting date may be set aside, with no allowance for the provision of a contingency reserve to account for expected future losses.

  The derivation of loss reserves involves the actuarial and statistical projection at any given time of the Company's expectations of the ultimate settlement of loss and loss expenses. These loss projections become necessary, in large part, as a result of time lags associated with reinsurance loss reporting. These lags are principally attributable both to claimant delays in reporting to the primary carrier as well as primary and reinsurance company delays in gathering statistics and subsequently reporting cession details to the Company. As a result, in addition to the loss estimates reported by primary insurers on known claims, actuarially projected estimates of reserves applicable to both the development (growth) of known claims as well as the emergence of new claims reports related to losses events which have been incurred but not reported ("IBNR losses") prior to the evaluation date must be developed. In addition to the impact of reporting lags upon the accuracy of estimated loss liabilities, other factors have tremendous impact upon the ultimate settlement of insured losses, including loss cost inflation, trends in the amount of insurance purchased to the full value of insured properties and trends in the size and demographics of insured populations. The loss reserve estimates are not precise in that they necessarily involve an attempt to predict the ultimate outcome of future loss reporting and settlement activities.

  To establish appropriate loss reserves, the Company uses a combination of data sources and commercially available catastrophe models. These models are employed upon the occurrence of an event to arrive at estimates of losses to the Company. In addition, grouped and individual contract data illustrating the loss development history for prior similar events, as well as actual loss emergence experience of the underlying insurers, are analyzed to assist in the determination of suitable loss reserves. The data derived from the industry sources, and supplemented with the client specific information, are then used to arrive at estimates of loss emergence patterns and initial estimates of ultimate loss rates. These parameters are then applied, on a contract by contract basis, to arrive at estimates of ultimate losses. These loss estimates are then supplemented with the results derived from the catastrophe models, and final loss estimates are selected and reduced for losses reported to the Company to arrive at IBNR losses as of the date of evaluation.

  The reserves are reviewed regularly by the Company's actuaries and executive officers and the Board of Directors of LaSalle Re, and to the extent they develop upward or downward, the results are reflected in the net income in the period in which the reserve deficiency or redundancy is evaluated. There can be no assurance that the final loss settlements will not exceed the Company's loss reserve and have a material adverse effect upon the Company's financial condition and results of operations in a particular period. See "Risk Factors--Loss Reserves."

  The Company determines its reserves with the assistance of actuarial staff provided by Aon Bermuda pursuant to the Administrative Services Agreement. See "Certain Transactions--Administrative Services Agreement."

INVESTMENTS

 Composition of Portfolio

  The Board has implemented a set of investment guidelines designed to meet the Company's liquidity requirements and return objectives. The guidelines are intended to be conservative, stressing preservation of principal, yield enhancement through the identification of value and market inefficiencies, market liquidity and risk reduction. The primary objective of the investment portfolio, as set forth in the guidelines, is to maximize investment returns consistent with these policies. The Company's investment guidelines are reviewed periodically and are subject to change at the discretion of the Board.

  The following table summarizes the composition of the Company's investment portfolio as of September 30, 1996 and 1995 (dollars in millions):

                 TYPE OF INVESTMENT                        SEPTEMBER 30,
                 ------------------                  --------------------------
                                                         1996          1995
                                                     ------------  ------------
                                                      FAIR  % OF    FAIR  % OF
                                                     VALUE  TOTAL  VALUE  TOTAL
                                                     ------ -----  ------ -----
Fixed maturities:
  Non-U.S. government bonds and agencies............ $ 75.3  14.0% $ 63.3  12.1%
  U.S. government bonds and agencies................   90.1  16.8     4.9   0.9
  Corporate bonds...................................  325.1  60.5   371.8  71.2
                                                     ------ -----  ------ -----
    Subtotal........................................  490.5  91.3   440.0  84.2
Cash and cash equivalents...........................   47.0   8.7    82.4  15.8
                                                     ------ -----  ------ -----
    Total investments............................... $537.5 100.0% $522.4 100.0%
                                                     ====== =====  ====== =====

 Quality of Portfolio

  The Company has investment guidelines which restrict investments in securities below an "AA" grade rating to 15% of the total portfolio, and only 10% can be invested in "BBB" grade rating. In addition, the guidelines restrict investments in a single issuer to no greater than 5% of the market value of the portfolio (except for U.S. and U.K. Government issues) and, with respect to country of issue, to no greater than 25% of the market value of the portfolio, except for U.S. and supernational borrowers.

  The following table summarizes the composition of the Company's fixed maturity portfolio by rating as assigned by S&P or Moody's as of September 30, 1996 and 1995 (dollars in millions):

                       RATING                              SEPTEMBER 30,
                       ------                        --------------------------
                                                         1996          1995
                                                     ------------  ------------
                                                      FAIR  % OF    FAIR  % OF
                                                     VALUE  TOTAL  VALUE  TOTAL
                                                     ------ -----  ------ -----
AAA................................................. $310.5  63.3% $305.4  69.4%
AA..................................................  126.1  25.7   134.6  30.6
A...................................................   53.9  11.0     --    --
                                                     ------ -----  ------ -----
                                                     $490.5 100.0% $440.0 100.0%
                                                     ====== =====  ====== =====

 Maturity and Duration of Portfolio

  The Company's investment guidelines specify a one to four year duration for the Company's investment portfolio, reflecting the need to maintain a liquid, short duration portfolio to assure the Company's ability to pay claims on a timely basis. The Company currently has a target duration for the portfolio of three years and at September 30, 1996, the modified average duration of the portfolio was 2.57 years. The Company expects to periodically reevaluate the target duration in light of market conditions, including the level of interest rates, and estimates of the duration of its liabilities.

  The following table summarizes the contractual maturities of the Company's fixed maturity portfolio as of September 30, 1996 and 1995 (dollars in millions):

                                                           SEPTEMBER 30,
                                                     --------------------------
                                                         1996          1995
                                                     ------------  ------------
      Due in less than one year..................... $ 99.8  20.4% $ 45.1  10.3%
      Due in one to five years......................  331.8  67.6   353.3  80.3
      Due in five to ten years......................   58.9  12.0    41.6   9.4
      Greater than 10 years.........................    --    --      --    --
                                                     ------ -----  ------ -----
                                                     $490.5 100.0% $440.0 100.0%
                                                     ====== =====  ====== =====

 Equity Securities/Real Estate

  Pursuant to the Company's investment guidelines, the Company's investment portfolio may not contain any direct investments in real estate, mortgage loans or equity securities.

 Foreign Currency Exposures

  At present, the Company's fixed maturity portfolio is composed only of securities denominated in U.S. dollars. In the future, the Company's investment managers may be instructed to invest some of the fixed maturity portfolio in securities denominated in currencies other than U.S. dollars based upon the business the Company anticipates writing, the exposures and claims reserves on the Company's books and the local currency outlook compared to that of the U.S. dollar. The primary risk exposures and premiums receivable are denominated in U.S. dollars, European currencies, Japanese yen and Australian dollars.

  In an effort to manage its exposure to foreign currency exchange rate fluctuations, the Company from time to time enters into foreign exchange contracts. These contracts generally involve the exchange of one currency for U.S. dollars at some future date. At September 30, 1996, the Company had a notional principal amount outstanding of approximately $25.2 million in foreign exchange contracts as compared to $6.1 million at September 30, 1995. The carrying value of these contracts at September 30, 1996 approximated their fair value. Realized and unrealized gains or losses on these contracts are recorded as an income item in the Company's consolidated statement of operations. Foreign exchange contracts at September 30, 1996 generally had maturities of six months or less and related to major Western currencies.

 Diversification and Liquidity

  Pursuant to the investment guidelines of the Company, no more than 25% of the fair market value of the Company's investment portfolio may be invested in the securities of any sovereign government or agency issuing in its own currency (except for the U.S. and supernational entities). Additionally, no more than 5% of the fair market value of the investment portfolio may be invested in securities issued by any single issuer.

 Investment Manager

  LaSalle Re has entered into the Investment Management Agreement with Aon Advisors (the "Investment Manager"). Pursuant to the terms of the Investment Management Agreement, the Company pays the Investment Manager a fee equal to 0.35% per annum of the first $100 million of assets under management, 0.25% per annum of the next $100 million of assets under management in excess of $100 million and 0.15% per annum of any additional assets under management in excess of $200 million. The terms of the Investment Management Agreement were determined in arm's length commercial negotiations. The performance of, and the fees paid to, the Investment Manager under the Investment Management Agreement are reviewed periodically by the Board. See "Certain Transactions-- Investment Management Agreement."

COMPETITION

  The property catastrophe reinsurance industry is highly competitive. The Company competes, and will continue to compete, with major U.S. and non-U.S. insurers and property catastrophe reinsurers, including other Bermuda based property catastrophe reinsurers and CNA, some of which have greater financial and organizational resources than the Company. There may be established companies or new companies of which the Company is not aware which may be planning to enter the property catastrophe reinsurance market or existing reinsurers which may be planning to raise additional capital. In addition, Lloyd's began to allow capital from corporate investors in 1994. Competition in the types of reinsurance business that the Company underwrites is based on many factors, including rates and other terms and conditions offered, services provided, ratings assigned by independent rating agencies, speed of claims payment and reputation, the perceived financial strength and experience of the reinsurer in the line of reinsurance to be written.

  In April 1996, LaSalle Re received an initial rating from A.M. Best of "A-" (Excellent). Prior to that time, LaSalle Re was not rated by any rating agency. The rating received by LaSalle Re represents the fourth highest in the rating scale used by A.M. Best. In October 1996, LaSalle Re received an initial rating of its claims paying ability from S&P of "A" (Good). The rating received by LaSalle Re represents the sixth highest in the rating scale used by S&P. Such ratings are based on factors of concern to cedents and brokers and are not directed toward the protection of investors. Such ratings are neither a rating of securities nor a recommendation to buy, hold or sell such securities. While the Company believes that its new ratings will not be a major competitive advantage or disadvantage, some of the Company's principal competitors have higher ratings than the Company. Insurance ratings are one factor used by brokers and cedents as a means of assessing the financial strength and quality of reinsurers. In addition, a cedent's own rating may be adversely affected by the lack of a rating of its reinsurer. Therefore, a cedent may elect to reinsure with a competitor of the Company that has a higher insurance rating. Similarly, the lowering or loss of a rating in the future could adversely affect the Company's ability to compete.

  The Company is not licensed or admitted as an insurer in any jurisdiction other than Bermuda and has no plans to become so licensed or admitted. Because jurisdictions in the United States do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless security is posted, the Company's reinsurance contracts generally require it to post a letter of credit or provide other security for outstanding claims and/or unearned premiums. In order to post these letters of credit, the Company generally is required to provide the issuing banks with collateral equal to such amounts. As a result of the size of the Company's capitalization, the Company does not believe that its non-admitted status in any jurisdiction has, or should have, a material adverse effect on its ability to compete or obtain business in the property catastrophe reinsurance market in which it operates, principally because many of the Company's competitors are not admitted or licensed in United States jurisdictions. However, there can be no assurance that increased competitive pressure from current reinsurers and future market entrants or the Company's non-admitted status will not adversely affect the Company. See "Risk Factors-- Competition; Ratings; Non-Admitted Status."

EMPLOYEES

  The Company has three employees, which are Mr. Blake, Chairman, Chief Executive Officer and President of Holdings, Mr. Cook, Chief Financial Officer and Treasurer of Holdings and the Company's Investor Relations Manager. In addition to their activities, the Company's day-to-day operations are performed by affiliates of Aon and CNA pursuant to the Service Agreements. Under the Service Agreements, 31 employees of Aon and CNA are currently dedicated to the Company. See "Certain Transactions." The Company believes that its employee relations are satisfactory. None of the Company's employees are subject to collective bargaining agreements, and the Company knows of no current efforts to implement such agreements at the Company.

PROPERTIES

  The Company is provided office space in Bermuda and London by Aon Bermuda pursuant to the Administrative Services Agreement. See "Certain Transactions-- Administrative Service Agreement."

LEGAL PROCEEDINGS

  The Company is not currently involved in any litigation or arbitration. The Company expects, however, that it will be subject to litigation and arbitration from time to time in the ordinary course of its business.

REGULATION

 Bermuda

  The Insurance Act 1978, as amended, and Related Regulations. As a holding company, Holdings is not subject to Bermuda insurance regulations. However, the Insurance Act, which regulates the insurance business of LaSalle Re, provides that no person shall carry on an insurance business in or from within Bermuda unless registered as an insurer under the Insurance Act by the Minister of Finance (the "Minister"). The Minister, in deciding whether to grant registration, has broad discretion to act as he thinks fit in the public interest. The Minister is required by the Insurance Act to determine whether the applicant is a fit and proper body to be engaged in the insurance business and, in particular, whether it has, or has available to it, adequate knowledge and expertise. The registration of an applicant as an insurer is subject to its complying with the terms of its registration and such other conditions as the Minister may impose at any time.

  An Insurance Advisory Committee appointed by the Minister advises him on matters connected with the discharge of his functions, and sub-committees thereof supervise and review the law and practice of insurance in Bermuda, including reviews of accounting and administrative procedures.

  The Insurance Act imposes on Bermuda insurance companies solvency and liquidity standards and auditing and reporting requirements and grants to the Minister powers to supervise, investigate and intervene in the affairs of insurance companies. Other significant aspects of the Bermuda insurance regulatory framework are set forth below.

  Cancellation of Insurer's Registration. An insurer's registration may be cancelled by the Minister on certain grounds specified in the Insurance Act, including failure of the insurer to comply with its obligations under the Insurance Act or, if in the opinion of the Minister after consultation with the Insurance Advisory Committee, the insurer has not been carrying on business in accordance with sound insurance principles.

  Independent Approved Auditor. Every registered insurer must appoint an independent auditor who will annually audit and report on the Statutory Financial Statements and the Statutory Financial Return of the insurer, both of which, in the case of LaSalle Re, are required to be filed annually with the Registrar of Companies (the "Registrar"), who is the chief administrative officer under the Insurance Act. The independent auditor of the insurer must be approved by the Minister and may be the same person or firm which audits the insurer's financial statements and reports for presentation to its shareholders.

  Loss Reserve Specialist. LaSalle Re is registered as a Class 4 insurer. Every Class 4 insurer is required to submit an annual loss reserve opinion when filing the Annual Statutory Financial Return. This opinion must be issued by a Loss Reserve Specialist. The Loss Reserve Specialist, who will normally be a qualified casualty actuary, must be approved by the Minister.

  Statutory Financial Statements. An insurer must prepare Annual Statutory Financial Statements. The Insurance Act prescribes rules for the preparation and substance of such Statutory Financial Statements (which include, in statutory form, a balance sheet, income statement, statement of capital and surplus and detailed notes thereto). The insurer is required to give detailed information and analyses regarding premiums, claims, reinsurance and investments. The Statutory Financial Statements are not prepared in accordance with GAAP and are distinct from the financial statements prepared for presentation to the insurer's shareholders under the Companies Act 1981 of Bermuda, which financial statements may be prepared in accordance with GAAP. LaSalle Re is required to submit the Annual Statutory Financial Statements as part of the Annual Statutory Financial Return.

  Minimum Solvency Margin. The Insurance Act provides that the statutory assets of an insurer must exceed its statutory liabilities by an amount greater than the prescribed minimum solvency margin which varies with the type of business and class of registration of the insurer and the insurer's net premiums written and loss reserve level. As a registered Class 4 insurer, LaSalle Re is required to maintain a minimum solvency margin equal to the greatest of $100 million, 50% of its net premiums written and 15% of its loss and other certain insurance reserves. At September 30, 1996, LaSalle Re's actual statutory capital and surplus was $476.7 million, compared to its minimum solvency margin requirement of $100 million.

  Minimum Liquidity Ratio. The Insurance Act provides a minimum liquidity ratio for general business. An insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include cash and time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, accounts and premiums receivable and reinsurance balances receivable. There are certain categories of assets which, unless specifically permitted by the Minister, do not automatically qualify as relevant assets, such as unquoted equity securities, investments in and advances to affiliates, real estate and collateral loans. The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities (by interpretation, those not specifically defined).

  Annual Statutory Financial Return. LaSalle Re is required to file with the Registrar an Annual Statutory Financial Return no later than four months after its financial year end (unless specifically extended). The Annual Statutory Financial Return includes, among other matters, a report of the approved independent auditor on the Annual Statutory Financial Statements of the insurer; a declaration of the statutory ratios; a solvency certificate; the Annual Statutory Financial Statements themselves; the opinion of the approved Loss Reserve Specialist and certain details concerning ceded reinsurance. The solvency certificate and the declaration of the statutory ratios must be signed by the principal representative and at least two directors of the insurer who are required to state (among other matters) whether the Minimum Solvency Margin and, in the case of the solvency certificate, the

Minimum Liquidity Ratio have been met, and the independent approved auditor is required to state whether in its opinion it was reasonable for them to so state and whether the declaration of the statutory ratios complies with the requirements of the Insurance Act. The Statutory Financial Return must include the opinion of the Loss Reserve Specialist in respect of the loss and loss expense provisions of LaSalle Re. Where an insurer's accounts have been audited for any purpose other than compliance with the Insurance Act, a statement to that effect must be filed with the Statutory Financial Return.

  Supervision, Investigation and Intervention. The Minister may appoint an inspector with extensive powers to investigate the affairs of an insurer if the Minister believes that an investigation is required in the interest of the insurer's policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to him, the Minister may direct an insurer to produce documents or information relating to matters connected with the insurer's business.

  If it appears to the Minister that there is a risk of the insurer becoming insolvent or that it is in breach of the Insurance Act or any conditions imposed upon its registration, the Minister may (among other matters) direct the insurer not to take on any new insurance business; not to vary any insurance contract if the effect would be to increase the insurer's liabilities; not to make certain investments; to realize certain investments; to maintain in Bermuda, or transfer to the custody of a specified bank, certain assets; not to declare or pay any dividends or other distributions or to restrict the making of such payments; and/or to limit its premium income.

  Principal Representative. An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. For the purpose of the Insurance Act, the principal office of LaSalle Re is at the Company's offices at 25 Church Street, Hamilton HM FX Bermuda, and Andrew Cook is the principal representative of LaSalle Re. Without a reason acceptable to the Minister, an insurer may not terminate the appointment of its principal representative, and the principal representative may not cease to act as such, unless 30 days' notice in writing to the Minister is given of the intention to do so. It is the duty of the principal representative, within 30 days of his reaching the view that there is a likelihood of the insurer for which he acts becoming insolvent or its coming to his knowledge, or his having reason to believe, that an "event" has occurred, to make a report in writing to the Minister setting out all the particulars of the case that are available to him. Examples of such an "event" include failure by the reinsurer to comply substantially with a condition imposed upon the reinsurer by the Minister relating to a solvency margin or a liquidity or other ratio.

  Class 4 Insurer. LaSalle Re is registered as a Class 4 insurer and, as such:
(i) is required to maintain a minimum statutory capital and surplus equal to the greatest of $100 million, 50% of its net premiums written and 15% of its loss and other insurance reserves; (ii) is required to file annually within four months following the end of the relevant financial year with the Registrar a Statutory Financial Return together with a copy of its Annual Statutory Financial Statements and an opinion of a Loss Reserve Specialist in respect of its loss and loss expense provisions; (iii) is prohibited from declaring or paying any dividends during any financial year if it is in breach of its minimum solvency margin or minimum liquidity ratio or if the declaration or payment of such dividends would cause it to fail to meet such margin or ratio (if it has failed to meet its minimum solvency margin or minimum liquidity ratio on the last day of any financial year, LaSalle Re will be prohibited, without the approval of the Minister, from declaring or paying any dividends during the next financial year); (iv) is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year's statutory balance sheet) unless it files with the Registrar an affidavit stating that it will continue to meet the required margins; (v) is prohibited, without the approval of the Minister, from reducing by 15% or more its total statutory capital, as set out in its previous year's financial statements; and
(vi) is required, at any time it fails to meet its solvency margin, within 30 days (45 days where total statutory capital and surplus falls to $75 million or less) after becoming aware of that failure or having reason to believe that such failure has occurred to file with the Minister a written report containing certain information.

  Certain Other Considerations. As "exempted" companies, Holdings and LaSalle Re may not, without the express authorization of the Bermuda legislature or a license granted by a Minister, participate in certain business transactions, including: (i) the acquisition or holding of land in Bermuda (except that required for its business and held by way of lease or tenancy agreement for a term not exceeding 21 years); (ii) the taking of mortgages on land in Bermuda in excess of $50,000; or (iii) the carrying on of business of any kind in Bermuda, except in furtherance of the business of the Company carried on outside Bermuda.

  The Bermuda government actively encourages foreign investment in "exempted" entities like the Company that are based in Bermuda but do not operate in competition with local businesses. As well as having no restrictions on the degree of foreign ownership, Holdings and LaSalle Re are not currently subject to taxes on their income or dividends or to any foreign exchange controls in Bermuda. In addition, there currently is no capital gains tax in Bermuda, and profits can be accumulated by Holdings and LaSalle Re, as required, without limitation.

UNITED STATES, UNITED KINGDOM AND OTHER

  LaSalle Re is registered as an insurer and is subject to regulation and supervision in Bermuda. LaSalle Re is not admitted or authorized to do business in any jurisdiction except Bermuda. The insurance laws of each state of the United States do not directly regulate the sale of reinsurance within their jurisdictions by alien insurers, such as LaSalle Re. Nevertheless, the sale of reinsurance by alien reinsurers, such as LaSalle Re, to insurance companies domiciled or licensed in United States jurisdictions is indirectly regulated by state "credit for reinsurance" laws that operate to deny financial statement credit to ceding insurers unless the non-admitted alien reinsurer posts acceptable security for ceded liabilities and agrees to certain contract provisions (e.g., insolvency and intermediary clauses). Although the insurance laws of United States jurisdictions generally exempt the business of reinsurance from "doing business" laws, the Company conducts its business at its principal offices in Bermuda and does not maintain an office in the United States, and its personnel do not solicit, advertise, settle claims or conduct other insurance activities in the United States. All policies are issued and delivered and premiums are received outside the United States. The Company does not believe that it is subject to the insurance laws of any state in the United States.

  From time to time, there have been congressional and other initiatives in the United States regarding the supervision and regulation of the insurance industry, including proposals to supervise and regulate alien reinsurers. While none of these proposals has been adopted to date on either the federal or state level, there can be no assurance that federal or state legislation will not be enacted subjecting the Company to supervision and regulation in the United States, which could have a material adverse effect on the Company. In addition, no assurance can be given that if the Company were to become subject to any laws of the United States or any state thereof or of any other country at any time in the future, it would be in compliance with such laws.

  LaSalle Re does not intend to maintain an office or to solicit, advertise, settle claims or conduct other insurance activities in any jurisdiction other than Bermuda where the conduct of such activities would require that LaSalle Re be so admitted. Consistent with this policy, LaSalle Re established LaSalle Re Services as a subsidiary in the United Kingdom to operate a London "contact office" at the London Underwriting Center. LaSalle Re Services is not registered as an insurer in England or in any other jurisdiction. The Company believes that LaSalle Re Services is not required to be registered as an insurance company in the United Kingdom, and that the activities of LaSalle Re Services do not cause the Company to be subject to regulation as an insurance company in the United Kingdom.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The table below sets forth the names, ages and positions of the persons who are the directors and executive officers of the Company as of September 30, 1996.

             NAME            AGE                         POSITION
             ----            ---                         --------
   Victor H. Blake.........   61 Chairman, Chief Executive Officer and President; Director
   William J. Adamson, Jr..   43 Deputy Chairman; Director
   Andrew Africk...........   30 Director
   Ivan P. Berk............   59 Director
   Joseph Haviv............   42 Director
   Jonathan H. Kagan.......   40 Director
   Donald P. Koziol, Jr....   48 Director
   Lester Pollack..........   63 Director
   Peter J. Rackley........   58 Director
   Scott A. Schoen.........   38 Director
   Harvey G. Simons........   49 Director
   David A. Stockman.......   49 Director
   Paul J. Zepf............   31 Director
   Guy D. Hengesbaugh......   37 Executive Vice President and Chief Underwriting Officer
   Andrew Cook.............   34 Chief Financial Officer and Treasurer

  Victor H. Blake has been Chairman, Chief Executive Officer and President of Holdings since its organization in September 1995 and Chairman and Chief Executive Officer of LaSalle Re since May 1994. Mr. Blake has 37 years experience in the insurance industry, concentrating primarily in reinsurance. Mr. Blake served as Chairman and Chief Executive Officer of CNA Re, a leading property and casualty insurer operating in the London market, from its formation in 1976 until October 1995. In addition, he acted as the chairman and chief executive officer of CNA Reinsurance Group, from its formation in April 1994 until October 1995. CNA Reinsurance Group includes CNA Re and CNA's United States reinsurance operations. Mr. Blake is the non-executive chairman of CNA Reinsurance Group. Mr. Blake is also founder Chairman of the LUC Holdings Ltd, the shareholders of the London Underwriting Centre, a marketplace housing many of the London market insurers and reinsurers. He also served as a member of the Council of the London Insurance and Reinsurance Market Association and its predecessor bodies from 1977 to 1996.

  William J. Adamson, Jr. has been Deputy Chairman and a director of Holdings since its organization in September 1995 and a director of LaSalle Re since its organization in October 1993. He also served as Chairman of LaSalle Re from its inception until May 1994. Mr. Adamson has 21 years experience with CNA in the reinsurance industry in Chicago and London. Mr. Adamson became Chief Executive Officer of CNA Re in November 1995. Mr. Adamson has been Senior Vice President of Continental Casualty Company ("CCC") since November 1995 and head of its Chicago-based reinsurance operations and also President of CNA Re and CNA Bermuda since 1993. Prior to his appointment as Senior Vice President, he was a Group Vice President and a Vice President of CCC and its principal insurance subsidiaries. Mr. Adamson has acted as the chief operating officer of CNA Reinsurance Group since its formation in April 1994 and became its chief executive officer in November 1995.

  Andrew Africk has been a director of Holdings since its organization in September 1995 and an alternate director of LaSalle Re since its organization in October 1993. Mr. Africk has been associated since 1992 with Apollo Advisors, L.P., which acts as managing general partner of certain securities investment funds, and Lion Advisors, L.P., which acts as financial advisor to and representative for certain institutional investors with respect to securities investments. Prior thereto, Mr. Africk was completing graduate degree programs at the Wharton School of Business and the University of Pennsylvania Law School. Mr. Africk is also a director of Continental Graphics Holdings, Inc. and Culligan Water Technologies, Inc.

  Ivan P. Berk has been a director of Holdings since its organization in September 1995 and an alternate director of LaSalle Re since its organization in October 1993. He has been Executive Director-Manager of Equities of Aon Advisors, Inc. since March 1993 and was Senior Portfolio Manager of Aon Advisors, Inc. from December 1990 until March 1993. Mr. Berk has 28 years of investment experience, including the formation of six insurance related companies in the last three years.

  Joseph Haviv has been a director of Holdings since October 1995. Mr. Haviv has been Vice President of EXOR America Inc. since April 1994. Prior to his current position with EXOR America Inc., Mr. Haviv was a Principal of McKinsey & Company, Inc.

  Jonathan H. Kagan has been a director of Holdings since its organization in September 1995 and a director of LaSalle Re since its organization in October 1993. Mr. Kagan is a Managing Director of Corporate Advisors, L.P., which he joined in 1988. Mr. Kagan has also been associated with Lazard Freres & Co. LLC since 1980, has been a Managing Director since 1995 and is a Managing Director of Centre Partners Management llc. Mr. Kagan is also a director of Continental Cablevision, Inc., Tyco Toys Inc. and Firearms Training Systems, Inc.

  Donald P. Koziol, Jr. has been a director of Holdings since its organization in September 1995. Mr. Koziol has been Executive Vice President and Chief Operating Officer of Aon Risk Services since January 1995. Mr. Koziol was Chairman and Chief Executive Officer of Carvill America, Inc., a reinsurance brokerage firm, from 1984 until 1994.

  Lester Pollack has been a director of Holdings since its organization in September 1995 and director of LaSalle Re since its organization in October 1993. Mr. Pollack was a Deputy Chairman of LaSalle Re from October 1993 to May 1996. Mr. Pollack has been a Managing Director of Centre Partners Management llc since 1995, Senior Managing Director of Corporate Advisors, L.P. since 1988, Managing Director of Lazard Freres & Co. LLC since 1986 and Chief Executive Officer of Centre Partners, L.P. since 1986. Mr. Pollack is also a director of Continental Cablevision, Inc., Parlex Corporation, Polaroid Corporation, Sphere Drake Holdings, Ltd., SunAmerica, Inc. and Tidewater Inc.

  Peter J. Rackley has been a director of Holdings since its organization in September 1995 and a director of LaSalle Re since its organization in October 1993. Mr. Rackley has been Chairman and Group Chief Executive of Western International Financial Group Ltd., a Bermuda-based insurance business, since 1993. Prior to that, Mr. Rackley held senior management executive positions in General Accident Fire & Life Assurance Company plc and NZI Insurance Group. Mr. Rackley is also Chairman of Catlin Westgen Holdings Limited, Westgen High Ridge Holdings Limited, and CHA Insurance Company Limited and Deputy Chairman of Commercial Risk Partners Limited.

  Scott A. Schoen has been a director of Holdings since its organization in September 1995 and a director of LaSalle Re since its organization in October 1993. Mr. Schoen is a Managing Director of Thomas H. Lee Company which he joined in 1986. Mr. Schoen is also a director of Alliance International Group, Inc., Anchor Advanced Products, Health O Meter Products Inc., Rayovac Corporation and First Alert, Inc. and a Trustee of Insight Premier Funds.

  Harvey G. Simons has been a director of Holdings since its organization in September 1995 and a director of LaSalle Re since its organization in October 1993. Mr. Simons has served as Executive Vice President and Chief Underwriting Officer of CNA International Reinsurance Company Limited for more than five years.

  David A. Stockman has been a director of Holdings since its organization in September 1995 and a director of LaSalle Re since its organization in October 1993. Mr. Stockman was a Deputy Chairman of LaSalle Re from October 1993 to May 1996. Mr. Stockman has been a General Partner of Blackstone Group Holdings L.P. ("Blackstone") since 1988. Prior to joining Blackstone, Mr. Stockman was a Managing Director of Salomon Brothers Inc. Mr. Stockman served as the Director of the Office of Management and Budget in the Reagan Administration from 1981 to 1985. Prior to that, Mr. Stockman represented Southern Michigan in the U.S. House of Representatives. Mr. Stockman is also a director of Collins & Aikman Corporation.

  Paul J. Zepf has been a director of Holdings since May 1996. Previously he had been an alternate director of LaSalle Re since its organization in September 1993. He is a Principal of Corporate Advisors, L.P., which he joined in 1989. Mr. Zepf is also a Principal of Centre Partners Management llc, which manages Centre Capital Investors II, L.P. and related investment funds. Mr. Zepf is also a director of Firearms Training Systems, Inc.

  Guy D. Hengesbaugh has been Executive Vice President and Chief Underwriting Officer of Holdings since its organization in September 1995 and Executive Vice President and Chief Underwriting Officer of LaSalle Re since its organization in October 1993. Mr. Hengesbaugh has ten years experience in underwriting management with CNA in Chicago and London. Mr. Hengesbaugh is a Vice President of CCC and an employee of CNA Bermuda and his services are made available to the Company pursuant to the Underwriting Services Agreement. See "Certain Transactions--Underwriting Services Agreement."

  Andrew Cook, a Chartered Accountant, has been Chief Financial Officer and Treasurer of Holdings since its organization in September 1995 and Chief Financial Officer and Treasurer of LaSalle Re since its organization in October 1993. Mr. Cook was an employee of Aon from 1993 until October 1995. Mr. Cook was employed by Becher and Carlson Risk Management Limited, a subsidiary of American Re, from November 1990 to October 1993, where he was a Vice President responsible for a portfolio of captive insurance companies. From December 1987 to October 1990, Mr. Cook was an audit manager with Ernst & Young in Bermuda specializing in the audit of insurance and reinsurance companies.

  None of the directors or executive officers has any family relationship with any other director or executive officer.

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

  The Board is divided into three classes of directors. The terms of office of those directors in the first class (Messrs. Adamson, Berk, Schoen, Stockman and Zepf) expire in 1999, of those in the second class (Messrs. Blake, Haviv, Pollack and Simons) expire in 1997 and of those in the third class (Messrs. Africk, Kagan, Koziol and Rackley) expire in 1998. The directors of the class elected at each future annual meeting of shareholders hold office for a term of three years. The Bye-Laws provide for a Board of 13 directors and empower the Board to appoint persons to fill any vacancies.

  Directors of Holdings are currently not paid to serve on the Board. Non-management directors of Holdings receive reimbursement of their reasonable costs for attendance at each meeting of the Board and each meeting of a committee of the Board.

  The Board has established five standing committees: Underwriting/Actuarial, Nominating, Investment, Audit and Compensation. The Underwriting/Actuarial Committee establishes guidelines for the Company's underwriters and actuaries and periodically reviews underwriting decisions. The Nominating Committee reviews candidates for the Board and makes recommendations to shareholders. The Investment Committee approves guidelines that provide standards to ensure portfolio liquidity and safety, approves investment managers and custodians for portfolio assets and recommends asset allocations to the Board. The Audit Committee reviews the adequacy and effectiveness of the external auditors and their audit report. The Compensation Committee has responsibility for determining executive compensation and administers the Company's stock option and stock purchase plans.

EXECUTIVE COMPENSATION

  The following table sets forth, in summary form, the compensation earned by each of the Company's executive officers during the years ended September 30, 1995 and 1996:

                          SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                     ANNUAL COMPENSATION           COMPENSATION
                                ---------------------------------  ------------
                                                                    SECURITIES
   NAME AND PRINCIPAL    FISCAL                      OTHER ANNUAL   UNDERLYING   ALL OTHER
        POSITION          YEAR   SALARY      BONUS   COMPENSATION    OPTIONS    COMPENSATION
   ------------------    ------ --------    -------- ------------  ------------ ------------
Victor H. Blake.........  1995  $262,500(1) $ 90,421   $134,785(2)                $ 22,695(3)
 Chief Executive Officer  1996   529,038     525,000    118,778(2)    85,218       852,308(4)
 and President
Guy D. Hengesbaugh(5)...  1995  $170,000    $ 45,000   $ 71,783(6)                $  5,950(7)
 Executive Vice
 President and            1996   200,000     100,000    104,756(6)    45,000         7,788(7)
 Chief Underwriting
  Officer
Andrew Cook(8)..........  1995  $ 97,333    $ 19,000   $ 30,835(9)                $  7,740(10)
 Chief Financial Officer  1996   161,231      75,000     76,077(9)    33,000        13,701(11)
 and Treasurer

--------
 (1) The compensation indicated relates to Mr. Blake's part-time service. See "Management--Employment Agreements."
 (2) Includes housing expenses of $123,541 for fiscal 1995 and $116,346 for fiscal 1996.
 (3) Consists of amounts paid for life insurance covering Mr. Blake.
 (4) Consists of $489,061 paid in connection with certain pension benefits for services rendered in fiscal 1996 and prior periods, $249,863 paid in connection with certain pension benefits for future services, $88,096 paid for monthly pension contributions, $22,032 paid for life insurance covering Mr. Blake and $3,256 paid for permanent health insurance covering Mr. Blake.
 (5) The compensation indicated was paid by CNA Bermuda pursuant to the Underwriting Services Agreement. See "Certain Transactions--Underwriting Services Agreement."
 (6) Includes housing expenses and overseas allowances of $66,106 for fiscal 1995 and $97,607 for fiscal 1996.
 (7) Consists of contributions to a 401(k) Plan.
 (8) The compensation indicated for fiscal 1995 was paid by Aon Bermuda pursuant to the Administrative Services Agreement. See "Certain Transactions--Underwriting Services Agreement."
 (9) Includes housing expenses of $28,800 for fiscal 1995 and $60,462 for fiscal 1996.
(10) Consists of $5,740 paid in connection with a noncontributory pension plan and $2,000 paid in connection with a Company savings plan.
(11) Consists of $13,701 paid in connection with a noncontributory pension plan.

  The following table sets forth information concerning stock options granted to each of the Company's executive officers during the year ended September 30, 1996:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                             INDIVIDUAL GRANTS
                         -------------------------------------------------------------------------------------------
                          NUMBER OF                                           POTENTIAL REALIZABLE VALUE AT ASSUMED
                         SECURITIES    % OF TOTAL                                  ANNUAL RATES OF STOCK PRICE
                         UNDERLYING  OPTIONS GRANTED                            APPRECIATION FOR OPTION TERM (2)
                           OPTIONS   TO EMPLOYEES IN EXERCISE OR  EXPIRATION  --------------------------------------
NAME                     GRANTED (1)   FISCAL YEAR   BASE PRICE      DATE             5%                10%
----                     ----------- --------------- ----------- ------------ ------------------ -------------------
Victor H. Blake.........   85,218         52.2%        $18.75    November 27, $        1,507,937 $        3,115,753
                                                                     2005
Guy D. Hengesbaugh......   45,000         27.6%        $18.75    November 27, $          796,277 $        1,645,297
                                                                     2005
Andrew Cook.............   33,000         20.2%        $18.75    November 27, $          583,937 $        1,206,551
                                                                     2005

--------
(1) The options vest ratably in five annual installments over five years from the date of grant.
(2) The actual value, if any, an executive officer may realize will depend on the future performance of the Common Shares and the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive officer will be at or near the value reflected in the above table. These amounts represent certain assumed rates of appreciation only and may not be realized by the executive officer.

  The following table sets forth information for each of the Company's executive officers with regard to the number of Common Shares underlying unexercised stock options and SARs, and the value of such stock options and SARs, in each case at September 30, 1996. No stock options or SARs have been exercised by any of the executive officers.

  AGGREGATE OPTION/SAR EXERCISES IN FISCAL YEAR 1996 AND 1996 FISCAL YEAR-END
                               OPTION/SAR VALUES

                      NUMBER OF SECURITIES UNDERLYING   VALUE OF UNEXERCISED
                        UNEXERCISED OPTIONS/SARS AT   IN-THE-MONEY OPTIONS/SARS
                            SEPTEMBER 30, 1996          AT SEPTEMBER 30, 1996
NAME                     EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
----                  ------------------------------- -------------------------
Victor H. Blake(1)...            0/426,090                  0/$4,802,034
Guy D. Hengesbaugh...            0/ 45,000                  0/$  208,350
Andrew Cook..........            0/ 33,000                  0/$  152,790

--------
(1) Of the 426,090 securities underlying Mr. Blake's options/SARs, 85,218 pertain to stock options and 340,872 pertain to SARs. These are valued at $394,559 and $4,407,475, respectively.

EMPLOYMENT AGREEMENTS

  The Company has entered into an employment agreement, as amended, with Victor H. Blake, pursuant to which he serves as Chairman of the Board of Directors, President and Chief Executive Officer of the Company. The agreement provides for an annual base salary, which is currently $575,000. In addition, Mr. Blake is entitled to an annual non-discretionary bonus based on the amount, if any, by which the Company's return on equity for that year exceeds 15% per annum, subject to a maximum of $855,000 (which he would receive at a 35% rate of return). In addition, Mr. Blake has been awarded 340,872 stock appreciation rights ("SARs") with respect to Common Shares. A portion of these SARs may become exercisable on January 1 of each of 1997, 1998 or 1999 based upon the amount, if any, by which the Company's compound annual rate of return exceeds 18% per annum for the entire measurement period. Once exercisable, each SAR may be exercised on or before March 30, 2004 or, if earlier, two years after Mr. Blake's termination of employment, for an amount equal to the fair market value of a Common Share, minus an amount equal to $16.67 minus dividend adjustments. The current exercise price is $10.45. The Company's dividend policy will likely result in substantial downward adjustments to this exercise price. See "Dividend Policy." Alternatively, at the Company's sole discretion, the SARs will entitle Mr. Blake to either (i) the number of special non-voting shares, par value U.S. $1.00 per share, which were issued by LaSalle Re in connection with the formation and capitalization of LaSalle Re (the "Special Non-Voting Shares") equal to the aggregate value of the SARs divided by the fair market value of a Special Non-Voting Share at the exercise date, or (ii) upon payment of the base value for each SAR, the number of Special Non-Voting Shares equal to the number of SARs exercised. The SARs may also become exercisable upon the occurrence of an "extraordinary transaction" involving a change in control of the Company. The agreement also provides Mr. Blake with certain benefits, including certain disability, pension and life insurance benefits, use of an automobile, certain club memberships and reimbursement of expenses incurred on a basis appropriate to an individual holding the position of chairman of a company such as the Company. In addition, the Company has loaned $695,000 to Mr. Blake in order to finance the purchase of a condominium in Bermuda. See "Certain Transactions--Loan to Executive Officer." The agreement expires on March 31, 2000, but provides for automatic annual one-year renewals thereafter unless notice of non-renewal is provided by either party at least 18 months prior to the expiration of the agreement.

  Mr. Blake has agreed that, during the Non-Competition Period (as defined below), he will not directly or indirectly (i) provide goods or perform services for the benefit of any client, except with respect to goods provided or services performed for the benefit of the Company or CNA by the Company during the period in which Mr. Blake is employed by the Company, or (ii) solicit, attempt to solicit, or endeavor to procure engagement, for himself or for any business, the opportunity to provide such goods or perform services for any person (a) to whom the Company has provided such goods or performed such services for the benefit of the Company or CNA in the 12-month period prior to Mr. Blake's termination date or (b) to whom, during the six-month period prior to Mr. Blake's termination date, the Company has devoted material efforts to obtaining as a purchaser of its goods or services. Mr. Blake has also agreed that, during the Non-Competition Period, he will not directly or indirectly, divert or attempt to divert any business from the Company. For purposes of the agreement, the "Non-Competition Period" means (i) if Mr. Blake's employment is terminated because of his permanent disability, for cause or if Mr. Blake resigns, the period commencing on the date Mr. Blake's employment is terminated and continuing for 24 months following such termination date and (ii) if Mr. Blake terminates his employment following a breach of the agreement by the Company or if Mr. Blake's employment is otherwise terminated by the Company, the period commencing on the date Mr. Blake's employment is terminated and continuing until the earlier to occur of the last day of the agreement term or 24 months following the termination date; provided that, for purposes of clause (ii), the Company may extend the Non-Competition Period beyond the end of the agreement term to a specified date not later than 24 months following the termination date upon continuation of Mr. Blake's then applicable base salary.

  The Company has entered into an employment agreement with Andrew Cook pursuant to which he serves as Chief Financial Officer and Treasurer of both Holdings and LaSalle Re. The agreement is for a three-year term and provides for an annual base salary, which is currently $185,000. In addition, Mr. Cook is entitled to an annual partially discretionary bonus based in part on the Company's return on equity, subject to a maximum of $185,000. The agreement provides Mr. Cook with certain benefits, including disability and pension benefits, use of an automobile, club membership, housing and living allowance and reimbursement of reasonable business expenses. The agreement also includes a non-competition clause that is similar to the non-competition clause contained in Mr. Blake's employment agreement and described above.

LONG-TERM INCENTIVE PLAN

  Holdings has adopted a Long-Term Incentive Plan (the "Incentive Plan"). The Incentive Plan permits the award of stock options, SARs, restricted stock, performance stock and performance units, and permits the establishment of one or more stock purchase programs. The number of Common Shares that may be issued with respect to awards under the Incentive Plan (including share purchase and all other types of awards) may not exceed 340,938 shares in the aggregate. The Incentive Plan is administered by the Compensation Committee of the Board of Holdings. The Compensation Committee, in its discretion, may make awards to (and establish stock purchase programs for the benefit of) employees of Holdings and its subsidiaries, and other persons providing services to those companies. The Incentive Plan permits the grant of options to purchase Common Shares that are either incentive stock options that satisfy the requirements of Section 422 of the Code, or non-qualified options that are not intended to satisfy the requirements of Section 422 of the Code. SARs may be granted in tandem or otherwise in connection with options, or may be granted as free-standing awards. Under the terms of the Incentive Plan, options and SARs will have an exercise price that is not less than the par value of Common Shares at the time of grant, and may be exercised for a period of not more than ten years following the grant date. If the holder of an option or SAR ceases to be an employee of Holdings and its subsidiaries, and otherwise ceases to provide services to Holdings and its subsidiaries, the holder (or his estate) will have not more than three months to exercise any vested options and SARs, unless the holder's termination was by reason of retirement, death or disability. In the case of retirement, the holder will have not more than three years to exercise any options and SARs, and in the case of termination because of death or disability, the holder will have not more than one year to exercise any options and SARs. The Incentive Plan permits the grant of restricted stock, the vesting of which is subject to such conditions as may be established by the Compensation Committee. The Incentive Plan permits the grant of performance stock, the distribution of which is subject to achievement of such performance objectives as may be established by the Compensation Committee. The Incentive Plan permits the grant of performance units, which entitle the holder to receive value for the units at the end of a performance period to the extent provided under the award. The number of units earned, and value received for them, will be contingent on the degree to which the performance measures established at the time of the initial award are met. The Incentive Plan permits the establishment of stock purchase programs by the Compensation Committee. Such programs may permit discount purchases of Common Shares, and may provide that Holdings will award Common Shares matching the Common Shares purchased by the participants (but at a matching rate that is not greater than one matching share for each share purchased by the participant, and matching share awards may not be made in conjunction with discount purchases of stock). Any shares subject to an award under the Incentive Plan that for any reason expires or is terminated without issuance of shares shall again be available under the Incentive Plan.

EMPLOYEE STOCK PURCHASE PLAN

  Holdings has adopted the LaSalle Re Holdings Limited Employee Stock Purchase Plan (the "Stock Purchase Plan"). Under the Stock Purchase Plan, Holdings is authorized to sell up to 150,000 Common Shares at a discount to eligible employees of Holdings and its subsidiaries, and other persons providing services to those companies. Offers and sales of Common Shares under the Stock Purchase Plan will be made only in accordance with the provisions of Regulation S under the Securities Act. The Stock Purchase Plan is administered by the Compensation Committee. The Compensation Committee establishes subscriptions periods during which eligible employees may authorize the Company to make payroll deductions equal to 2%, 5%, 10%, 15%, or 20% of the individual's salary otherwise payable during such subscription period up to $25,000 in any calendar year ($12,500 in the period beginning July 1, 1996 and ending December 31, 1996). On the third business day following the last business day of such subscription period, a participant will be deemed to purchase the number of whole Common Shares as his or her accumulated payroll deductions for the period will purchase. The purchase price is 85% of the fair market value of the Common Shares on the last business day of such period. Any compensation costs resulting from the issuance of shares under the Stock Purchase Plan will be borne by Aon and CNA. If a participant ceases to be an eligible employee for any reason during a subscription period, all payroll deductions accumulated during such period that have not been used to purchase Common Shares will be paid to such participant without interest. Common Shares sold to participants may not be sold by a participant for a period of two years after the date on which such shares were purchased by a participant. However, if the Compensation Committee determines that a sale by a participant prior to the end of the two-year period is on account of hardship, as determined by the Compensation Committee in accordance with the terms of the Stock Purchase Plan, the participant may sell to the Company and the Company shall purchase from the participant prior to the end of the two year period, the Common Shares which have been purchased by the participant. The sale price of the Common Shares sold to the Company will be the lesser of the fair market value of such Common Shares determined as of the date of such sale or the price which the participant paid for such Common Shares when the participant purchased them. None of the executive officers of the Company are entitled to participate in the Stock Purchase Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Board consists of Messrs. Pollack, Rackley, Haviv, Africk and Schoen. No member of the Compensation Committee is or was an officer or employee of the Company or served as a director or a member of the compensation committee of any other company, one of whose executive officers served as a member of the Board or a member of the Compensation Committee of the Board.

                             CERTAIN TRANSACTIONS

FORMATION AND RECAPITALIZATION

  In connection with the formation and capitalization of LaSalle Re, LaSalle Re issued options to purchase 2,336,130 Special Non-Voting Shares to Founding Shareholders who purchased 1,500,000 or more common shares, par value $0.01 per share, of LaSalle Re (the "LaSalle Re Common Shares"), or Special Non-Voting Shares, including options to purchase 909,000 Special Non-Voting Shares, 454,500 Special Non-Voting Shares and 454,500 Special Non-Voting Shares to Aon, CNA and Corporate Partners, respectively. The options are all currently exercisable. The original exercise price of the options was $16.67, which was equal to the fair value of LaSalle Re Common Shares at the grant date, minus dividend adjustments. The current exercise price is $10.45. The Company's dividend policy will likely result in substantial downward adjustments to this exercise price. See "Dividend Policy." Because the options were granted to certain of the Founding Shareholders and their affiliates as an inducement to purchase stock in LaSalle Re, no compensation expense has been recorded by LaSalle Re in connection with the options.

  In connection with the formation of LaSalle Re, organizational expenses of $600,000 were paid by LaSalle Re on behalf of Corporate Partners in respect of legal and other organizational costs, and placement fees of $5,681,250 were paid to Lazard Freres & Co. LLC. Lester Pollack, a director of Holdings, is Senior Managing Director of Corporate Advisors, L.P. ("Corporate Advisors") and a Managing Director of Lazard Freres & Co. LLC. Jonathan H. Kagan, a director of Holdings and of LaSalle Re, is a Managing Director of Corporate Advisors and a Managing Director of Lazard Freres & Co. LLC. A wholly owned subsidiary of Lazard Freres & Co. LLC is the sole general partner of Corporate Advisors, which in turn is the sole general partner of Corporate Partners, L.P. and Corporate Offshore Partners, L.P. Corporate Advisors is also an investment manager for The State Board Administration of Florida, which purchased 372,198 LaSalle Re Common Shares and Special Non-Voting Shares pursuant to its investment management agreement with Corporate Advisors. Certain entities controlled by Lazard Freres & Co. LLC also own limited partnership interests in Corporate Partners, L.P. and Corporate Advisors.

  Immediately prior to the completion of the Company's initial public offering, an exchange offer (the "Exchange Offer") was consummated, pursuant to which (i) the Founding Shareholders exchanged all shares of capital stock of LaSalle Re for Common Shares or, in certain circumstances, Exchangeable Non-Voting Shares, (ii) those Founding Shareholders who are U.S. Persons and who held options to purchase Special Non-Voting Shares exchanged their options for options to purchase Exchangeable Non-Voting Shares and (iii) those Founding Shareholders who are not U.S. Persons and who held options to purchase Special Non-Voting Shares exchanged their options for options to purchase Common Shares. Pursuant to the Exchange Offer, Aon, CNA, Corporate Partners, affiliates of Blackstone (the "Blackstone Entities"), Hyatt Minneapolis Corporation ("Hyatt") and affiliates of Thomas H. Lee Company ("Thomas H. Lee Company") exchanged an aggregate of 8,329,290 LaSalle Re Common Shares and Special Non-Voting Shares for 8,329,290 Exchangeable Non-Voting Shares of LaSalle Re. The Exchangeable Non-Voting Shares are exchangeable for Common Shares on a one-for-one basis, unless the Board determines that such exchange may cause actual or potential adverse tax consequences to the Company or any shareholder, pursuant to a Conversion Agreement among Holdings, LaSalle Re, and all holders of Exchangeable Non-Voting Shares of LaSalle Re or options to acquire such shares (the "Conversion Agreement"). Immediately following the completion of the Company's initial public offering, LaSalle Re redeemed an aggregate of 1,392,000 LaSalle Re Common Shares and Special Non-Voting Shares from Aon, CNA, Corporate Partners, the Blackstone Entities, Hyatt and Thomas H. Lee Company at a price per share that was the equivalent of the initial public offering price per Common Share (less the underwriting discount and commissions).

UNDERWRITING SERVICES AGREEMENT

  Pursuant to the Underwriting Services Agreement, CNA Bermuda provides underwriting services and underwrites all classes of insurance and reinsurance as agent for LaSalle Re. The Underwriting Services

Agreement expires on December 31, 1998 with a two year extension at the option of the Company. Until December 31, 1995, the fees for the underwriting services were as follows: (i) 2% for the first $150 million of gross written and collected premiums per fiscal year and 1.5% thereafter and (ii) for periods during which the Company's loss ratio since inception of LaSalle Re was 57% or less, subject to certain conditions, an underwriting profit commission of 2.5% of the aggregate net underwriting profits of LaSalle Re. Effective January 1, 1996, these fees are (i) 1.5% of gross written and collected premiums per fiscal year and (ii) subject to the same loss ratio test and conditions, an underwriting profit commission of 4.0% of the aggregate net underwriting profits of LaSalle Re. The fees for underwriting services were renegotiated in September 1995 by and approved by a vote of directors of LaSalle Re who are not affiliated with either CNA or Aon. The performance of CNA Bermuda and the fees paid are periodically reviewed by the Board of Directors of LaSalle Re.

  LaSalle Re accrued underwriting service fees to CNA Services of $3,081,245, $3,411,321 and $1,465,283 for the years ended September 30, 1996 and 1995 and the period from October 26, 1993 to September 30, 1994. In addition, the Company incurred profit commissions to CNA Bermuda of $4,139,573, $2,186,071 and $nil for the years ended September 30, 1996 and 1995 and the period from October 26, 1993 to September 30, 1994.

ADMINISTRATIVE SERVICES AGREEMENT

  Pursuant to the Administrative Services Agreement, Aon Bermuda provides LaSalle Re with actuarial and financial reporting, accounting, office space and other administrative services. The Administrative Services Agreement expires on December 31, 1998 with a two year extension at the option of the Company. The fees for administrative services are: (i) $547,945 for 1993 (pro rata basis), (ii) $3,000,000 for 1994, (iii) $5,000,000 for 1995 and (iv)
$7,000,000 for 1996. For periods beginning January 1, 1997, the fees for administrative services, and for the claims administrator services currently performed by IRISC, will be $3,300,000 per year, plus a commission of 2.75% of the aggregate net underwriting profits of LaSalle Re, for periods during which the Company's loss ratio is 57% or less, subject to the same conditions applicable in the Underwriting Services Agreement. The fees for administrative services were negotiated in September 1995 by and approved by a vote of directors who are not affiliated with either CNA or Aon. The performance of Aon Bermuda and the fees paid are periodically reviewed by the Board of Directors of LaSalle Re.

INVESTMENT MANAGEMENT AGREEMENT

  Pursuant to the Investment Management Agreement, Aon Advisors provides LaSalle Re with investment management services in accordance with the investment guidelines set by the Board of Directors of LaSalle Re. The Investment Management Agreement expires on September 30, 1998 with a one year extension at the option of the Company. The fees for the investment management services are as follows: (i) 35 basis points for the first $100 million of funds under management, (ii) 25 basis points for the next $100 million of funds under management and (iii) 15 basis points for all funds managed in excess of $200 million. The fees for investment management services were reviewed in September 1995 by and reapproved by a vote of directors of LaSalle Re who are not affiliated with either CNA or Aon. The performance of Aon Advisors and the fees paid are periodically reviewed by the Board of Directors of LaSalle Re. LaSalle Re paid Aon Advisors investment management fees of $1,027,685, $986,774 and $752,348 for the years ended September 30, 1996 and
1995 and the period from October 26, 1993 to September 30, 1994.

CLAIMS AGREEMENT

  Pursuant to the Claims Agreement, IRISC serves as claims administrator for LaSalle Re. After a review in September 1995 by directors who are not affiliated with CNA or Aon, the Company notified IRISC that it would not renew the Claims Agreement. As a result, the Claims Agreement will terminate on December 31, 1996. The services provided under the Claims Agreement will be provided by Aon Bermuda for no additional charge under the Administrative Services Agreement after December 31, 1996. The minimum fees under the Claims Agreement are as follows: (i) $nil for 1993, (ii) $50,000 for 1994, (iii) $52,750 for 1995 and (iv) $55,651 for 1996. The Claims Agreement also provides for additional fees calculated on an hourly basis if services provided exceed 450 hours in a given year.

SHAREHOLDERS AGREEMENT

  Pursuant to the Shareholders Agreement, certain holders of Common Shares have the right to demand that Holdings register such shares with the Commission for an underwritten or at the market public offering. Such shareholders also have the right to have their Common Shares registered in connection with any registration of securities by Holdings. Such demand right may be exercised at any time, subject to limitations. In connection with the first four such registrations, Holdings is required to bear all registration and selling expenses, other than underwriting fees and commissions. Pursuant to the Shareholders Agreement, Holdings also is (i) prevented from engaging in certain activities without the consent of a majority of the holders of Exchangeable Non-Voting Shares, (ii) prevented from incurring certain indebtedness without the consent of a majority of the holders of Common Shares who are parties to the Shareholders Agreement and (iii) prevented from changing the terms of the Exchangeable Non-Voting Shares (other than as contemplated by the Conversion Agreement) without the consent of a majority of both of (A) the outstanding Exchangeable Non-Voting Shares and (B) the Common Shares held by certain Founding Shareholders. In addition, upon a liquidation of LaSalle Re, holders of Exchangeable Non-Voting Shares will be contractually obligated to the parties to the Shareholders Agreement to transfer to holders of Common Shares such amount so as to ensure that the proceeds of the liquidation will be shared on a pro rata basis among the holders of Common Shares and the Exchangeable Non-Voting Shares. Additionally, LaSalle Re may not knowingly sell reinsurance so as to generate "related person insurance income" of 20% or more of its gross insurance income without approval of 85% of the Board of Directors of LaSalle Re. If LaSalle Re knowingly sells reinsurance so as to generate "related person insurance income" of 20% or more of its gross insurance income, then any such shareholder may exercise its registration rights regardless of the number of Common Shares it holds or, at the option of Holdings, Holdings may repurchase such shareholder's shares for their fair market value.

EXCESS OWNERSHIP AGREEMENT

  Pursuant to an Excess Ownership Agreement dated November 27, 1995 among LaSalle Re, Holdings and certain Founding Shareholders (the "Excess Ownership Agreement"), each such shareholder will at the request of Holdings (i) provide certain information on its ownership to Holdings, (ii) notify the Company of any change in its ownership and (iii) inquire of each new partner or new 10% owner of the shareholder if such party owns shares in the Company or any ownership interest in any shareholder of the Company. Additionally, under certain circumstances such Founding Shareholders will agree to dispose of all or part of their respective shares of Holdings or to exchange them for Exchangeable Non-Voting Shares of LaSalle Re.

REINSURANCE TRANSACTIONS WITH AON AND CNA

  In the years ended September 1996 and 1995 and the period from October 26, 1993 to September 30, 1994, the Company assumed premiums totalling approximately $24,045,470, $28,835,485 and $24,186,000, respectively, from a ceding company related to CNA. Absent CNA's relationship with the Company, such premiums may not have been written by the Company. In addition, during the same periods the Company wrote premiums totalling approximately $23,577,000, $22,057,000 and $14,163,000, respectively, through brokers related to Aon. During the same periods, brokerage fees incurred in respect of this business were approximately $2,357,700, $2,205,700 and $1,416,300, respectively. The terms of these reinsurance transactions were negotiated between the parties and the Company believes that such terms were at market rates.

LOAN TO EXECUTIVE OFFICER

  In accordance with Mr. Blake's employment agreement, the Company loaned Mr. Blake $695,000 to purchase a condominium in Bermuda. See "Management-- Employment Agreements." The loan is secured by a mortgage on the condominium. The Company has agreed to reimburse Mr. Blake for interest paid on the loan. The loan is due at the time the condominium is sold or otherwise transferred by Mr. Blake. Subject to Mr. Blake's right to purchase the condominium upon termination of his employment, the sale of the condominium is required within a reasonable time following termination of his employment. If Mr. Blake elects to purchase the condominium upon termination of his employment, the principal of, and any unpaid interest on, the loan will be due on the 50th day after the termination date. If, as of the termination date, the fair market value of the condominium has increased over the purchase price, Mr. Blake shall also be required to pay the amount of the increase to the Company. If the fair market value of the condominium has decreased to below the purchase price, the amount due from Mr. Blake shall be reduced by the amount of the decrease.

                      PRINCIPAL AND SELLING SHAREHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Common Shares and Exchangeable Non-Voting Shares by (i) each shareholder who is known by the Company to beneficially own more than 5% of the outstanding Common Shares, (ii) each director, (iii) each executive officer of the Company, (iv) all directors and executive officers as a group and (v) each Selling Shareholder. Amounts set forth under the heading "Common Shares to be Sold in the Offerings" are based on indications of interest received by the Company of the number, if any, of Exchangeable Non-Voting Shares that each Selling Shareholder wishes to convert into Common Shares and the number of Common Shares that each Selling Shareholder wishes to sell. As a result, those amounts and other amounts such as those set forth under the heading "Ownership After Offerings" are subject to change. Unless otherwise indicated, each such person or individual has sole voting and investment power with respect to all such Common Shares. Amounts of less than 1% are indicated by an asterisk.

                           OWNERSHIP PRIOR TO OFFERINGS              OWNERSHIP AFTER OFFERINGS
                          ------------------------------           ------------------------------
                                             PERCENT OF                               PERCENT OF
                                            TOTAL COMMON  COMMON                     TOTAL COMMON
                                    PERCENT  SHARES AND  SHARES TO           PERCENT  SHARES AND
                          NUMBER OF   OF    EXCHANGEABLE  BE SOLD  NUMBER OF   OF    EXCHANGEABLE
                           COMMON   COMMON   NON-VOTING   IN THE    COMMON   COMMON   NON-VOTING
NAME OF BENEFICIAL OWNER   SHARES   SHARES     SHARES    OFFERINGS  SHARES   SHARES     SHARES
------------------------  --------- ------- ------------ --------- --------- ------- ------------
Aon Corporation(1)......    556,500  3.87%     13.20%     690,059    556,500  3.38%     10.16%
 123 North Wacker Drive
 Chicago, IL 60606
Continental Casualty      1,425,354  9.90      13.20            0  1,425,354  8.65      13.20
 Company(2).............
 CNA Plaza
 Chicago, IL 60685
Corporate Partners(3)...    911,917  6.33      12.84      636,237    911,917  5.53      10.04
 30 Rockefeller Plaza
 Suite 5050
 New York, NY 10020
Apollo LS Holdings        1,073,959  7.46       4.73      266,064    807,895  4.90       3.55
 LDC(4).................
 P.O. Box 694
 George Town, Grand
 Cayman
 Cayman Islands, B.V.I.
Blackstone Entities(5)..    403,569  2.80       9.17      454,454    403,569  2.45       7.17
 345 Park Avenue
 31st Floor
 New York, NY 10154
FIMA Finance Management   1,073,959  7.46       4.73      266,064    807,895  4.90       3.55
 Inc. (BVI)(6)..........
 Wickhams Cay
 P.O. Box 662
 Road Town, Tortola
 British Virgin Islands
Hyatt Minneapolis         1,425,354  9.90       6.60       74,646  1,425,354  8.65       6.27
 Corporation............
 200 West Madison Street
 Chicago, IL 60606
Perry Partners, L.P.(7).    643,417  4.47       2.83      158,657    484,760  2.94       2.13
 245 Park Avenue
 44th Floor
 New York, NY 10167
Thomas H. Lee               493,847  3.43       4.59      227,228    493,847  3.00       3.59
 Company(8).............
 75 State Street
 Boston, MA 01752

                           OWNERSHIP PRIOR TO OFFERINGS              OWNERSHIP AFTER OFFERINGS
                          ------------------------------           ------------------------------
                                             PERCENT OF                               PERCENT OF
                                            TOTAL COMMON  COMMON                     TOTAL COMMON
                                    PERCENT  SHARES AND  SHARES TO           PERCENT  SHARES AND
                          NUMBER OF   OF    EXCHANGEABLE  BE SOLD  NUMBER OF   OF    EXCHANGEABLE
                           COMMON   COMMON   NON-VOTING   IN THE    COMMON   COMMON   NON-VOTING
NAME OF BENEFICIAL OWNER   SHARES   SHARES     SHARES    OFFERINGS  SHARES   SHARES     SHARES
------------------------  --------- ------- ------------ --------- --------- ------- ------------
Strome Group(9).........  1,073,959   7.46%      4.73%    266,064    807,895   4.90%     3.55%
 100 Wilshire Boulevard
 15th Floor
 Santa Monica, CA 90401
Bermuda Investors            96,656      *         *       23,945     72,711      *         *
 Limited................
Brinson Venture Capital.    150,000   1.04         *       34,503    115,497      *         *
Engineers Joint Pension      12,888      *         *        3,193      9,695      *         *
 Fund...................
Generali Worldwide
 Insurance Company
 Limited................    120,000      *         *       27,602     92,398      *         *
Lamb Partners...........     42,957      *         *       10,641     32,316      *         *
Leon Black Trusts.......     42,957      *         *       10,641     32,316      *         *
Victor H. Blake.........     22,010      *         *            0     22,010      *         *
William J. Adamson, Jr..      1,000      *         *            0      1,000    --        --
Andrew Africk...........          0    --        --             0          0    --        --
Ivan P. Berk............        300      *         *            0        300      *         *
Joseph Haviv............          0    --        --             0          0    --        --
Jonathan H. Kagan(3)....    911,917   6.33     12.84            0    911,917   5.53     10.04
Donald P. Koziol, Jr....          0    --        --             0          0    --        --
Lester Pollack(3).......    911,917   6.33     12.84            0    911,917   5.53     10.04
Peter J. Rackley........          0    --        --             0          0    --        --
Scott A. Schoen(8)......    493,847   3.43      4.59            0    493,847   3.00      3.59
Harvey G. Simons........          0    --        --             0          0    --        --
David A. Stockman(5)....    403,569   2.80      9.17            0    403,569   2.45      7.17
Paul J. Zepf(10)........    912,417   6.34     12.84            0    912,417   5.54     10.05
Guy D. Hengesbaugh......      1,000      *         *            0      1,000      *         *
Andrew Cook.............      1,000      *         *            0      1,000      *         *
All directors and
 executive officers as a
 group (15 persons).....  1,835,143  12.75     26.72            0  1,835,143  11.14     20.92

--------
   * Less than 1%.
(1) Of these shares, 50% are owned by each of Combined Insurance Company of America and Virginia Surety Company, Inc., which are the registered shareholders of the Common Shares and wholly owned subsidiaries of Aon. Excludes options to purchase 909,000 Exchangeable Non-Voting Shares.
(2) All of these shares are owned by Continental Casualty Company, the registered shareholder of the Common Shares and a wholly owned subsidiary of CNA Financial Corporation. At December 31, 1995, approximately 84% of the outstanding voting securities of CNA Financial Corporation were owned by Loews Corporation. Excludes options to purchase 454,500 Exchangeable Non-Voting Shares.
(3) Of these shares, 85%, 6% and 9% are owned by Corporate Partners, L.P., Corporate Offshore Partners, L.P. and the State Board Administration of Florida ("SBA"), respectively, which are the registered shareholders of the Common Shares. Corporate Advisors, as the general partner of Corporate Partners, L.P. and Corporate Offshore Partners, L.P., has sole voting and investment power as to the shares held by them. Corporate Advisors serves as investment manager over a certain investment management account for SBA and has sole voting and dispositive power with respect to the Common Shares held by SBA. All shares listed in the table as being beneficially owned by Messrs. Pollack and Kagan are beneficially owned by Corporate Advisors. Mr. Pollack may be deemed to share voting and investment power over such shares as the Chairman and Treasurer and as a Director of LFCP Corp. and Senior Managing Director of Corporate Advisors. Mr. Kagan may be deemed to share voting and investment power over such shares as the President of LFCP Corp. and Managing Director of Corporate Advisors. LFCP Corp. is the sole general partner of Corporate Advisors and a wholly owned subsidiary of Lazard Freres & Co. llc. Mr. Pollack and Mr. Kagan are both Managing Directors of Lazard Freres & Co. llc. Each of Messrs. Pollack and Kagan disclaims beneficial ownership of such shares. Excludes options to purchase 454,500 Exchangeable Non-Voting Shares.

(4) Apollo LS Holdings LDC is a subsidiary of AIF II, L.P. Apollo Capital Management, Inc. is the general partner of the managing general partner of AIF II, L.P. Leon E. Black and John J. Hannan are the directors of Apollo Capital Management, Inc. Each of Messrs. Black and Hannan disclaims beneficial ownership of such Common Shares. Excludes options to purchase 68,175 Common Shares.

(5) Of these shares, 71%, 22% and 7% are owned by Blackstone LR Capital Partners L.P., Blackstone LR Offshore Capital Partners, L.P., and Blackstone Family Investment Partnership (Cayman) L.P., respectively, which are the registered shareholders of the Common Shares. Mr. Stockman has an interest in the general partner of each of the Blackstone Entities and may be deemed to share voting and investment power with respect to all of such Common Shares. The general partner of the general partner of the Blackstone Entities is owned and controlled by Peter G. Peterson and Stephen A. Schwarzman, each of whom have voting and investment power over the Common Shares held or controlled by the Blackstone Entities. Each of Messrs. Peterson, Schwarzman and Stockman disclaims beneficial ownership of such Common Shares. Excludes options to purchase 136,350 Exchangeable Non-Voting Shares.

(6) FIMA Finance Management Inc. (BVI) is a wholly-owned subsidiary of EXOR Group S.A., a publicly traded corporation incorporated in Luxembourg. Excludes options to purchase 68,175 Common Shares.

(7) Perry Corp. is the general partner of Perry Partners, L.P. Excludes options to purchase 40,087 Exchangeable Non-Voting Shares.

(8) Of these shares, 82% and 18% are owned by Thomas H. Lee Equity Partners and THL-CCI Investors Limited Partnership, respectively, which are the registered shareholders of the Common Shares. Mr. Schoen is an employee of Thomas H. Lee Company, which is an affiliate of Thomas H. Lee Equity Partners and THL-CCI Investors Limited Partnership and may be deemed to share voting and investment power with respect to all of such Common Shares. Mr. Schoen disclaims beneficial ownership of such Common Shares. Excludes options to purchase 68,175 Exchangeable Non-Voting Shares.

(9) Of these shares, 60% and 40% are owned by Strome Offshore Limited and Strome Partners, L.P., respectively. SSCO, Inc. is the general partner of the general partner of Strome Partners, L.P. and the general partner of the investment advisor to Strome Offshore Limited. SSCO, Inc. is controlled by Mark Strome. Mr. Strome disclaims beneficial ownership of such Common Shares. Excludes options to purchase 68,175 Exchangeable Non-Voting Shares.

(10) Of these 912,417 shares, 911,917 are owned by Corporate Partners, L.P., Corporate Offshore Partners, L.P. and SBA. Corporate Advisors, as the general partner of Corporate Partners, L.P. and Corporate Offshore Partners, L.P., has sole voting and investment power as to the shares held by them. Corporate Advisors serves as investment manager over a certain investment management account for SBA and has sole voting and dispositive power with respect to the Common Shares held by SBA. Mr. Zepf may be deemed to share voting and investment power over such shares as a Principal of Corporate Advisors. Mr. Zepf disclaims beneficial ownership of such shares. Excludes options to purchase 454,500 Exchangeable Non-Voting Shares.

                         DESCRIPTION OF CAPITAL STOCK

CAPITAL STOCK OF HOLDINGS

  The following description of the capital stock of Holdings summarizes certain provisions of the Memorandum of Association of Holdings and the Bye-Laws. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Memorandum of Association of Holdings and the Bye-Laws. Copies of the Memorandum of Association of Holdings and the Bye-Laws are filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  General. The authorized share capital of Holdings consists of: (i) 100,000,000 Common Shares, of which 16,480,344 Common Shares will be outstanding upon consummation of the Offerings and (ii) preferred shares, par value $1.00 per share, none of which are outstanding.

  Common Shares. Holders of Common Shares are entitled to one vote for each Common Share held on all matters submitted to a vote on a poll of such holders and do not have any cumulative voting rights. Most matters to be approved by holders of Common Shares require approval by a simple majority vote. The holders of 75% of the Common Shares present in person or by proxy at a meeting and voting thereon must generally approve a merger or amalgamation with another company. Holders of Common Shares have no pre-emptive, redemption, conversion or sinking fund rights. In the event of a liquidation, dissolution or winding-up of Holdings, the holders of Common Shares are entitled to share equally and ratably in the assets of Holdings, if any, remaining after the payment of all debts and liabilities of Holdings and the liquidation preference of any outstanding Preferred Shares. Upon completion of the Offerings, all outstanding Common Shares will be fully paid and nonassessable.

  Any transfer of Common Shares that results in a shareholder (other than a mutual fund) beneficially holding Common Shares equaling 5% or more of the voting power of Holdings or any shareholder holding "Controlled Shares" in excess of 9.9% of the voting power of Holdings, in each case without the Board's prior approval, shall not be registered in the share register of Holdings and shall be void and of no effect. "Controlled Shares" means (i) all shares of Holdings directly, indirectly or constructively owned by any person within the meaning of Section 958 of the Code and (ii) all shares of Holdings directly, indirectly or beneficially owned by such person within the meaning of Section 13(d) of the Exchange Act (including any shares owned by a group of persons as so defined and including any shares that would otherwise be excluded by the provisions of Section 13(d)(6) of the Exchange Act). This restriction is a limitation on ownership and does not preclude the exercise of proxies by management or others. In addition, the Board has absolute discretion to decline to register a transfer of Common Shares unless a registration statement under the Securities Act is in effect with respect to such Common Shares or a written opinion from counsel acceptable to the directors is obtained to the effect that such registration is not required. See "Risk Factors--Anti-Takeover Considerations."

  Preferred Shares. Pursuant to the Bye-Laws and Bermuda law, the Board by resolution may issue preferred shares having such number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by the Board without the approval of the shareholders of Holdings. Such powers, rights, preferences and limitations as may be established could have the effect of discouraging an attempt to obtain control of the Company.

  Bye-Laws. The Bye-Laws provide for the corporate governance of Holdings, including the establishment of share rights, modification of such rights, issuance of share certificates, imposition of a lien over shares in respect of unpaid amounts on those shares, calls on shares which are not fully paid, forfeiture of shares, the transfer of shares, alterations to capital, the calling and conduct of general meetings, proxies, the appointment and removal of directors, conduct and powers of directors, the payment of dividends, the appointment of an auditor and the winding-up of Holdings.

  The Bye-Laws provide that the Board shall be divided into three classes that are elected for staggered three-year terms. Shareholders may only remove a director for cause prior to the expiration of such director's term at a special meeting of shareholders at which a majority of the holders of shares present and voting in favor of such action.

  The Bye-Laws also provide that if the Board in its absolute discretion determines that share ownership by any shareholder may result in adverse tax, regulatory or legal consequences to Holdings, any of its subsidiaries or any other shareholder, then Holdings will have the option, but not the obligation, to repurchase all or part of the shares held by such shareholder to the extent the Board determines it is necessary or advisable to avoid such adverse or potential adverse consequences. The price to be paid for such shares will be the fair market value of such shares.

CAPITAL STOCK OF LASALLE RE

  The following description of the capital stock of LaSalle Re summarizes certain provisions of the Memorandum of Association and the Bye-Laws of LaSalle Re. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Memorandum of Association and the Bye-Laws of LaSalle Re.

  General. The authorized share capital of LaSalle Re consists of: (i) LaSalle Re Common Shares, of which 14,397,720 LaSalle Re Common Shares are currently outstanding, (ii) Exchangeable Non-Voting Shares, of which 8,329,290 are currently outstanding and (iii) preferred shares, par value $1.00 per share (the "LaSalle Re Preferred Shares"), none of which are outstanding.

  Common Shares. Holders of LaSalle Re Common Shares are entitled to one vote per share on all matters submitted to a vote of holders of LaSalle Re Common Shares and do not have any cumulative voting rights. Most matters to be approved by holders of LaSalle Re Common Shares require approval by a simple majority vote. The holders of 75% of the LaSalle Re Common Shares present in person or by proxy at a meeting and voting thereon must generally approve a merger or amalgamation with another company. Holders of LaSalle Re Common Shares have no pre-emptive, redemption, conversion or sinking fund rights. In the event of a liquidation, dissolution or winding-up of LaSalle Re, the holders of LaSalle Re Common Shares are entitled to share equally and ratably in the assets of LaSalle Re, if any, remaining after the payment of all debts and liabilities of LaSalle Re and the liquidation preference of any outstanding preferred shares of LaSalle Re. There is no restriction on the transfer or voting power of LaSalle Re Common Shares other than (i) the discretion of the Board of Directors of LaSalle Re to decline to register a transfer of LaSalle Re Common Shares unless a registration statement under the Securities Act is in effect with respect to such LaSalle Re Common Shares or a written opinion from counsel acceptable to the directors is obtained to the effect that such registration is not required and (ii) as otherwise restricted under Bermuda law.

  Exchangeable Non-Voting Shares. The Exchangeable Non-Voting Shares shall at all times rank, as to the assets, dividends and in all other respects, on a parity with LaSalle Re Common Shares, except that Exchangeable Non-Voting Shares shall not have the right to vote on any matters except as required by Bermuda law and except as provided in the Shareholders Agreement. The Exchangeable Non-Voting Shares are exchangeable for Common Shares of Holdings on a one-for-one basis, unless the Board determines that such exchange may cause actual or potential adverse tax consequences to the Company or any shareholder, pursuant to the Conversion Agreement. Upon a liquidation of LaSalle Re, holders of Exchangeable Non-Voting Shares will be contractually obligated to the parties to the Shareholders Agreement to transfer to holders of Common Shares such amount so as to ensure that the proceeds of the liquidation will be shared on a pro rata basis among the holders of Common Shares and the Exchangeable Non-Voting Shares.

  Preferred Shares. Pursuant to the Bye-Laws of LaSalle Re and Bermuda law, the Board of Directors of LaSalle Re by resolution may issue preferred shares having such number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by the Board of Directors of LaSalle Re without the approval of the shareholders of LaSalle Re. In connection with the Company's credit facility, LaSalle Re has authorized the issuance of up to $100 million of LaSalle Re Preferred Shares and concurrently entered into a subscription agreement dated as of December 1, 1995 with Holdings, pursuant to which Holdings agreed to subscribe from time to time for LaSalle Re Preferred Shares at a price of $25 per share, for a period of five years ending on December 1, 2000. Holders of the LaSalle Re Preferred Shares are, among other things, entitled to preferential dividend rates and distribution rights upon liquidation or dissolution of LaSalle Re and to notice of shareholder meetings.

TRANSFER AGENT

  The Company's registrar and transfer agent for the Common Shares is First Chicago Trust Company of New York.

DIFFERENCES IN CORPORATE LAW

  The Companies Act 1981 of Bermuda (the "Act") differs in certain material respects from laws generally applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant provisions of the Act (including modifications adopted pursuant to the Bye-
Laws) applicable to the Company, which differ in certain respects from provisions of Delaware corporate law. The following statements are summaries, and do not purport to deal with all aspects of Bermuda law that may be relevant to the Company and its shareholders.

  Interested Directors. The Bye-Laws provide that any transaction entered into by the Company in which a director has an interest is not voidable by the Company nor can such director be liable to the Company for any profit realized pursuant to such transaction provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. Under Delaware law, such transaction would not be voidable if (i) the material facts as to such interested director's relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) such material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the stockholders or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for any transaction for which such director derived an improper personal benefit.

  Mergers and Similar Arrangements. The Company may acquire the business of another Bermuda exempted company or a company incorporated outside Bermuda and carry on such business when it is within the objects of its Memorandum of Association. The Company may also amalgamate with another Bermuda company or with a body incorporated outside Bermuda. In the case of an amalgamation, a shareholder may apply to a Bermuda court for a proper valuation of such shareholder's shares if such shareholder is not satisfied that fair value has been paid for such shares. The court ordinarily would not set aside the transaction on that ground absent evidence of fraud or bad faith. Under Delaware law, with certain exceptions, any merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote. Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair market value of the shares held by such stockholder (as determined by a court or by agreement of the corporation and the stockholder) in lieu of the consideration such stockholder would otherwise receive in the transaction. Delaware law does not provide stockholders of a corporation with voting or appraisal rights when the corporation acquires another business through the issuance of its stock or other consideration (i) in exchange for the assets of the business to be acquired, (ii) in exchange for the outstanding stock of the corporation to be acquired or (iii) in a merger of the corporation to be acquired with a subsidiary of the acquiring corporation.

  Takeovers. Bermuda law provides that where an offer is made for shares of another company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice require the nontendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders. Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any 90% or more owned subsidiary. Upon any such merger, dissenting stockholders of the subsidiary would have appraisal rights.

  Shareholder's Suit. The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many United States jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in the name of the Company to remedy a wrong done to the Company where the act complained of is alleged to be beyond the corporate power of the Company or is illegal or would result in the violation of its Memorandum of Association or the Bye-Laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of the Company's shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action. Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

  Indemnification of Directors. The Company may indemnify its directors or officers in their capacity as such in respect of any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which a director or officer may be guilty in relation to the Company other than in respect of his own fraud or dishonesty. Under Delaware law, a corporation may adopt a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for breaches of the director's duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, for improper payment of dividends or for any transaction from which the director derived an improper personal benefit. Delaware law has provisions and limitations similar to Bermuda regarding indemnification by a corporation of its directors or officers, except that under Delaware law the statutory rights to indemnification may not be as limited.

  Inspection of Corporate Records. Members of the general public have the right to inspect the public documents of the Company available at the office of the Registrar of Companies in Bermuda, which will include the Memorandum of Association (including its objects and powers) and any alteration to the Memorandum of Association and documents relating to any increase or reduction of authorized capital. The shareholders have the additional right to inspect the Bye-Laws, minutes of general meetings and audited financial statements of the Company, which must be presented to the annual general meeting of shareholders. The register of shareholders of the Company is also open to inspection by shareholders without charge, and to members of the public for a fee. The Company is required to maintain its share register in Bermuda but may establish a branch register outside Bermuda. The Company is required to keep at its registered office a register of its directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation's shareholder list and its other books and records for any purpose reasonably related to such person's interest as a shareholder. Delaware law does not permit inspection by the public of the register of shareholders.

                        SHARES ELIGIBLE FOR FUTURE SALE

  No predictions can be made as to the effect, if any, that future sales of Common Shares, or the availability of such Common Shares for future sale, will have on the market price of the Common Shares prevailing from time to time. Sales of substantial amounts of Common Shares in the public markets following the Offerings, or the perception that such sales could occur, could adversely affect prevailing market prices and the Company's ability to raise additional equity capital at a desirable time and price.

  The Common Shares sold in the Offerings and 4,312,500 currently outstanding Common Shares will be freely tradeable without restriction or further registration under the Securities Act by persons other than "affiliates" of the Company within the meaning of Rule 144 promulgated under the Securities Act. The remaining outstanding Common Shares will be "restricted" securities within the meaning of Rule 144 promulgated under the Securities Act and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration.

  Rule 144 promulgated under the Securities Act provides such an exemption for resales of securities under certain circumstances. Under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who beneficially owns "restricted" shares that have been issued and not held by an affiliate of the Company for at least two years from the time the shares were fully paid for will be entitled to sell in "brokers' transactions" or to market makers, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the shares then outstanding or (ii) the average weekly trading volume of the shares on all national securities exchanges and/or the Nasdaq National Market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about the Company. Restricted shares held for three years by a person who is not, at the time of sale and has not been at any time within three months prior thereto, an affiliate of the Company may be sold without regard to the volume limitations or manner of sale restrictions under Rule 144. The foregoing summary of Rule 144 is not intended to be a complete description thereof. The Company is seeking a no-action letter from the Commission permitting (a) the Founding Shareholders to tack their pre-Exchange Offer holding period for LaSalle Re Common Shares, and options therefor, to their holding period for Common Shares or Exchangeable Non-Voting Shares, and options therefor, received in, or in connection with, the Exchange Offer and (b) holders of Exchangeable Non-Voting Shares received in the Exchange Offer, or upon the exercise of options, to tack their holding period for such shares or options to Common Shares that they may subsequently receive in an exchange permitted by the Board. If the Commission provides a favorable no-action response with respect to Common Shares and options therefor issued in, or in connection with, the Exchange Offer, (w) all such Common Shares owned by the Founding Shareholders immediately following the completion of the Company's initial public offering will be available for resale under Rule 144 upon the expiration of the lock-up period described below and (x) all Common Shares directly issuable upon exercise of options will be available for immediate resale upon issuance thereof upon expiration of the lock-up period described below. If the Commission provides a favorable response both with respect to
(y) Exchangeable Non-Voting Shares issued in the Exchange Offer, or upon the exercise of options, and (z) Common Shares issued in the future upon a permitted exchange of Exchangeable Non-Voting Shares issued in the Exchange Offer, or upon exercise of options, all Common Shares which may be issued upon an exchange of Exchangeable Non-Voting Shares (including such shares issuable upon the exercise of options) will be eligible for immediate resale under Rule 144 at such time they are exchanged (although a new holding period might subsequently be commenced by a transfer of the underlying Exchangeable Non-Voting Shares or options to an unaffiliated third party by a Founding Shareholder who is an affiliate of the Company). If the Commission does not permit such tacking, Common Shares issued to the Founding Shareholders pursuant to the Exchange Offer and Common Shares issued to the Founding Shareholders in exchange for Exchangeable Non-Voting shares that were issued in the Exchange Offer or upon exercise of options will have to be held for the applicable holding period before being eligible for resale under Rule 144.

  The Founding Shareholders and Mr. Blake have been granted certain rights pursuant to the Shareholders Agreement to cause the Company to register Common Shares held by them under the Securities Act. See "Certain Transactions-- Shareholders Agreement."

  The Company, each of its officers and directors set forth under the heading "Management" in this Prospectus and the Selling Shareholders have agreed that, for a period of 180 days after the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., sell, offer to sell, solicit an offer to buy, contract to sell, grant any option or right to purchase or acquire, or otherwise transfer or dispose of, any common shares of the Company or any of its subsidiaries (or any securities convertible into or exercisable or exchangeable for such common shares), except that (i) the Company may issue Common Shares pursuant to stock purchase plans and grant options pursuant to stock option plans and (ii) the Selling Shareholders may sell shares subject to the U.S. Underwriters' over-allotment option and shares repurchased by the Company pursuant to the Company's capital management strategy and may transfer shares as bona fide gifts and pledge shares so long as the donees or pledgees, as the case may be, agree in writing with the Underwriters to be bound by the terms of such agreement. See "Business--Capital Management Strategy," "Management--Long-Term Incentive Plan" and "--Employee Stock Purchase Plan."

                          CERTAIN TAX CONSIDERATIONS

  The following summary of taxation of Holdings, LaSalle Re, LaSalle Re Services and LaSalle Re Capital and the taxation of shareholders of the Company is based upon current law. The following discussion is a summary of the principal Bermuda, United Kingdom and U.S. federal income tax consequences of the ownership and disposition of Holdings' Common Shares. The summary does not purport to be a complete analysis of all of the tax considerations that may be applicable to a decision to acquire Common Shares of Holdings and, unless explicitly noted to the contrary, deals only with investors who are U.S. Persons (as defined below) who will hold the Common Shares as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"); provided, however, that except as explicitly provided below, the summary does not apply to a U.S. 10% shareholder (as defined below) of Holdings or LaSalle Re. The tax treatment of any particular shareholder may vary depending on such shareholder's particular tax situation or status. Consequently, each prospective shareholder is urged to consult his or its own tax advisors as to the particular tax consequences of the Offerings to such shareholder, including the effect and applicability of federal, state, local and foreign income and other tax laws. Legislative, judicial or administrative changes may be forthcoming that could affect this summary.

  As used herein, the term "U.S. Person" means a citizen or resident of the United States; a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof; an estate whose income is includible in gross income for United States Federal income tax purposes regardless of its source; or a "United States Trust." A United States Trust is (a) for taxable years beginning after December 31, 1996, or if the trustee of a trust elects to apply the following definition to an earlier taxable year, any trust if, and only if, (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more U.S. trustees have the authority to control all substantial decisions of the trust, and (b) for all other taxable years, any trust whose income is includible in gross income for United States Federal income tax purposes regardless of its source. A U.S. Person who holds Common Shares or shares of LaSalle Re as "capital assets" within the meaning of section 1221 of the Code will be referred to herein as a "U.S. Holder."

  Statements made below as to Bermuda tax law are based on the opinion of Conyers, Dill & Pearman, Bermuda counsel to the Company as to such tax laws (subject to the qualifications and assumptions set forth in such opinion). Statements below as to the United Kingdom tax law are based on the opinion of Clyde & Co., U.K. counsel to the Company as to such tax laws (subject to the qualifications and assumptions set forth in such opinion). Statements made below as to United States federal income tax law are based upon the opinion of Mayer, Brown & Platt, United States counsel to the Company as to such tax laws (subject to the qualifications and assumptions set forth in such statements). The statements as to the Company's beliefs and conclusions as to the application of such tax laws to the Company represent the views of the Company's management as to the application of such laws and do not represent legal opinions of the Company or its counsel.

TAXATION OF THE COMPANY AND ITS SUBSIDIARIES

 Bermuda

  Under current Bermuda law, there is no income tax or capital gains tax payable by Holdings, LaSalle Re or LaSalle Re Capital. Holdings, LaSalle Re and LaSalle Re Capital have received from the Bermuda Minister of Finance an assurance under The Exempted Undertakings Tax Protection Act, 1966 of Bermuda, to the effect that in the event of there being enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax shall not be applicable to Holdings, to LaSalle Re, to LaSalle Re Capital, or to any of their operations or their shares, debentures or other obligations, until March 28, 2016. This assurance is subject to the proviso that it is not construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda (Holdings, LaSalle Re and LaSalle Re Capital are not so currently affected) or to prevent the application of any tax payable in accordance with the provisions of The Land Tax Act 1967 of Bermuda or otherwise payable in relation to any property leased to Holdings or LaSalle Re. Holdings and LaSalle Re, under current rates, each pay annual Bermuda government fees of $1,380 and $15,000, respectively, and LaSalle Re currently pays annual insurance fees of $1,100. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax to the Bermuda government.

 United Kingdom

  LaSalle Re Services and LaSalle Re Capital are subject to tax in the United Kingdom on their income. However, the Company believes that the taxable income of LaSalle Re Services and LaSalle Re Capital will be modest, and that their tax liability is and will continue to be small. LaSalle Re Capital may become a corporate member of a Lloyd's syndicate. If it does become such a member, it will be subject to the U.K. corporation tax and value added tax. The Company believes that the activities of LaSalle Re Services and LaSalle Re Capital will not cause LaSalle Re or Holdings to be subject to United Kingdom tax on any portion of their net income.

 United States

  In general, under current U.S. tax rules and regulations, a foreign corporation is subject to U.S. federal income tax on its taxable income that is treated as effectively connected to its conduct of a trade or business within the U.S. and to the U.S. branch profits tax on its effectively connected earnings and profits (with certain adjustments) deemed repatriated out of the United States. However, pursuant to most U.S. income tax treaties, a foreign corporation is subject to the U.S. federal income tax on its business profits only if it is engaged in the conduct of a trade or business in the U.S. through a permanent establishment located therein. The U.S. has entered into a treaty with Bermuda (the "Bermuda Treaty"). Pursuant to the Bermuda Treaty business profits earned by residents of Bermuda may be taxed in the United States only if such profits are attributable to the conduct of a trade or business carried on through a permanent establishment in the United States; however, the permanent establishment provision of the Bermuda Treaty applies only to the business profits of an enterprise of insurance and a Bermuda resident will be entitled to the benefits of the Bermuda Treaty only if (i) 50% or more of its equity is beneficially owned, directly or indirectly, by Bermuda residents or U.S. citizens or residents and (ii) its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities to, persons who are not Bermuda residents or U.S. citizens or residents (the "Bermuda Treaty Benefits Test"). For purposes of the Bermuda Treaty, a permanent establishment generally is defined to include a branch, office or other fixed place of business through which the business of the enterprise is carried on, or an agent (other than an agent of independent status acting in the ordinary course of its business) that has, and habitually exercises in the U.S., authority to conclude contracts in the name of the corporation.

  It is the opinion of the Company's United States counsel that, based on representations made by Holdings and LaSalle Re regarding their activities with respect to the United States, Holdings and LaSalle Re should not be subject to U.S. federal net income tax imposed on their business income. It is anticipated that Holdings and LaSalle Re will operate in the future so as not to be engaged in the conduct of a trade or business in the U.S. However, as there are no definitive standards provided by the Code, regulations or court decisions as to those activities that constitute being engaged in the conduct of a trade or business within the United States, and as the determination is essentially factual in nature, there can be no assurance that the IRS will not contend successfully that Holdings and/or LaSalle Re is engaged in a trade or business in the United States. If Holdings and/or LaSalle Re were deemed to be so engaged, that entity would be subject to U.S. income tax, as well as the branch profits tax, on its income which is treated as effectively connected with the conduct of that trade or business unless the entity is entitled to relief under the permanent establishment provision of the Bermuda Treaty, as discussed below.

  It is uncertain whether LaSalle Re will be entitled to relief under the permanent establishment provisions of the Bermuda Treaty upon completion of this offering or at any time thereafter as it cannot be predicted whether LaSalle Re would satisfy the Bermuda Treaty Benefits Test. No regulations interpreting the Bermuda Treaty have been issued. However, as stated above, while there can be no assurances, the Company believes that LaSalle Re will not be engaged in the conduct of a U.S. trade or business and, in any event, the Company does not believe that LaSalle Re will have a permanent establishment in the United States.

  If the Company or LaSalle Re is subject to U.S. federal income tax, that entity would be taxed at regular corporate rates on all of its income that is effectively connected with the conduct of its U.S. business (or, in the case of LaSalle Re, all of its income attributable to its U.S. permanent establishment if LaSalle Re is entitled to the benefits of the Bermuda Treaty). In addition, the Company or LaSalle Re would be subject to the branch profits tax. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a domestic corporation, except that a foreign corporation can anticipate an allowance of deductions and credits only if it files a United States income tax return. Penalties may be assessed for failure to file tax returns. Holdings and LaSalle Re intend to file protective U.S. income tax returns on a timely basis in order to preserve their right to claim tax deductions and credits if either company subsequently is determined to be subject to U.S. tax on a net basis. The highest marginal federal income tax rates currently are 35% for a corporation's effectively connected income and 30% for the "branch profits" tax. If LaSalle Re were deemed to be engaged in business in the United States but did not have a permanent establishment in the United States within the meaning of the Bermuda Treaty and LaSalle Re qualified for Bermuda Treaty benefits, there is an argument that premium income of LaSalle Re would be exempt from U.S. tax but that its investment income effectively connected with its U.S. business would be subject to U.S. tax on a net basis, and that the branch profits tax may be applicable to that investment income.

  LaSalle Re Capital may become a corporate member of a Lloyd's syndicate. If it does become such a member, it will become subject to a Closing Agreement between Lloyd's and the IRS and will be treated as engaged in business in the U.S. and will become subject to U.S. corporate income tax on its net income from U.S. sources.

  Foreign corporations not engaged in a trade or business in the United States, as well as foreign corporations engaged in the conduct of a U.S. trade or business but only with respect to their income that is not effectively connected with such trade or business, are nonetheless subject to U.S. income tax on certain "fixed or determinable annual or periodical gains, profits and income" (such as dividends and certain interest on investments) derived from sources within the United States. Such tax generally is imposed at a rate of 30% on the gross income subject to the tax, but the rate may be reduced by applicable treaties, and the tax is eliminated with respect to certain types of U.S. source income, such as portfolio interest.

  The United States also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the United States. The rates of tax applicable to premiums paid to LaSalle Re are 4% for casualty insurance premiums and 1% for reinsurance premiums.

  The Treasury Department has recently announced proposals that would significantly affect the taxation of companies that enter into insurance or reinsurance contracts with certain affiliated companies. These proposals, if enacted into law, might significantly affect the taxation of the Company. However, these proposals have not been introduced in Congress as legislation and it is impossible to predict whether, or in what form, such legislation will be enacted and the effect, if any, of legislation that might be enacted on the taxation of the Company.

TAXATION OF SHAREHOLDERS

 Bermuda Taxation

  Currently, there is no Bermuda withholding tax on dividends paid by the Company.

 United States Taxation of U.S. and Non-U.S. Shareholders

  Taxation of Dividends. Subject to the discussion below relating to the potential application of the "controlled foreign corporation" and "passive foreign investment company" rules, cash distributions made with respect to Common Shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of Holdings. U.S. Holders generally will be subject to U.S. federal income tax on the receipt of such dividends. Generally, such dividends will not be eligible for the dividends received deduction. To the extent that a distribution exceeds earnings and profits, it will be treated first as a return of the U.S. Holder's basis to the extent thereof, and then as gain from the sale of a capital asset.

  Possible Classification of the Company as a Controlled Foreign Corporation. Under section 951(a) of the Code, each "U.S. 10% shareholder" (as defined below) that, on the last day of the foreign corporation's taxable year, owns, directly or indirectly through a foreign entity, shares of a foreign corporation that is a "controlled foreign corporation" ("CFC") for an uninterrupted period of 30 days or more during any taxable year must include in its gross income for United States federal income tax purposes its pro rata share of the CFC's "subpart F income" for such year, even if the subpart F income is not distributed. In addition, the U.S. 10% shareholders of a CFC may be deemed to receive taxable distributions to the extent the CFC increases the amount of its earnings that are invested in certain specified types of U.S. property. All of Holdings', LaSalle Re's, and LaSalle Re Capital's income is expected to be subpart F income, except to the extent that LaSalle Re Capital's income qualifies for an exception from the subpart F rules as described below. "Subpart F income" includes, inter alia, (i) "foreign personal holding company income," such as interest, dividends, and other types of passive investment income and (ii) "insurance income," which is defined to include any income (including underwriting and investment income) that is attributable to the issuing (or reinsuring) of any insurance or annuity contract in connection with property in, liability arising out of activity in, or in connection with the lives or health of residents of, a country other than the country under the laws of which the CFC is created or organized, and which (subject to certain modifications) would be taxed under the insurance company provisions of the Code if such income were the income of a domestic insurance company ("Subpart F Insurance Income"). However, Subpart F income does not include (i) any income from sources within the U.S. which is effectively connected with the conduct of a trade or business within the U.S. and not exempted or subject to a reduced rate of tax by applicable treaty and
(ii) certain income subject to high foreign taxes.

  Under Code section 951(b), any U.S. Person who owns, directly or indirectly through foreign entities, or is considered to own (by application of the rules of constructive ownership set forth in Code section 958(b), generally applying to family members, partnerships, estates, trusts or 10% controlled corporations) 10% or more of the total combined voting power of all classes of stock of a foreign corporation will be considered to be a "U.S. 10% shareholder." In general, a foreign corporation is treated as a CFC only if its U.S. 10% shareholders collectively own more than 50% of the total combined voting power or total value of the corporation's stock on any day (the "50% Test"). However, for purposes only of taking into account Subpart F Insurance Income, a foreign corporation will be treated as a CFC if (i) more than 25% of the total combined voting power or total value of its stock is owned by U.S. 10% shareholders and (ii) the gross amount of premiums or other consideration in respect of risks outside its country of incorporation exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks (the "25% Test"). It is anticipated for both LaSalle Re and LaSalle Re Capital that the gross premiums of each corporation in respect of Subpart F Insurance Income will exceed 75% of each such corporation's gross premiums in respect of all risks so that the 25% Test, rather than the 50% Test, will be applicable with respect to the Subpart F Insurance Income of both LaSalle Re and LaSalle Re Capital.

  In determining the U.S. 10% shareholders of LaSalle Re and LaSalle Re Capital, capital stock of LaSalle Re and LaSalle Re Capital held indirectly by U.S. persons through Holdings or any other non-U.S. entity is treated as held by United States persons. The Company believes that because of the dispersion of its share ownership and because Holdings' Bye-Laws require prior Board approval for any transfer of Common Shares that results in any shareholder (other than a mutual fund) beneficially owning Common Shares equal to 5% or more of the voting power of Holdings or any shareholder holding actually, indirectly through foreign entities or constructively more than 9.9% of the voting power of Holdings, neither Holdings, LaSalle Re nor LaSalle Re Capital is a CFC under the foregoing general rules. However, there can be no assurance that Holdings, LaSalle Re or LaSalle Re Capital will not at some time become a CFC. Each prospective investor should consult its own tax advisor to determine whether its ownership interest in Holdings would cause it to become a U.S. 10% shareholder of Holdings, LaSalle Re, LaSalle Re Capital or of any subsidiary which may be created by Holdings or LaSalle Re and to determine the impact of such a classification of such investor.

  RPII Companies. A different definition of "controlled foreign corporation" is applicable in the case of a foreign corporation which earns related person insurance income ("RPII"). RPII is defined in Code section 953(c)(2) as any "insurance income" (as defined above) attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a "RPII shareholder" (as defined below) of the foreign corporation or a "related person" to such a shareholder. For purposes only of taking into account RPII, and subject to the exceptions described below, LaSalle Re or LaSalle Re Capital will be treated as a CFC if its "RPII shareholders" collectively own, directly, indirectly, or by attribution under Code Section 958(b), 25% or more of the total combined voting power or value of such corporation's stock on any day during a taxable year. If LaSalle Re or LaSalle Re Capital is a CFC for an uninterrupted period of at least 30 days during any taxable year under the special RPII rules, a U.S. Person who owns, directly or indirectly through foreign entities, shares of LaSalle Re or LaSalle Re Capital on the last day of any such taxable year must include in its gross income for United States Federal income tax purposes its allocable share of RPII income of such corporation for the entire taxable year, subject to certain modifications. For purposes of inclusion of LaSalle Re's or LaSalle Re Capital's RPII in the income of U.S. Persons who own Common Shares or shares of LaSalle Re, unless an exception applies, the term "RPII shareholder" includes all U.S. Persons who own, directly or indirectly through foreign entities, any amount (rather than 10% or more) of the Common Shares or shares of LaSalle Re or LaSalle Re Capital. Generally, the term "related person" for purposes of the RPII rules means someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons which control the RPII shareholder. Control is measured by either more than 50% in value or more than 50% in voting power of stock applying constructive ownership principles similar to the rules of section 958 of the Code.

  RPII Exceptions. The special RPII rules do not apply if direct and indirect insureds and persons related to such insureds, whether or not U.S. Persons, are treated at all times during the taxable year as owning, directly or indirectly through entities, less than 20% of the voting power and less than 20% of the value of the stock of LaSalle Re and LaSalle Re Capital, or the RPII of LaSalle Re and LaSalle Re Capital, determined on a gross basis, is less than 20% of such corporation's gross insurance income for such taxable year, or if certain other exceptions apply. Where no exception applies, each RPII shareholder of LaSalle Re and LaSalle Re Capital on the last day of such corporation's fiscal year will be required to include in its gross income for United States federal income tax purposes its share of the RPII for the entire taxable year, determined as if all such RPII were distributed proportionately only to such RPII shareholders at that date, but limited by such corporation's current-year earnings and profits and reduced by the RPII shareholder's share, if any, of prior-year deficits in earnings and profits.

  LaSalle Re reinsures, and expects to continue reinsuring, the risks of an insurance company that is related to CNA, a RPII shareholder of LaSalle Re, and thus expects to generate RPII. In addition, LaSalle Re may be considered to reinsure directly or indirectly the risks of other RPII shareholders of LaSalle Re or parties related thereto, thus generating RPII. LaSalle Re has in the past and intends in the future to monitor the reinsurance of related persons to limit the gross RPII from such reinsurance to less than 20% of LaSalle Re's gross insurance income. For LaSalle Re's most recent taxable year ended September 30, 1996, the Company believes gross RPII of LaSalle Re was less than 20% of LaSalle Re's gross insurance income for the year and, although no assurances can be given, the Company will endeavor to take such steps as it determines to be reasonable to cause LaSalle Re's gross RPII to remain below such level. The Company believes gross RPII of LaSalle Re Capital will be less than 20% of LaSalle Re Capital's gross insurance income for each taxable year and will endeavor to take such steps as it determines to be reasonable to cause LaSalle Re Capital's gross RPII to remain below such level.

  Computation of RPII. In order to determine how much RPII LaSalle Re and LaSalle Re Capital have earned in each fiscal year, the Company intends to obtain and rely upon information from its insureds to determine whether any of the insureds or persons related to such insureds own shares of Holdings or LaSalle Re and are U.S. Persons. The Company may not be able to determine whether any of the underlying insureds of the insurance companies to which LaSalle Re and LaSalle Re Capital provide reinsurance are RPII shareholders or related persons to such shareholders. Consequently, Holdings may not be able to determine accurately the gross amount of RPII earned by LaSalle Re and LaSalle Re Capital in a given taxable year. LaSalle Re and LaSalle Re Capital will take reasonable steps to secure such additional information relevant to determine the amount of each corporation's insurance income that is RPII as they believe advisable, but there can be no assurance that such information will be sufficient to enable LaSalle Re and LaSalle Re Capital to establish clearly such amount. For any year in which the Company has determined that gross RPII is 20% or more of LaSalle Re's or LaSalle Re Capital's gross insurance income, the Company may also seek information from its shareholders as to whether direct or indirect owners of Common Shares or shares of LaSalle Re at the end of the year are U.S. Persons so that the RPII may be determined and apportioned among such persons. In any such year, the Company will inform all shareholders of RPII per share and RPII shareholders are obligated to file a return reporting such amounts. To the extent the Company is unable to determine whether a direct or indirect owner of shares is a U.S. Person the Company may assume that such owner is not a U.S. Person for the purpose of allocating RPII, thereby increasing the per share RPII amount for all RPII shareholders.

  Apportionment of RPII to RPII Shareholders. The amount of RPII includible in the income of a RPII shareholder is based upon the net RPII income for the year after deducting related expenses such as losses, loss reserves and operating expenses. Every U.S. Person who owns, directly or indirectly through foreign entities, Common Shares or shares of LaSalle Re on the last day of any taxable year of LaSalle Re or LaSalle Re Capital in which LaSalle Re's or LaSalle Re Capital's gross insurance income constituting RPII for that year equals or exceeds 20% of such corporation's gross insurance income should expect that for such year it will be required to include in gross income its share of such corporation's RPII for the entire year, whether or not distributed, even though it may not have owned the shares for the entire year. A U.S. Person who owns Common Shares or shares of LaSalle Re during such taxable year but not on the last day of the taxable year, which would normally be September 30, is not required to include in gross income any part of LaSalle Re's or LaSalle Re Capital's RPII.

  Basis Adjustments. A RPII shareholder's tax basis in its Common Shares or shares of LaSalle Re will be increased by the amount of any RPII that the shareholder includes in income. The shareholder may exclude from income the amount of any distributions by Holdings or LaSalle Re to the extent of the RPII included in income for the year in which the distribution was paid or for any prior year. The RPII shareholder's tax basis in its Common Shares or shares of Lasalle Re will be reduced by the amount of such distributions that are excluded from income. In general, a RPII shareholder will not be able to exclude from income distributions with respect to RPII that a prior shareholder included in income.

  Information Reporting. Every U.S. Person who "controls" a foreign corporation by owning directly or by attribution more than 50% of the total combined voting power of all classes of stock entitled to vote, or more than 50% of the total value of shares of all classes of stock, of such corporation, for an uninterrupted period of 30 days or more during a fiscal year of that foreign corporation, must file a Form 5471 with its U.S. income tax return. However, the IRS has the authority to, and does require, any U.S. Person treated as a U.S. 10% shareholder or RPII shareholder of a CFC that owns shares directly or indirectly through a foreign entity to file a Form 5471. Thus, if LaSalle Re's or LaSalle Re Capital's gross RPII for a taxable year constitutes 20% or more of such corporation's gross insurance income for such period, any U.S. Person treated as owning shares of LaSalle Re or LaSalle Re Capital directly or indirectly on the last day of such taxable year is considered a RPII shareholder for purposes of the RPII rules and will be required to file a Form 5471. In addition, U.S. Persons who own more than 5% in value of the outstanding stock of Holdings or LaSalle Re at any time during a taxable year are required in certain circumstances to file Form 5471 even if neither corporation is a CFC. For any taxable year in which the Company determines that LaSalle Re's or LaSalle Re Capital's gross RPII constitutes 20% or more of such corporation's gross insurance income, the Company intends to mail to all shareholders of record, and will make available at the transfer agent with respect to the Common Shares and shares of LaSalle Re, Form 5471 (completed with Company information) for attachment to the returns of shareholders. However, the Company's determination of the amount of LaSalle Re's or LaSalle Re Capital's gross RPII for a given fiscal year may not be accurate because of the Company's inability to gather the information necessary to make such determination. See "Certain Tax Considerations--Taxation of Shareholders-- United States Taxation of U.S. and Non-U.S. Shareholders--Computation of RPII." A tax-exempt organization that is treated as a U.S. 10% shareholder or a RPII shareholder for any purpose under subpart F will be required to file a Form 5471 in the circumstances described above. Failure to file Form 5471 may result in penalties.

  Tax-Exempt Shareholders. Code section 512(b)(17), which was added to the Code on August 20, 1996, by the Small Business Job Protection Act of 1996 (P.L. 104-188), requires a tax-exempt entity owning, directly or indirectly through a foreign entity or constructively under Code section 958(b) shares of Holdings or LaSalle Re, to treat as unrelated business taxable income ("UBTI") within the meaning of Code section 512 the portion of any deemed distribution to such shareholder of Subpart F income under Code section 951(a) that is attributable to insurance income which, if derived directly by such shareholder, would be treated as UBTI. Exceptions are provided for income attributable to a policy of insurance or reinsurance with respect to which the person (directly or indirectly) insured is--(i) the tax-exempt shareholder,
(ii) an affiliate of the tax-exempt shareholder which itself is exempt from tax under Code section 501(a), or (iii) a director or officer of, or an individual who (directly or indirectly) performs services for, the tax-exempt shareholder or an exempt affiliate but only if the insurance covers primarily risks associated with the performance of services in connection with the tax-exempt shareholder or exempt affiliate.

  Code section 512(b)(17) applies to amounts included in gross income in any taxable year beginning after December 31, 1995. If LaSalle Re's or LaSalle Re Capital's gross RPII were to equal or exceed 20% of such corporation's gross insurance income, or Holdings, LaSalle Re or LaSalle Re Capital were otherwise treated as a CFC, for a taxable year beginning after December 31, 1995, tax-exempt entities owning stock in the Company might be required to treat a portion of the Company's Subpart F income as UBTI. Prospective investors that are tax-exempt entities are urged to consult their tax advisors as to the potential impact of Code section 512(b)(17) and the UBTI provisions of the Code.

  Dispositions of Common Shares. Subject to the discussion elsewhere relating to the potential application of the "controlled foreign corporation" and "passive foreign investment company" rules, capital gain or loss realized by a U.S. Holder on the sale, exchange or other disposition of Common Shares will be includible in gross income as capital gain or loss in an amount equal to the difference between such holder's basis in Common Shares and the amount realized on the sale, exchange or other disposition. If a U.S. Holder's holding period for the Common Shares is more than one year, any gain will be subject to the U.S. federal income tax at a current maximum marginal rate of 28% for individuals and 35% for corporations.

  Code section 1248 provides that if a U.S. Person owns directly, indirectly through foreign entities or constructively under Code section 958(b), 10% or more of the voting shares of a corporation that is a CFC, any gain from the sale or exchange of the shares may be treated as ordinary income to the extent of the CFC's earnings and profits during the period that the shareholder held the shares (with certain adjustments). Code section 953(c)(7) generally provides that section 1248 also will apply to the sale or exchange of shares by a RPII shareholder in a foreign corporation that earns RPII and is characterized as a CFC under the RPII rules if the foreign corporation would be taxed as an insurance company if it were a domestic corporation, regardless of whether the shareholder is a U.S. 10% shareholder or whether RPII constitutes 20% or more of the corporation's gross insurance income. Existing Treasury Department regulations do not address whether Code section 1248 would apply when a foreign corporation (such as Holdings) is not a CFC but the foreign corporation has an insurance company subsidiary that is a CFC (such as LaSalle Re or LaSalle Re Capital) for purposes of requiring U.S. shareholders to take into account RPII.

  It is the opinion of the Company's United States counsel that Code section 1248 should not apply to dispositions of Common Shares because Holdings will not have any U.S. 10% shareholders and Holdings is not directly engaged in the insurance business. There can be no assurance, however, that the IRS will interpret proposed regulations under Code section 953 in this manner or that the Treasury Department will not amend the proposed regulations under Code section 953 or other regulations to provide that Code section 1248 will apply to dispositions of shares in a corporation such as Holdings which is engaged in the insurance business indirectly through its subsidiaries. If the IRS or Treasury Department were to take such action, the Company would notify shareholders that Code section 1248 will apply to dispositions of Common Shares.

  Uncertainty as to Application of RPII. The RPII provisions of the Code have never been interpreted by the courts. Regulations interpreting the RPII provisions of the Code exist only in proposed form, having been proposed on April 16, 1991. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of RPII by the IRS, the courts or otherwise, might have retroactive effect. Accordingly, the meaning of the RPII provisions and the application thereof to Holdings, LaSalle Re and LaSalle Re Capital is uncertain. These provisions include the grant of authority to the U.S. Treasury Department to prescribe "such regulations as may be necessary to carry out the purpose of this subsection including . . . regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise." In addition, there can be no assurance that any amounts of RPII inclusions reported by the Company to RPII shareholders will not be subject to adjustment based upon subsequent IRS examination. Each U.S. person who is considering an investment in Common Shares should consult his tax advisor as to the effects of these uncertainties.

  Foreign Tax Credit. Because it is anticipated that U.S. Persons will own a majority of Holdings' shares after the Offering and because a substantial part of LaSalle Re's business includes the insurance of U.S. risks, only a portion of the RPII and dividends paid by Holdings (including any gain from the sale of Common Shares that is treated as a dividend under Code section 1248) will be treated as foreign source income for purposes of computing a shareholder's U.S. foreign tax credit limitation. It is likely that substantially all of the RPII and dividends that are foreign source income will constitute either "passive" or "financial services" income for foreign tax credit limitation purposes. Thus, it may not be possible for certain U.S. Holders to utilize excess foreign tax credits to reduce U.S. tax on such income.

  Passive Foreign Investment Companies. Code sections 1291 through 1297 contain special rules applicable with respect to foreign corporations that are "passive foreign investment companies" ("PFICs"). In general, a foreign corporation will be a PFIC if 75% or more of its gross income constitutes "passive income" (the "75% Income Test") or 50% or more of its assets produce, or are held for the production of, passive income (the "50% Asset Test"). If the Company were to be characterized as a PFIC, its United States shareholders would have to make an election (a "QEF Election") to be currently taxable on their pro-rata share of earnings of the Company whether or not such earnings were distributed or they would be subject to a special tax and an interest charge at the time of the sale of, or receipt of an "excess distribution" with respect to, their shares, and a portion of any gain may be recharacterized as ordinary income. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to the stock during the three preceding taxable years (or shorter period during which the taxpayer held the stock). In general, the special tax and interest charges are based on the value of the tax deferral of the taxes that are deemed due during the period the United States shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taxed in equal portions throughout the holder's period of ownership at the highest marginal tax rate. The interest charge is computed using the applicable rate imposed on underpayments of U.S. Federal income tax for such period. In general, if a U.S. Person owns stock in a foreign corporation during any taxable year in which such corporation is a PFIC and such shareholder does not make a QEF Election, the stock will be treated as stock in a PFIC for all subsequent years.

  For the above purposes, "passive income" is defined to include income of a kind that would be characterized as foreign personal holding company income under Code section 954(c), and generally includes interest, dividends, annuities and other investment income. The PFIC statutory provisions contain an express exception for income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business . .
 ." (the "Insurance Company Exception"). This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income. Thus, to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business, it may be treated as passive income for purposes of the PFIC rules. The PFIC statutory provisions also contain a look-through rule that states that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation shall be treated as if it "received directly its proportionate share of the income . . ." and as if it "held its proportionate share of the assets . . ." of any other corporation in which it owns at least 25% of the value of the stock. It is anticipated that both LaSalle Re and LaSalle Re Capital should be entitled to the Insurance Company Exception and that neither corporation will have financial reserves in excess of the reasonable needs of its insurance business, and therefore that none of LaSalle Re's or LaSalle Re Capital's income or assets will be considered to be passive. Under the look-through rule Holdings would be deemed to own its proportionate share of the assets and to have received its proportionate share of the income of LaSalle Re and LaSalle Re Capital for purposes of the 75% Income and 50% Asset Tests, and therefore Holdings should not be considered a PFIC.

  However, no final regulations interpreting the substantive PFIC provisions have yet been issued. Therefore, substantial uncertainty exists with respect to their application or their possible retroactivity. Each U.S. person who is considering an investment in Common Shares should consult his tax advisor as to the effects of these rules.

  Other. Dividends paid by Holdings to U.S. corporate shareholders will not be eligible for the dividends received deduction provided by Code section 243.

  Except as discussed below with respect to backup withholding, dividends paid by Holdings will not be subject to a U.S. withholding tax.

  Information reporting to the IRS by paying agents and custodians located in the U.S. will be required with respect to payments of dividends (if any) on the Common Shares to holders of Common Shares or to paying agents or custodians located in the United States. In addition, a holder of Common Shares may be subject to backup withholding at the rate of 31% with respect to dividends paid by such persons, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The backup withholding tax is not an additional tax and may be credited against a holder's regular Federal income tax liability.

  Sales of Common Shares through brokers by certain U.S. Persons also may be subject to back-up withholding. Sales by corporations, certain tax-exempt entities, individual retirement plans, REITs, certain financial institutions, and other "exempt recipients" as defined in applicable Treasury regulations currently are not subject to back-up withholding. Holders of Common Shares should consult their own tax advisors regarding the possible applicability of the back-up withholding provisions to sales of their Common Shares.

  If a non-U.S. holder sells Common Shares through a U.S. office of a U.S. or foreign broker, the broker is required to file an information return and is required to withhold 31% of the sale proceeds unless the non-U.S. holder is an exempt recipient or has provided the broker with the information and statements, under penalties of perjury, necessary to establish an exemption from backup withholding. If payment of the proceeds of the sale of a share by a non-U.S. holder is made to or through the foreign office of a broker, that broker will not be required to backup withhold or, except as provided in the next sentence, to file information returns. In the case of proceeds from a sale of a share by a non-U.S. holder paid to or through the foreign office of a U.S. broker or a foreign office of a foreign broker that is (i) a controlled foreign corporation for U.S. tax purposes or (ii) a person 50% or more of whose gross income for the three-year period ending with the close of the taxable year preceding the year of payment (or for the part of that period that the broker has been in existence) is effectively connected with the conduct of a trade or business within the United States (a "Foreign U.S. Connected Broker"), information reporting is required unless the broker has documentary evidence in its files that the payee is not a U.S. person and certain other conditions are met, or the payee otherwise establishes an exemption. In addition, the Treasury Department has indicated that it is studying the possible application of backup withholding in the case of such foreign offices of U.S. and Foreign U.S. Connected Brokers.

  The foregoing discussion (including and subject to the matters and qualifications set forth in such summary) is based upon current law and is for general information only. The tax treatment of a holder of Common Shares, or of a person treated as a holder of Common Shares for United States Federal income, state, local or non-U.S. tax purposes, may vary depending on the holder's particular tax situation. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to holders of Common Shares. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF OWNING THE COMMON SHARES.

                                 UNDERWRITING

  Under the terms and subject to the conditions in the U.S. Underwriting Agreement dated the date hereof, each of the underwriters of the United States and Canadian offering of Common Shares named below (the "U.S. Underwriters"), for whom Smith Barney Inc., Lazard Freres & Co. LLC and Morgan Stanley & Co. Incorporated are acting as the Representatives (the "Representatives"), has severally agreed to purchase, and the Selling Shareholders have agreed to sell to each U.S. Underwriter, Common Shares which equal the number of shares set forth opposite the name of such U.S. Underwriter below:

                                                                       NUMBER OF
      U.S. UNDERWRITERS                                                 SHARES
      -----------------                                                ---------
      Smith Barney Inc. ..............................................
      Lazard Freres & Co. LLC.........................................
      Morgan Stanley & Co. Incorporated...............................
                                                                       ---------
        Total......................................................... 2,520,000
                                                                       =========

  Under the terms and subject to the conditions contained in the International Underwriting Agreement dated the date hereof, each of the managers of the concurrent international offering of Common Shares named below (the "Managers"), for whom Smith Barney Inc., Lazard Capital Markets and Morgan Stanley & Co. International Limited are acting as lead managers (the "Lead Managers"), has severally agreed to purchase, and the Selling Shareholders have agreed to sell to each Manager, Common Shares which equal the number of shares set forth opposite the name of such Manager below:

                                                                         NUMBER
                                                                           OF
      MANAGERS                                                           SHARES
      --------                                                           -------
      Smith Barney Inc. ................................................
      Lazard Capital Markets............................................
      Morgan Stanley & Co. International Limited........................
                                                                         -------
        Total........................................................... 630,000
                                                                         =======

  The U.S. Underwriters and the Managers (collectively, the "Underwriters") initially propose to offer part of the Common Shares directly to the public at the public offering price set forth on the cover page of this Prospectus and part to certain dealers at a price that represents a concession not in excess
of $      per share below the public offering price. The U.S. Underwriters and the Managers may allow, and such dealers may reallow, a concession not in
excess of $     per share to the other U.S. Underwriters or Managers,
respectively, or to certain other dealers. After the initial offering of the Common Shares to the public, the public offering price and such concessions may be changed by the U.S. Underwriters and the Managers.

  The Underwriting Agreements provide that the obligations of the several Underwriters to pay for and accept delivery of the Common Shares are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all Common Shares offered hereby (other than those covered by the over-allotment option described below) if any such Common Shares are taken.

  The Selling Shareholders have granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 472,500 additional Common Shares at the public offering price set forth on the cover page of this Prospectus less underwriting discounts and commissions. The U.S. Underwriters may exercise such option to purchase additional Common Shares solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the Common Shares offered hereby. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite such U.S. Underwriter's name in the preceding table bears to the total number of shares in such table.

  The Company, the U.S. Underwriters and the Managers have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

  The Company, each of its officers and directors set forth under the heading "Management" in this Prospectus and the Selling Shareholders have agreed that, for a period of 180 days after the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., sell, offer to sell, solicit an offer to buy, contract to sell, grant any option or right to purchase or acquire, or otherwise transfer or dispose of, any common shares of the Company or any of its subsidiaries (or any securities convertible into or exercisable or exchangeable for such common shares), except that (i) the Company may issue Common Shares pursuant to stock purchase plans and grant options pursuant to stock option plans and (ii) the Selling Shareholders may sell shares subject to the U.S. Underwriters' over-allotment option and shares repurchased by the Company pursuant to the Company's capital management strategy and may transfer shares as bona fide gifts and pledge shares so long as donees or the pledgees, as the case may be, agree in writing with the Underwriters to be bound by the terms of such agreement. See "Business-- Capital Management Strategy," "Management--Long-Term Incentive Plan" and "-- Employee Stock Purchase Plan."

  The U.S. Underwriters and the Managers have entered into an Agreement Between U.S. Underwriters and Managers pursuant to which each U.S. Underwriter
has agreed that, as part of the distribution of the     shares offered in the
United States and Canadian offering (i) it is not purchasing any such shares for the account of anyone other than a U.S. or Canadian Person and (ii) it has not offered or sold, and will not, offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to the United States and Canadian offering outside the United States or Canada or to anyone other than a U.S. or Canadian Person. In addition, each Manager has agreed that as part of the distribution of the 630,000 Common Shares offered in the international offering: (i) it is not purchasing any such shares for the account of any U.S. or Canadian Person and (ii) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to the international offering in the United States or Canada or to any U.S. or Canadian Person. Each Manager has also agreed that it will offer to sell Common Shares only in compliance with all relevant requirements of any applicable laws.

  The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the U.S. Underwriting Agreement, the International Underwriting Agreement and the Agreement Between U.S. Underwriters and Managers, including: (i) certain purchases and sales between the U.S. Underwriters and the Managers, (ii) certain offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investment discretion, (iii) purchases, offers or sales by a U.S. Underwriter who is also acting as Manager or by a Manager who is also acting as a U.S. Underwriter and (iv) other transactions specifically approved by the Representatives and the Lead Managers. As used herein, "U.S. or Canadian Person" means any resident or national of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada or any estate or trust the income of which is subject to United States or Canadian income taxation regardless of the source of its income (other than the foreign branch of any U.S. or Canadian Person), and includes any United States or Canadian branch of a person other than a U.S. or Canadian Person.

  Any offer of Common Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the relevant province of Canada in which such offer is made.

  Each Manager has agreed that (i) it will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which will not involve an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 ("the Regulations"); (ii) it will comply with all applicable provisions of the Financial Services Act 1986 and the Regulations with respect to anything done by it in relation to the shares in, from, or otherwise involving the United Kingdom; and (iii) it will only issue or pass on to any person in the United Kingdom any document received by it in connection with the offer of the Common Shares if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

  No action has been or will be taken in any jurisdiction by the Company, the Selling Shareholders or the Managers that would permit an offering to the general public of the Common Shares offered hereby in any jurisdiction other than the United States.

  Purchasers of the shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

  Pursuant to the Agreement Between U.S. Underwriters and Managers, sales may be made between the U.S. Underwriters and the Managers of such number of shares as may be mutually agreed. The price of any shares so sold shall be the public offering price as then in effect for shares being sold by the U.S. Underwriters and the Managers, less all or any part of the selling concession, unless otherwise determined by mutual agreement. To the extent that there are sales between the U.S. Underwriters and the Managers pursuant to the Agreement Between U.S. Underwriters and Managers, the number of Common Shares initially available for sale by the U.S. Underwriters and by the Managers may be more or less than the number of Common Shares appearing on the front cover of this Prospectus.

  The rules of the Commission generally prohibit the Underwriters from making a market in the Common Shares during the two business days prior to commencement of sales in the Offerings (the "Cooling Off Period"). The Commission has, however, adopted Rule 10b-6A under the Exchange Act ("Rule 10b-6A"), which provides an exemption from such prohibition for certain passive market making transactions. Such passive market making transactions must comply with applicable price and volume limits and must be identified as passive market making transactions. In general, pursuant to Rule 10b-6A, a passive market maker must display its bid for a security at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the passive maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded. Further, net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in a security during a specified prior period and must be discontinued when such limit is reached. Pursuant to the exemption provided by Rule 10b-6A, certain of the Underwriters and selling group members may engage in passive market making in the Common Shares during the Cooling Off Period. Passive market making may stabilize the market price of the Common Shares at a level above that which might otherwise prevail, and, if commenced, may be discontinued at any time.

  Smith Barney Inc., Lazard Freres & Co. LLC and Morgan Stanley & Co. Incorporated have provided investment banking and financial advisory services to the Company and certain of the Founding Shareholders.

                                 LEGAL MATTERS

  The validity of the Common Shares under Bermuda law will be passed upon for the Company by Conyers, Dill & Pearman, Hamilton, Bermuda. Certain legal matters in connection with the Offerings will be passed upon for the Company by Mayer, Brown & Platt, Chicago, Illinois, and for the Underwriters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York, in each case in reliance on the opinion of Conyers, Dill & Pearman with respect to Bermuda law.

                                    EXPERTS

  The consolidated financial statements and schedules of Holdings as of September 30, 1996 and 1995 and for the years ended September 30, 1996 and 1995 and the period October 26, 1993 (date of incorporation) to September 30, 1994 have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

             GLOSSARY OF SELECTED INSURANCE AND REINSURANCE TERMS

  Acquisition costs. Brokerage, commissions, the portion of administrative, general and other expenses attributable to underwriting operations and excise taxes.

  Alien reinsurer. A reinsurance company that is organized under the laws of a non-U.S. jurisdiction.

  Attachment point. The amount of losses above which excess of loss reinsurance becomes operative.

  Broker. A person or firm that negotiates contracts of reinsurance between a ceding company and a reinsurer on behalf of the ceding company and receives a brokerage commission for placement of the reinsurance contract as well as other services rendered.

  Casualty insurance and/or reinsurance. Insurance and/or reinsurance that is concerned primarily with the legal liability of the insured for injuries or damage to the person or property of third persons (persons other than the policyholder).

  Cede; ceding company; cedent; cession. When an insurance or reinsurance company transfers all or a portion of a risk it has underwritten to a reinsurance company, it "cedes" such risk and is referred to as the "ceding company" or the "cedent." Such transfer of risk is referred to as a "cession."

  Clash exposure. The exposure of an insurer or reinsurer to losses arising from a single set of circumstances but covered by more than one insurance or reinsurance contract underwritten by such insurer or reinsurer.

  Combined ratio. The sum of the loss and loss expense ratio and the expense ratio. A combined ratio below 100% generally indicates profitable underwriting prior to the consideration of investment income. A combined ratio over 100% generally indicated unprofitable underwriting prior to the consideration of investment income.

  Excess of loss reinsurance. The generic term describing reinsurance that indemnifies the ceding company against all or a specified portion, the "limit," of losses on underlying insurance policies or reinsurance contracts in excess of a specified dollar amount, called "attachment point" or "retention." The combination of a limit and an attachment point constitutes a layer.

  Expense ratio. The ratio of (i) acquisition costs and operational expenses minus net gains on foreign exchange to (ii) earned premiums, determined in accordance with GAAP.

  Facultative Reinsurance--The reinsurance of part or all of (the insurance provided by) a single policy, with separate negotiation for each cession. The word "facultative" connotes that both the primary insurer and the reinsurer have the faculty or option of accepting or rejecting the individual submission (as distinguished from the obligation to cede and accept, to which the parties agree in treaty reinsurance).

  Generally accepted accounting principles ("GAAP"). Accounting principles as set forth in opinions of the Accounting Principle Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and that are applicable to the circumstances as of the date in question.

  Gross premiums written. Total premiums for insurance and reinsurance assumed during a given period.

  Incurred but not reported ("IBNR") loss reserves. Reserves for losses that have been incurred but not yet reported to the insurer or reinsurer and which are often estimated using actuarial analysis.

  Incurred losses. The total losses sustained by an insurer or reinsurer under its policies or contracts, whether paid or unpaid. Incurred losses include a provision for claims that have occurred but have not yet been reported to the insurer or reinsurer ("IBNR").

  Layer. See "Excess of loss reinsurance."

  Lloyd's. Lloyd's of London, the formal name of which is "Underwriters at Lloyd's, London", is an organization for underwriting insurance and reinsurance in which collections of individuals (referred to as "Names") and certain corporations assume policy liabilities as the individual obligations of each.

  Loss expenses. The expenses of adjusting, defending and settling claims, including legal and other fees and the portion of general expenses allocated to claim settlement costs.

  Loss and loss expense ratio. The ratio of (i) incurred losses and loss expenses to (ii) earned premiums, determined in accordance with GAAP.

  Loss reserves. Liabilities established by insurers and reinsurers to reflect the estimated cost of claims payments that the insurer or reinsurer ultimately will be required to pay in respect of insurance or reinsurance it has written. Reserves are established for losses and loss expenses, and consist of case reserves and IBNR reserves.

  Net premiums earned. The portion of net premiums written that is recognized for accounting purposes as income during a period.

  Net premiums written. Gross premiums written for a given period less premiums ceded to reinsurers during such period.

  Program. A treaty or a combination of treaties that provide the cedent with one or more layers of reinsurance protection.

  Property catastrophe reinsurance. A form of excess of loss reinsurance that, subject to a specified limit, indemnifies the ceding company for the amount of loss in excess of a specified retention with respect to an accumulation of losses resulting from a catastrophic event. The reinsurance contract is called a "catastrophe cover."

  Property insurance and/or reinsurance. Insurance and/or reinsurance that indemnifies a person with an insurable interest in tangible property for its loss, damage or loss of use.

  Pro rata of reinsurance. A generic term describing forms of reinsurance in which the reinsurer shares a proportional part of the original premiums and losses of the ceding company. Pro rata reinsurance is also known as proportional or quota share reinsurance.

  Reinstatement. The restoration of the reinsurance limit, under an excess of loss treaty, for any portion of the original limit depleted by losses incurred on that treaty by the reinsurer. The reinstatement applies for the remainder of the duration of the treaty, or until depleted by further losses.

  Reinstatement premium. Premium paid by a primary insurer to a reinsurer to reinstate coverage under an excess of loss treaty.

  Reinsurance. The practice whereby one party, called the reinsurer, in consideration of a premium paid to it, agrees to indemnify another party, called the reinsured, for part or all of the liability assumed by the reinsured under a policy or policies of insurance that it has issued or contract(s) of reinsurance it has written. The reinsured may be referred to as the ceding company. The purchase of reinsurance does not legally discharge the ceding company from its liability to its insureds or reinsureds.

  Retention; retention layer. The amount or portion of risk that an insurer or reinsurer retains for its own account. Losses in excess of the retention are paid by that company's reinsurer or retrocessionaire. The retention can be expressed as a dollar amount or a percentage of the amount at risk.

  Retrocession; retrocessionaire. A transaction whereby a reinsurer cedes to another reinsurer (the "retrocessionaire") all or part of the reinsurance it has assumed. Retrocessions (as is the case with any reinsurance) do not legally discharge the ceding reinsurer from its liability to its reinsured.

  Treaty reinsurance; treaty. Reinsurance of a specified type or category of risk defined in a reinsurance agreement (a "treaty") between a ceding company and a reinsurer. Typically, in treaty reinsurance the ceding company is obligated to offer and the reinsurer is obligated to accept a specified portion of all such type or category of risks originally insured or reinsured by the ceding company.

  Underwriting. The process of reviewing applications submitted for insurance or reinsurance coverage, deciding whether to accept all or part of the coverage requested and determining the applicable premiums and coverage conditions.

  Unearned premiums. Premiums written but not yet earned, as they are attributable to the unexpired portion of the related contract term.

  Unearned premium reserve. Liabilities established in respect of unearned premiums.

  Zonal exposure. The calculation of an insurer's or reinsurer's exposure to insured losses arising from a single event or series of events (i.e., storms, earthquakes, etc.) occurring within a specified geographic area. The insurer or reinsurer establishes its own definition of zones and determines the amount of insured risk it is willing to assume in each such zone and from all such zones combined.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors.............................................. F-2
Consolidated Balance Sheets................................................. F-3
Consolidated Statements of Operations....................................... F-4
Consolidated Statements of Changes in Shareholders' Equity.................. F-5
Consolidated Statements of Cash Flows....................................... F-6
Notes to Consolidated Financial Statements.................................. F-7

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders of
LaSalle Re Holdings Limited.

  We have audited the accompanying consolidated balance sheets of LaSalle Re Holdings Limited as at September 30, 1996 and 1995 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years ended September 30, 1996 and 1995 and the period from October 26, 1993 (date of incorporation) to September 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LaSalle Re Holdings Limited and its subsidiaries as at September 30, 1996 and 1995 and the results of their operations, and their cash flows for the years ended September 30, 1996 and 1995 and the period from October 26, 1993 (date of incorporation) to September 30, 1994 in conformity with United States generally accepted accounting principles.

                                          KPMG Peat Marwick
                                          Chartered Accountants

Hamilton, Bermuda
October 19, 1996

                          LASALLE RE HOLDINGS LIMITED

                          CONSOLIDATED BALANCE SHEETS
                    YEARS ENDED SEPTEMBER 30, 1996 AND 1995
  (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE AND PER SHARE
                                     DATA)

                          ASSETS                              1996      1995
                          ------                            --------  --------
Cash and cash equivalents.................................. $ 46,990  $ 82,360
Investments held as available for sale at fair value (Note
 3 (a))
 (amortized cost 1996: $493,450; 1995: $441,705)...........  490,514   440,065
Accrued investment income..................................   14,211    15,803
Reinsurance balances receivable (Note 7) (related party
 1996: $11,700; 1995: $25,206).............................   70,625    86,146
Deferred acquisition costs.................................   10,464    10,708
Other assets (Note 4)......................................    1,570     1,465
                                                            --------  --------
    Total assets........................................... $634,374  $636,547
                                                            ========  ========
                        LIABILITIES
                        -----------
Reserve for losses and loss expenses (Note 9).............. $ 49,875  $ 66,654
Unearned premium reserve...................................   82,894    87,885
Other liabilities (Notes 6 & 7) (related party 1996:
 $6,080; 1995: $6,076).....................................   11,087     6,197
Dividend payable ..........................................    3,600    75,000
                                                            --------  --------
    Total liabilities......................................  147,456   235,736
                                                            --------  --------
Minority interest (Note 1)................................. $179,470  $147,389
                                                            --------  --------
Shareholders' equity
  Share capital (Note 5)................................... $ 14,398  $ 14,398
  Additional paid in capital (Note 5)......................  221,968   221,968
  Unrealized loss on investments (Note 3 (a))..............   (1,861)   (1,039)
  Retained earnings........................................   72,943    18,095
                                                            --------  --------
    Total shareholders' equity.............................  307,448   253,422
                                                            --------  --------
    Total liabilities, minority interest and shareholders'
     equity................................................ $634,374  $636,547
                                                            ========  ========


          See accompanying notes to consolidated financial statements

                          LASALLE RE HOLDINGS LIMITED

                     CONSOLIDATED STATEMENTS OF OPERATIONS
  YEARS ENDED SEPTEMBER 30, 1996, 1995 AND THE PERIOD FROM OCTOBER 26, 1993 TO
                               SEPTEMBER 30, 1994
  (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE AND PER SHARE
                                     DATA)

                                                1996        1995        1994
                                             ----------  ----------  ----------
REVENUES
Premiums written (Notes 7, 8 & 13) (related  $  190,151  $  201,916  $  133,327 party 1996: $24,045; 1995: $28,836; 1994:
 $24,186) .................................
Change in unearned premiums................       4,990     (31,546)    (56,338)
                                             ----------  ----------  ----------
Net premiums earned........................     195,141     170,370      76,989
Net investment income (Note 3(b))..........      26,846      25,091      15,758
Net realized losses on investments (Note
 3(b)).....................................        (418)        (25)        (19)
                                             ----------  ----------  ----------
    Total revenues.........................     221,569     195,436      92,728
                                             ----------  ----------  ----------
EXPENSES
Losses and loss expenses incurred (Note 9).      51,477      60,397      49,801
Underwriting expenses (Note 7) (related
 party 1996: $10,419; 1995: $8,524; 1994:
 $3,183)...................................      27,268      22,988       8,686
Operational expenses (Note 7) (related
 party 1996: $6,500; 1995: $4,500; 1994:
 $2,798) ..................................      11,114       6,218       4,066
Corporate expenses.........................         911       1,145       1,866
Interest expense...........................         222           0           0
Exchange loss/(gain).......................       1,126         240      (1,590)
                                             ----------  ----------  ----------
    Total expenses.........................      92,118      90,988      62,829
                                             ----------  ----------  ----------
Income before minority interest............     129,451     104,448      29,899
Minority interest (Note 1).................      47,966      38,774      10,958
                                             ----------  ----------  ----------
Net income.................................  $   81,485  $   65,674  $   18,941
                                             ==========  ==========  ==========
Net income per share.......................  $     5.40  $     4.51  $     1.31
                                             ==========  ==========  ==========
Weighted average number of Common Share and
 common share equivalents outstanding......  23,967,870  23,170,680  22,852,910
                                             ==========  ==========  ==========



          See accompanying notes to consolidated financial statements

                          LASALLE RE HOLDINGS LIMITED

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
  YEARS ENDED SEPTEMBER 30, 1996, 1995 AND THE PERIOD FROM OCTOBER 26, 1993 TO
                               SEPTEMBER 30, 1994
  (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE AND PER SHARE
                                     DATA)

                                                    1996      1995      1994
                                                  --------  --------  --------
COMMON SHARES PAR VALUE $1
Balance at beginning of period................... $ 14,398  $ 14,396  $      0
Issuance of shares...............................        0         2    14,396
                                                  --------  --------  --------
Balance at end of period......................... $ 14,398  $ 14,398  $ 14,396
                                                  ========  ========  ========
ADDITIONAL PAID IN CAPITAL
Balance at beginning of period................... $221,968  $221,945  $      0
Proceeds on issue of shares in excess of par
 value...........................................        0        23   221,945
                                                  --------  --------  --------
Balance at end of period......................... $221,968  $221,968  $221,945
                                                  ========  ========  ========
UNREALIZED LOSS ON INVESTMENTS
Balance at beginning of period................... $ (1,039) $(11,836) $      0
Unrealized (loss)/gain in period.................     (822)   10,797   (11,836)
                                                  --------  --------  --------
Balance at end of period......................... $ (1,861) $ (1,039) $(11,836)
                                                  ========  ========  ========
RETAINED EARNINGS
Balance at beginning of period................... $ 18,095  $ 18,941  $      0
Net income.......................................   81,485    65,674    18,941
Dividends........................................  (26,637)  (66,520)        0
                                                  --------  --------  --------
Balance at end of period......................... $ 72,943  $ 18,095  $ 18,941
                                                  ========  ========  ========
TOTAL SHAREHOLDERS' EQUITY....................... $307,448  $253,422  $243,446
                                                  ========  ========  ========



          See accompanying notes to consolidated financial statements

                          LASALLE RE HOLDINGS LIMITED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
  YEARS ENDED SEPTEMBER 30, 1996, 1995 AND THE PERIOD FROM OCTOBER 26, 1993 TO
                               SEPTEMBER 30, 1994
  (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE AND PER SHARE
                                     DATA)

                                                1996       1995       1994
                                              ---------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income................................... $  81,485  $  65,674  $  18,941
Adjustments to reconcile net income to cash
 provided by operating activities:
  Minority interest in net income............    47,966     38,774     10,958
  Amortization of investment premium.........     3,280      4,535      3,438
  Net loss on sale of investments............       418         25         19
  Unrealized loss/(gain) on foreign exchange.       590       (153)    (1,319)
Changes in:
  Accrued investment income..................     1,592     (2,294)   (13,509)
  Reinsurance balances receivable............    15,412    (35,745)   (48,987)
  Deferred acquisition costs.................       244     (3,898)    (6,809)
  Other assets...............................      (105)      (404)    (1,061)
  Reserve for losses and loss expenses.......   (16,748)    28,923     37,789
  Unearned premium reserve...................    (4,991)    31,546     56,338
  Other liabilities..........................     2,294      3,187      3,012
                                              ---------  ---------  ---------
Cash provided by operating activities........   131,437    130,170     58,810
                                              ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investments......................  (270,287)  (108,796)  (381,826)
Net sales/(purchases) of short term
 investments.................................        47      2,654    (42,247)
Proceeds on the sale of marketable
 securities..................................   170,296     50,198      5,293
Proceeds on the maturity of marketable
 securities..................................    44,500     25,000          0
                                              ---------  ---------  ---------
Cash applied to investing activities.........   (55,444)   (30,944)  (418,780)
                                              ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Payment of dividends.........................  (111,363)   (30,003)         0
Subscription to share capital................         0         39    373,068
                                              ---------  ---------  ---------
Cash (applied to) provided by financing
 activities..................................  (111,363)   (29,964)   373,068
                                              ---------  ---------  ---------
Net (decrease)/increase in cash and cash
 equivalents.................................   (35,370)    69,262     13,098
Cash and cash equivalents at beginning of
 period......................................    82,360     13,098          0
                                              ---------  ---------  ---------
Cash and cash equivalents at end of period... $  46,990  $  82,360  $  13,098
                                              =========  =========  =========


          See accompanying notes to consolidated financial statements

                          LASALLE RE HOLDINGS LIMITED

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND THE PERIOD FROM OCTOBER 26, 1993 TO
                              SEPTEMBER 30, 1994
 (EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE AND PER SHARE
                                     DATA)

1. GENERAL

  The Company was incorporated on September 20, 1995 under the laws of Bermuda to act as an investment holding company.

  LaSalle Re Limited ("LaSalle Re") was incorporated on October 26, 1993 under the laws of Bermuda and commenced operations on November 22, 1993. The Company is licensed under the Insurance Act, 1978 as amended by the Insurance Amendment Act, 1995 of Bermuda to write insurance business and operates as a multi-line reinsurance company, with emphasis on property catastrophe business.

  Property catastrophe reinsurance covers unpredictable events such as hurricanes, windstorms, hailstorms, earthquakes, fires, industrial explosions, freezes, riots, floods and other man-made or natural disasters. Because the Company has large aggregate exposures to these risks, the Company expects that its claims experience will be characterized by relatively low frequency and high severity claims. The occurrence of claims from catastrophic events is likely to result in substantial volatility in the Company's financial results for any particular period. The Company endeavors to manage its exposures to catastrophic events by limiting the amount of its exposure in each geographic zone worldwide and requiring that its property catastrophe contracts provide for aggregate limits and attachment points.

  On August 26, 1994, LaSalle Re incorporated a subsidiary company in the United Kingdom, LaSalle Re (Services) Limited, to act as a representative office for the Company. In addition, on June 11, 1996, LaSalle Re incorporated a subsidiary company in Bermuda, LaSalle Re Corporate Capital Ltd., to act as an investment holding company.

  In November 1995, the Company and LaSalle Re consummated an offer (the "Exchange Offer") pursuant to which, among other things, the founding shareholders of the Company (the "Founding Shareholders") exchanged their capital stock of LaSalle Re for common shares of the Company (the "Common Shares") and, in certain circumstances, exchangeable non-voting shares of LaSalle Re (the "Exchangeable Non-Voting Shares"). The Exchangeable Non-Voting Shares are held by certain Founding Shareholders who would otherwise hold, or cause another shareholder to hold, directly, indirectly or constructively, in excess of 9.9% of the voting power of the Company or LaSalle Re. The Exchangeable Non-Voting Shares are exchangeable, at the option of the holder, for Common Shares on a one-for-one basis, unless the board of directors of the Company determines such exchange may cause actual or potential adverse tax consequences to the Company or any shareholder. The Exchangeable Non-Voting Shares will at all times rank as to assets, dividends and in all other respects on a parity with the common shares of LaSalle Re except that they do not have the right to vote on any matters except as required by Bermuda law and in connection with certain actions by the Company.

  On November 27, 1995, the Company and certain Founding Shareholders also consummated an initial public offering of 4,312,500 Common Shares (the "Offerings"). Of these shares, 2,920,500 were sold by founding shareholders and 1,392,000 by the Company. The proceeds from the sale of 1,392,000 shares sold by the Company were used to enable LaSalle Re to redeem shares of its capital stock (the "Redemption").

  Since the consummation of the Exchange Offer, the Offerings and the Redemption, the Company has owned 100% of the outstanding voting stock which constitutes approximately 63% of the outstanding capital stock of LaSalle Re. The minority interest represents approximately the 37% interest in LaSalle Re not owned by the Company.

  The Exchange Offer was accounted for as if it were a pooling of interests of combining enterprises under common control. The consolidated financial statements include the results of the Company and the Company's share of LaSalle Re and its subsidiaries for all periods presented.

                          LASALLE RE HOLDINGS LIMITED

2. SIGNIFICANT ACCOUNTING POLICIES

  The accompanying consolidated financial statements are prepared in accordance with United States generally accepted accounting principles ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported and disclosed amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. The estimates most susceptible to significant change are those used in determining the reserve for unpaid losses and loss expenses and ultimate premium written.

  The following are the significant accounting policies adopted by the
Company:

 (a) Principles of consolidation

  The consolidated financial statements include the financial statements of LaSalle Re Holdings Limited, LaSalle Re Limited and its subsidiaries, LaSalle Re (Services) Limited and LaSalle Re Corporate Capital Ltd. All significant intercompany balances and transactions have been eliminated in consolidation.

 (b) Premiums earned and deferred acquisition expenses

  Premiums written are estimated by management based upon reports received from ceding companies. These estimates are subject to review with adjustments recorded in the period in which the actual amounts are determined. Premiums on property catastrophe excess of loss contracts are earned on a pro rata basis over the period the coverage is provided, which is generally 12 months. Under pro rata property catastrophe contracts, the risks underlying the contracts incept throughout the policy period and premiums generally are earned over an 18 month period. Unearned premiums represent the portion of premiums written which is applicable to the unexpired terms of the policies in force.

  Acquisition costs, mainly brokerage, commissions, underwriting fees and excise taxes related to unearned premiums are deferred and amortized to income over the period in which the premiums are earned. Future earned premiums and anticipated losses and loss adjustment expenses related to those premiums are considered in determining the recoverability of deferred acquisition costs. The Company does not consider anticipated future investment income in determining if a premium deficiency exists.

 (c) Losses and loss expenses

  The reserve for losses and loss expenses is based on reports and individual case estimates received from ceding companies. An amount is included for losses and loss expenses incurred but not reported on the basis of reports received from ceding companies and an internally produced actuarial analysis.

  Given the inherent nature of major catastrophic events, considerable uncertainty underlies the assumptions and associated estimated reserves for losses and loss expenses. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments if any, are reflected in results of operations in the period in which they are determined and are accounted for as changes in estimates. Due to the inherent uncertainty in estimating reserves for losses and loss expenses there can be no assurance that the ultimate liability will not exceed recorded amounts, with a resulting material effect on the Company. Based on the current assumptions used in calculating reserves, management believes that the Company's reserve levels are adequate to meet its future obligations.

  Reserves are recorded without consideration of potential salvage or subrogation recoveries which are estimated to be immaterial. Such recoveries, when realized, are reflected as a reduction of losses incurred.

                          LASALLE RE HOLDINGS LIMITED

 (d) Investments

  The Company's investments comprise fixed interest securities and short term investments, such as certificates of deposit or commercial paper. All investments are considered to be available for sale under the definition included in Statement of Financial Accounting Standards No. 115. As such, they are reported at fair value with unrealized gains and losses reported as a separate component of shareholders' equity, net of amounts attributable to minority interests.

  Purchases and sales of investments are accounted for on the trade date of the transaction.

 (e) Investment income

  Investment income, net of investment expenses, is accrued to the balance sheet date and includes amortization of premiums and discounts relative to fixed interest securities purchased at prices different to par value.

  Realized gains or losses on sales of investments are determined on the basis of specific identification and are included as part of net investment income in the statements of operations.

 (f) Translation of foreign currencies

  The U.S. dollar is the Company's functional currency. Foreign currency monetary assets and liabilities are translated at exchange rates in effect at the balance sheet date. Unearned premiums and deferred acquisition costs are translated at historic exchange rates. Foreign currency revenues and expenses are translated at the exchange rates in effect at the date of the transaction. Exchange gains and losses are included in the determination of net income.

  The Company enters into foreign exchange contracts to manage the currency risks associated with the receipt of non-U.S. dollar insurance premiums. Realized and unrealized gains and losses on these contracts are included in the determination of net income.

 (g) Fair value of financial statements

  Fair value disclosures with respect to certain financial instruments are separately included herein, where appropriate.

  The carrying values of other financial instruments, including cash and cash equivalents, reinsurance balances receivable, accrued investment income, promissory note receivable and other liabilities approximate their fair value due to the short term nature of the balances.

 (h) Corporate expenses

  Corporate expenses are expensed as they are incurred on an accruals basis.

 (i) Cash and cash equivalents

  For the purposes of the statements of cash flows, the Company considers all time deposits and certificates of deposit with an original maturity of 90 days or less as equivalent to cash.

                          LASALLE RE HOLDINGS LIMITED

 (j) Stock incentive compensation plans

  The Company accounts for stock option grants in accordance with APB opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes compensation expense for stock option grants to the extent that the fair value of the stock exceeds the exercise price of the option at the measurement date. Any resulting compensation expense is recorded over the shorter of the vesting or service period.

 (k) Income per common share

  Net income per common share is calculated by dividing net income by the weighted average number of common shares and common share equivalents outstanding during the period. The Exchangeable Non-Voting Shares in LaSalle Re are considered common share equivalents as are stock options and stock appreciation rights which are included in the computation of weighted average number of common shares outstanding using the treasury stock method. There is no material difference between primary and fully diluted net income per common share.

3. INVESTMENTS

  (a) All fixed interest securities and short term investments are considered available for sale. The fair values are based on quoted market prices at the reporting date for those, or similar, investments. As of September 30, 1996 and 1995, the fair values and amortized costs of investments are as follows:

                                        AMORTIZED UNREALIZED UNREALIZED   FAIR
1996                                      COST      GAINS      LOSSES    VALUE
----                                    --------- ---------- ---------- --------
U.S. government and agencies........... $ 90,596    $  221    $  (693)  $ 90,124
Non U.S. government and agencies.......   75,863       258       (828)    75,293
Corporate..............................  326,991     1,077     (2,971)   325,097
                                        --------    ------    -------   --------
                                        $493,450    $1,556    $(4,492)  $490,514
                                        ========    ======    =======   ========
                                        AMORTIZED UNREALIZED UNREALIZED   FAIR
1995                                      COST      GAINS      LOSSES    VALUE
----                                    --------- ---------- ---------- --------
U.S. government and agencies........... $  4,988    $    0    $   (57)  $  4,931
Non U.S. government and agencies.......   63,208       672       (589)    63,291
Corporate..............................  373,509     2,950     (4,616)   371,843
                                        --------    ------    -------   --------
                                        $441,705    $3,622    $(5,262)  $440,065
                                        ========    ======    =======   ========

  The unrealized loss on investments as shown on the consolidated balance sheet of $1,861 (1995: $1,039) is net of the minority's interest of $1,075 (1995: $601).

  Investments held at September 30, 1996 mature as follows:

                                                            AMORTIZED
                                                              COST    FAIR VALUE
                                                            --------- ----------
      Less than 1 year..................................... $100,034   $ 99,819
      1-5 years............................................  334,252    331,808
      5-10 years...........................................   59,164     58,887
                                                            --------   --------
                                                            $493,450   $490,514
                                                            ========   ========

  The following table summarized the composition of the fair value of available for sale securities by ratings assigned or, with respect to non-rated issues, as estimated by the Company's investment managers.

                          LASALLE RE HOLDINGS LIMITED

                                                                    1996   1995
                                                                   ------ ------
      AAA.........................................................  63.3%  69.4%
      AA..........................................................  25.7%  30.6%
      A...........................................................  11.0%   0.0%
                                                                   ------ ------
                                                                   100.0% 100.0%
                                                                   ====== ======

  In the normal course of reinsurance operations, the Company's bankers have issued letters of credit totalling $15,511 (1995: $15,704) in favor of ceding insurance companies to secure the Company's obligations under various reinsurance contracts. At September 30, 1996, $17,837 (1995: $18,059) of fixed interest securities have been pledged as collateral for these letters of credit.

 (b) Net investment income

  Net investment income for the years ended September 30, 1996, 1995 and the period ended September 30, 1994 is derived from the following sources:

                                                      1996     1995     1994
                                                     -------  -------  -------
Cash and short term investments..................... $ 1,443  $ 2,558  $ 2,379
U.S. government and agencies fixed interest
 securities.........................................   1,631      107        0
Non U.S. government and agencies fixed interest
 securities.........................................   4,702    3,224    1,877
Corporate fixed interest securities.................  20,197   20,288   12,315
Gross realized losses...............................    (418)     (25)     (19)
                                                     -------  -------  -------
Gross investment income.............................  27,555   26,152   16,552
Investment expenses (Note 7)........................  (1,127)  (1,086)    (813)
                                                     -------  -------  -------
Net investment income............................... $26,428  $25,066  $15,739
                                                     =======  =======  =======

  Included in gross investment income for the year ended September 30, 1996 was a charge of $3,280 (1995: $4,535; 1994: $3,438) relating to the accretion/amortization of investment premium.

  The change in net unrealized losses, net of the minority's interest, that has been included as a separate component of shareholders' equity for the year ended September 30, 1996 was an increase of $822 (decrease 1995: $10,797; increase 1994: $11,836).

  Proceeds received from the sale of available for sale securities in the period ended September 30, 1996 were $170,296 (1995: $50,198; 1994: $5,293).

4. OTHER ASSETS

  Included in other assets is a promissory note receivable. In connection with the terms of the Chief Executive Officer's five year employment contract, LaSalle Re advanced $695 to him for the purpose of purchasing a property in Bermuda. The advance is evidenced by a promissory note which is secured upon the title deeds of the property. The promissory note bears interest at the rate of 8% per annum and is repayable in full at the earlier of the termination date of the Chief Executive Officer's employment contract or the date of sale of the property. Under the employment contract LaSalle Re will assume any gain or loss on the disposition of the property.

                          LASALLE RE HOLDINGS LIMITED

5. SHARE CAPITAL AND ADDITIONAL PAID-IN CAPITAL

  The authorized share capital of the Company is 100,000,000 Common Shares of par value $1 each. As of September 30, 1996 and 1995, the following shares have been issued and fully paid.

                                                         1996 & 1995
                                              ----------------------------------
                                              NUMBER OF
                                                SHARES    SHARE    ADDITIONAL
                                                ISSUED   CAPITAL PAID IN CAPITAL
                                              ---------- ------- ---------------
Common Shares................................ 14,397,720 $14,398    $221,968
                                              ========== =======    ========

  During the year, the Company established an Employee Stock Purchase Plan (the "Plan"). Under the Plan, the Company is authorized to sell up to 150,000 Common Shares at a discount equivalent to 15% of the market price, to eligible employees of the Company and its subsidiaries, and other persons providing services to those companies. The maximum investment by an employee is $25 per calendar year. As at September 30, 1996, no shares had been issued in respect of the Plan.

6. SHARE PURCHASE OPTIONS AND STOCK APPRECIATION RIGHTS

 (a) Non-compensatory

  The Company has issued options to purchase 136,350 common shares to certain shareholders and their affiliates. In addition, LaSalle Re has issued options to purchase 2,199,780 Exchangeable Non-Voting shares. The options became exercisable on October 1, 1996 and may be exercised until November 22, 2003.

  The original exercise price of the options was $16.67 per share, which was equal to the fair value of the Company's shares at the grant date, minus dividend adjustments. The current exercise price is $10.45. As the options were granted to certain of the Founding Shareholders and their affiliates as an inducement to purchase stock in LaSalle Re, no compensation expense has been recorded in connection with the options.

 (b)(i) Compensatory--Stock Appreciation Rights

  In consideration for entering into an employment agreement with LaSalle Re, the Company's Chief Executive Officer was granted a total of 340,872 Stock Appreciation Rights (SARs) during 1994. Upon exercise, the SAR's entitle the Executive to a cash payment equal to the SARs value as of the exercise date. Alternatively, at the Company's sole discretion, the SARs will entitle the Executive to either (i) the number of common shares in LaSalle Re Holdings Limited equal to the aggregate value of the SAR's divided by the fair value of a common share at the exercise date, or (ii) upon payment of the base value for each SAR, the number of common shares equal to the number of SARs exercised. Any common shares taken up through the exercise of the SARs shall rank equally with the other common shares.

  The value of each SAR equals the fair market value of a common share of LaSalle Re Holdings less the base value on the exercise date, subject to anti-dilution adjustments. The fair market value shall be determined by the board of directors of the Company, but shall be based on the market price of the common shares. The base value of each SAR was $16.67, minus dividend adjustments. The current exercise price is $10.45.

                          LASALLE RE HOLDINGS LIMITED

  A percentage of these SARs may become exercisable on January 1 of each of 1997, 1998 or 1999. These percentages vary depending on the internal rate of return achieved during the period from November 22, 1993 through to the date of exercise and ending on March 30, 2004 or, if earlier, two years after the Chief Executive Officer's termination of employment. SARs will not be exercisable unless a targeted internal rate of return of at least 18% per annum is achieved during the entire measurement period. This is based upon the financial performance of LaSalle Re from inception to November 27, 1995 and LaSalle Re Holdings' consolidated performance from that date forward. At September 30, 1996, the Company's internal rate of return has exceeded 18% and therefore the Company has charged an expense of $909 (1995: $240; 1994: $Nil).

 (b)(ii) Compensatory--Options

  In November 1995, the Company adopted a Long Term Incentive Plan (the "Incentive Plan") which permits the award of various incentives to employees of the Company, its subsidiaries and other persons providing services to those companies.

  Under the Incentive Plan, the Company granted options for 163,218 common shares during the year ended September 30, 1996. The options vest rateably in five annual instalments over 5 years from the grant date. The options can be exercised over a 10 year period, commencing on the vesting date. As of September 30, 1996, no options were exercisable. The original exercise price was $19.25 per share. The current exercise price is $18.75 as adjusted for dividends. The options were granted at the fair value of the Company's shares at the grant date.

  The Company applies APB Opinion 25 and Related Interpretations in accounting for the Incentive Plan. Accordingly, no compensation cost has been recognized. Had compensation cost been determined based on the fair value at the grant date of the options consistent with the method of SFAS 123, the net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                         1996
                                                                        -------
      Net Income........................................... As reported $81,485
                                                            Pro forma   $81,465
      Primary earnings per share........................... As reported $  5.40
                                                            Pro forma   $  5.40

  The fair value of the option grants are estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield of 10% per annum; expected volatility of 9%; and a risk free interest rate of 5.2%.

7. RELATED PARTY TRANSACTIONS

  In addition to the share purchase options discussed in Note 6, LaSalle Re has entered into the following transactions and agreements with companies related to the Founding Shareholders:

 (a) Premiums written

  During the year ended September 30, 1996, LaSalle Re assumed premiums written of approximately $24,045 (1995: $28,836; 1994: $24,186) from a ceding company related to a shareholder of LaSalle Re. In addition, LaSalle Re assumed premiums totalling $23,577 (1995: $22,057; 1994: $14,163) through brokers related to a shareholder of LaSalle Re. Brokerage fees incurred in respect of this business were approximately $2,357 (1995: $2,206; 1994:
$1,416). All such transactions were undertaken on normal commercial terms. Reinsurance balances receivable at the balance sheet date include $11,700 (1995: $25,206) due from such related parties.

                          LASALLE RE HOLDINGS LIMITED

 (b) Underwriting services

  LaSalle Re is party to an underwriting services agreement with CNA (Bermuda) Services Limited ("CNA Bermuda"). Under this agreement, LaSalle Re has granted CNA Bermuda the authority to provide underwriting services and to underwrite all classes of insurance and reinsurance as agents for LaSalle Re. LaSalle Re has agreed to pay fees to CNA Bermuda as follows:

  With effect from January 1, 1996:

    (i) 1.5% of the gross written and collected premium per fiscal year; and

    (ii) An underwriting profit commission equal to 4.0% of the aggregate net underwriting profits of LaSalle Re, where certain conditions are met.

  Prior to January 1, 1996:

    (i) 2.0% of the gross written and collected premium per fiscal year, up to premium of $150,000 plus 1.5% of the gross written and collected premium in excess of $150,000; and

    (ii) An underwriting profit commission equal to 2.5% of the aggregate net underwriting profits of LaSalle Re, where certain conditions are met.

  The Company has incurred $3,081 (1995: $3,411; 1994: $1,465) for underwriting services provided for the year ended September 30, 1996, of which $2,482 (1995: $3,629) was payable at September 30, 1996.

  The Company has incurred $4,140 (1995: $2,186; 1994: $Nil) for underwriting profit commission for the year ended September 30, 1996, of which $3,350 was payable at September 30, 1996 (1995: $2,186).

 (c) Administrative services

  LaSalle Re is party to an agreement with Aon Risk Consultants (Bermuda) Limited ("ARC Bermuda"). Under this agreement ARC Bermuda performs certain actuarial and administrative services on behalf of the Company. LaSalle Re has agreed to pay management fees to ARC Bermuda as follows:

     CALENDAR YEAR
     -------------
      1993.............................................  $  548 (pro rata basis)
      1994.............................................  $3,000
      1995.............................................  $5,000
      1996.............................................  $7,000

  Beginning on January 1, 1997, the management fees payable to ARC Bermuda will be:


    (i) $3,300 per annum; and

    (ii) an underwriting profit commission equal to 2.75% of the aggregate net underwriting profit of LaSalle Re, where certain conditions are met.

 (d) Investment management services

  LaSalle Re is party to an agreement with Aon Advisors (UK) Limited ("Aon UK") to provide investment management services. LaSalle Re has agreed to pay fees to Aon UK based on the average daily balance of the investment portfolio of the preceding quarter, as follows:

      PORTFOLIO BALANCE                               ANNUAL FEE IN BASIS POINTS
      -----------------                               --------------------------
      $0 through $100,000............................             35
      Excess of $100,000 through $200,000............             25
      Excess of $200,000.............................             15

                          LASALLE RE HOLDINGS LIMITED

  The Company has incurred $1,028 (1995: $987; 1994: $752) for services provided for the year ended September 30, 1996, of which $272 (1995: $261) was payable at September 30, 1996.

  (e) Claims handling services

  LaSalle Re is party to an agreement with Integrated Runoff Insurance Services Corporation ("IRISC") whereby IRISC performs certain claims handling services for LaSalle Re. LaSalle Re has agreed to pay the following minimum fees to IRISC:

      CALENDAR YEAR
      -------------
       1994................................................................  $50
       1995................................................................  $53
       1996................................................................  $56

  The agreement provides for additional fees to be payable if services provided exceed a certain "base level". Fees in excess of this "base level" are calculated on an hourly rate.

  The Company has incurred $92 (1995: $78; 1994: $47) for services provided for the year ended September 30, 1996, of which $Nil (1995: $Nil) was payable at the balance sheet date.

8. CONCENTRATION OF CREDIT RISK

  The Company has investment guidelines which restrict investments in securities below an "AA" grade rating to 15% of the total portfolio, and only 10% can be invested in "BBB" grade rating. In addition, the guidelines restrict investments in a single issuer to no greater than 5% of the market value of the portfolio (except for U.S. and U.K. Government issues) and, with respect to country of issue, to no greater than 25% of the market value of the portfolio, except for U.S. and supernational borrowers.

  A broker who is unrelated to the Company, arranged more than 16% of the Company's premiums written for the year ended September 30, 1996 (1995: 21%; 1994: 20%). Another broker who is related to the Company arranged more than 12% (1995: 10%; 1994; 11%). Approximately 13% (1995: 15%; 1994: 18%) of the
gross premiums written for the year ended September 30, 1996 were ceded by related companies.

9. RESERVE FOR LOSSES AND LOSS EXPENSES

  Activity in the reserve for losses and loss expenses during the periods ended September 30, 1996, 1995 and 1994 is summarized as follows:

                                                       1996     1995     1994
                                                      -------  -------  -------
Balance as of October 1.............................. $66,654  $37,789  $     0
                                                      -------  -------  -------
Incurred related to:
  Current year.......................................  31,910   52,587   49,801
  Prior year events..................................  19,567    7,810        0
                                                      -------  -------  -------
                                                       51,477   60,397   49,801
                                                      -------  -------  -------
Paid related to:
  Current year....................................... (10,222)  (7,572) (12,012)
  Prior year......................................... (58,034) (23,960)       0
                                                      -------  -------  -------
                                                      (68,256) (31,532) (12,012)
                                                      -------  -------  -------
Balance as of September 30........................... $49,875  $66,654  $37,789
                                                      =======  =======  =======

                          LASALLE RE HOLDINGS LIMITED

  The amounts incurred in respect of prior year losses in 1996 relate primarily to hurricanes Luis and Marilyn which occurred in September 1995. Additional information reported by ceding companies in the months following the losses necessitated additional reserving. This impact has been mitigated by the collection of additional reinstatement premiums. In respect of 1995, additional losses of $5.7 million (gross of reinstatements of approximately $1.1 million) related to development of the Northridge earthquake, reflecting an increase in the market estimates of anticipated total insured loss.

10. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

  The Company's functional currency is the U.S. dollar, however, as the Company operates internationally, it has exposure to changes in foreign currency exchange rates. These exposures include net cash inflows on non-U.S. dollar denominated insurance premiums.

  To manage the Company's exposure to these risks, the Company enters into foreign exchange contracts in the major currencies to which the Company is exposed. These contracts generally involve the exchange of one currency for another at some future date. At September 30, 1996, the Company had a notional principal amount outstanding of approximately $25,192 (1995: $6,129) in contracts to sell foreign currencies in the future. The fair value of these contracts, based on quoted forward rates available for the maturity of the contracts, as at September 30, 1996 was $(571) (1995: $(136)). A loss of $294 (1995: $756; 1994: $nil) is included in the Statements of Operations in respect of these contracts.

  Foreign exchange contracts at September 30, 1996 generally have maturities of six months or less and relate to major Western currencies. Counterparties to the transactions are large financial institutions. Although the Company is exposed to credit loss in the event of non-performance by other parties in the contracts, such non-performance is not anticipated.

  The Company may also enter into foreign exchange contracts to manage the exposures relating to known reinsurance losses denominated in foreign currencies. However, no such contracts had been entered into at the balance sheet date.

11. CREDIT FACILITY

  On December 1, 1995, the Company obtained a five year, $100 million committed line of credit from a syndicate of banks, maturing on December 1, 2000. The facility may only be used to buy preferred shares of LaSalle Re, which in turn may use the proceeds of such purchase to meet current cash requirements. The preferred stock of LaSalle Re, when issued would be pledged by the Company as security for the borrowings under the facility. As at September 30, 1996, the facility had not been utilized.

  The credit facility contains various covenants, including: limitations on incurring additional indebtedness; prohibition of dividend payments that would cause the Company's tangible net worth, defined as total shareholders' equity and minority interest, to fall below $350 million in calendar 1996, $375 million in calendar years 1997 and 1998 and thereafter $400 million; restriction of dividends to a maximum of 50% of the consolidated net income for the immediately preceding fiscal year; restrictions on the sale or lease of assets not in the ordinary course of business; maintenance of a ratio of consolidated total debt to consolidated tangible net worth of no more than
0.40 to 1.00; maintenance of tangible net worth at the end of each fiscal year of the greater of $250 million or 70% of net premiums written; maintenance of statutory capital at the end of each fiscal year of at least $250 million; and maintenance of a ratio of net premiums written to statutory capital at the end of any fiscal quarter of no more than 1.00 to 1.00 in each case. At September 30, 1996, the Company was in compliance with all covenants under the facility.

                          LASALLE RE HOLDINGS LIMITED

12. STATUTORY DATA

  The Company's ability to pay dividends is subject to certain regulatory restrictions on the payment of dividends by LaSalle Re. Under The Insurance Act 1978, amendments thereto and related regulations of Bermuda, LaSalle Re is required to prepare statutory financial statements and to file in Bermuda a statutory financial return. LaSalle Re is required to maintain certain measures of solvency and liquidity.

  The statutory capital and surplus of LaSalle Re at September 30, 1996 was approximately $477,000 (1995: $391,000) and the minimum required statutory capital and surplus required by its license as a Class 4 insurer, was approximately $100,000 (1995: $100,000).

  In this regard, the declaration of dividends from retained earnings and distributions from additional paid in capital is limited to the extent that the above requirements are met. At September 30, 1996, there were no restrictions on distribution of retained earnings.

13. SEGMENTAL INFORMATION

  The following table sets forth the Company's net premiums written and the percentage thereof allocated to the zone of exposure for the years ended September 30, 1996 and 1995 and the period ended September 30, 1994:

                                1996                1995                1994
                         ------------------- ------------------- -------------------
                         PREMIUMS            PREMIUMS            PREMIUMS
                         WRITTEN  PERCENTAGE WRITTEN  PERCENTAGE WRITTEN  PERCENTAGE
                         -------- ---------- -------- ---------- -------- ----------
United States........... $ 79,357    41.7%   $ 91,561    45.4%   $ 67,176    50.4%
Europe
 (excluding the U.K.)...   21,959    11.6      21,041    10.4      18,147    13.6
United Kingdom..........   16,310     8.6      14,089     7.0       8,724     6.5
Japan...................    7,998     4.2       7,642     3.8       4,896     3.7
Australasia.............   11,038     5.8       9,756     4.8       4,510     3.4
Worldwide...............   22,049    11.6      26,893    13.3       7,920     5.9
Worldwide
 (excluding U.S.).......   11,451     6.0       8,789     4.4       6,441     4.8
Other...................   16,433     8.6      16,128     8.0       7,241     5.5
Reinstatement and
 adjustment premiums....    3,556     1.9       6,017     2.9       8,272     6.2
                         --------   -----    --------   -----    --------   -----
                         $190,151   100.0%   $201,916   100.0%   $133,327   100.0%
                         ========   =====    ========   =====    ========   =====

14. TAXATION

  Under current Bermuda law the Company is not required to pay any taxes in Bermuda on either income or capital gains. The Company has received an undertaking from the Minister of Finance in Bermuda that will exempt the Company from taxation until the year 2016 in the event of any such taxes being imposed.

  The Company does not consider itself to be engaged in a trade or business in the United States and accordingly does not expect to be subject to United States income taxes.

                          LASALLE RE HOLDINGS LIMITED

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)


15. UNAUDITED QUARTERLY FINANCIAL DATA

                                                  FIRST  SECOND   THIRD  FOURTH
                                                QUARTER QUARTER QUARTER QUARTER
                                                ------- ------- ------- -------
Year ended September 30, 1996
  Net premiums earned.......................... $49,445 $53,647 $55,294 $36,755
  Net investment income (net of realized
   losses).....................................   6,204   6,399   6,789   7,036
  Losses and loss expenses incurred............  15,882  18,354   9,954   7,287
  Net income...................................  29,400  31,332  40,818  27,901
  Net income per share......................... $  1.23 $  1.31 $  1.70 $  1.16
Year ended September 30, 1995
  Net premiums earned.......................... $28,683 $45,344 $48,758 $47,585
  Net investment income (net of realized
   losses).....................................   5,585   6,126   6,349   7,006
  Losses and loss expenses incurred............     591  13,462  10,488  35,856
  Net income...................................  28,264  31,154  35,320   9,710
  Net income per share......................... $  1.22 $  1.34 $  1.49 $  0.41

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPEC-TUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RE-LIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON SHARES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UN-LAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PRO-SPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Enforcement of Civil Liabilities..........................................    3
Available Information.....................................................    3
Forward-Looking Statements................................................    4
Prospectus Summary........................................................    5
Risk Factors..............................................................   11
Use of Proceeds...........................................................   20
Price Range of Common Shares..............................................   20
Dividend Policy...........................................................   21
Capitalization............................................................   22
Selected Consolidated Financial Data......................................   23
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   25
Business..................................................................   32
Management................................................................   47
Certain Transactions......................................................   55
Principal and Selling Shareholders........................................   58
Description of Capital Stock..............................................   61
Shares Eligible for Future Sale...........................................   64
Certain Tax Considerations................................................   66
Underwriting..............................................................   76
Legal Matters.............................................................   78
Experts...................................................................   78
Glossary of Selected Insurance and Reinsurance Terms......................   79
Index to Consolidated Financial Statements................................  F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             3,150,000 SHARES

                                  LASALLE RE
                               HOLDINGS LIMITED

                                 COMMON SHARES

                                   --------

                                  PROSPECTUS

                                          , 1996

                                   --------

                               SMITH BARNEY INC.

                         LAZARD FRERES & CO. LLC

                             MORGAN STANLEY & CO.
                                 INCORPORATED

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                [ALTERNATE PAGE]
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED NOVEMBER 1, 1996

PROSPECTUS

                             3,150,000 SHARES

                          LASALLE RE HOLDINGS LIMITED

                                 COMMON SHARES

                                   --------

  Of the 3,150,000 common shares, par value $1.00 per share (the "Common Shares"), of LaSalle Re Holdings Limited (the "Company") offered hereby, 630,000 Common Shares are being offered outside the United States and Canada and 2,520,000 Common Shares are being offered in a concurrent offering inside the United States and Canada (collectively, the "Offerings"). The public offering price and the aggregate underwriting discount per Common Share will be identical for each of the Offerings. See "Underwriting."

  All of the 3,150,000 Common Shares offered hereby are being offered by certain shareholders of the Company (the "Selling Shareholders"). The Company will not receive any proceeds from the sale of the Common Shares. See "Use of Proceeds."

  The Company is a holding company with no operations or significant assets other than its ownership of a majority of the capital stock of LaSalle Re Limited ("LaSalle Re"). Upon completion of the Offerings, certain founding shareholders of the Company will own approximately 55% of the Common Shares and approximately 27% of the capital stock of LaSalle Re (53% and 26% if the U.S. Underwriters' over-allotment option is exercised in full). As a result, such shareholders, if they act in concert, will be able to control most fundamental decisions affecting the Company, including the election of directors and the merger or sale of the Company. See "Risk Factors--Control by Founding Shareholders," "Certain Transactions," "Principal and Selling Shareholders" and "Description of Capital Stock."

  The Common Shares are quoted on the Nasdaq National Market under the symbol "LSREF." On October 30, 1996, the last reported sale price of the Common Shares on the Nasdaq National Market was $27.125 per share. See "Price Range of Common Shares."
      SEE "RISK FACTORS" ON PAGE 11  FOR A DESCRIPTION OF CERTAIN MATTERS
             THAT SHOULD  BE CONSIDERED BY  PROSPECTIVE PURCHASERS
                    OF THE COMMON SHARES.

                                   --------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                 UNDERWRITING     PROCEEDS TO
                                      PRICE TO   DISCOUNTS AND      SELLING
                                       PUBLIC   COMMISSIONS (1) SHAREHOLDERS (2)
--------------------------------------------------------------------------------
Per Common Share....................   $            $                $
--------------------------------------------------------------------------------
Total (3)........................... $            $                $
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the U.S. Underwriters and the Managers against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses of the Offerings estimated at $550,000 payable by the Company.

(3) The Selling Shareholders have granted the U.S. Underwriters a 30-day option to purchase up to 472,500 additional Common Shares on the same terms as set forth above to cover over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Selling Shareholders will be
    $           , $         and $          , respectively. See "Underwriting."

                                   --------

  The Common Shares are being offered by the several Managers named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the Common Shares offered
hereby will be available for delivery on or about              , 1996 at the
offices of Smith Barney Inc., 388 Greenwich Street, New York, New York 10013.

                                   --------
SMITH BARNEY INC.
                         LAZARD CAPITAL MARKETS
                                                            MORGAN STANLEY & CO.
                                                               INTERNATIONAL
       , 1996

                                [ALTERNATE PAGE]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPEC-TUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO
BUY ANY SECURITY OTHER THAN THE COMMON SHARES OFFERED HEREBY, NOR DOES IT CON-STITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECU-RITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Enforcement of Civil Liabilities..........................................    3
Available Information.....................................................    3
Forward-Looking Statements................................................    4
Prospectus Summary........................................................    5
Risk Factors..............................................................   11
Use of Proceeds...........................................................   20
Price Range of Common Shares..............................................   20
Dividend Policy...........................................................   21
Capitalization............................................................   22
Selected Consolidated Financial Data......................................   23
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   25
Business..................................................................   32
Management................................................................   47
Certain Transactions......................................................   55
Principal and Selling Shareholders........................................   58
Description of Capital Stock..............................................   61
Shares Eligible for Future Sale...........................................   64
Certain Tax Considerations................................................   66
Underwriting..............................................................   76
Legal Matters.............................................................   78
Experts...................................................................   78
Glossary of Selected Insurance and Reinsurance Terms......................   79
Index to Consolidated Financial Statements................................  F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             3,150,000 SHARES

                                   LASALLE RE
                                HOLDINGS LIMITED

                                 COMMON SHARES

                                    -------

                                   PROSPECTUS

                                           , 1996

                                    -------

                               SMITH BARNEY INC.

                             LAZARD CAPITAL MARKETS

                              MORGAN STANLEY & CO.
                                 INTERNATIONAL

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following is a statement of the expenses payable by the Company in connection with issuance and distribution of the securities being registered hereby. None of the expenses are payable by the Selling Shareholders. All amounts shown are estimates, except the Commission registration fee, the NASD filing fee and the Nasdaq quotation fee.

      SEC registration fee............................................ $ 29,622
      NASD filing fee.................................................   10,275
      Printing and engraving..........................................  150,000
      Legal fees and expenses.........................................  260,000
      Accounting fees and expenses....................................   40,000
      Custodian fees and expenses.....................................    5,000
      Blue sky fees and expenses......................................    6,000
      Miscellaneous...................................................   49,103
                                                                       --------
          Total....................................................... $550,000
                                                                       ========

--------
*To be filed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Pursuant to the provisions of the Act, Holdings has adopted provisions in its Bye-Laws which require it to indemnify its directors and officers in certain circumstances and specifically to indemnify its directors and officers against all amounts actually and reasonably incurred to Holdings or its stockholders by reason of a breach of duty to the Company, provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe that the conduct was unlawful, and except for any claim, issue or matter as to which such person shall have been finally adjudged to be liable for wilful negligence, wilful default, fraud or dishonesty in the performance of the duty to Holdings.

  The Company also maintains insurance on its directors and officers, which covers liabilities under the federal securities laws.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  On November 20, 1995, 13,005,720 Common Shares were issued to existing shareholders of LaSalle Re in exchange for capital stock of LaSalle Re. This exchange was exempt from registration pursuant to Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) EXHIBITS.

  The following documents are filed with this Registration Statement.

      EXHIBIT
      -------
      1.1*     Form of U.S. Underwriting Agreement.
      1.2*     Form of International Underwriting Agreement.
      3.1      Memorandum of Association (Incorporated by reference to
                Exhibit 3.1 to Registration Statement on Form S-1 (No.
                33-97304)).
      3.2      Bye-Laws (Incorporated by reference to Exhibit 3.1 to Form
                10-Q for the quarterly period ended December 31, 1995
                (File No. 0-27216)).
      5.1*     Opinion of Conyers Dill & Pearman regarding the validity
                of the Common Shares.
      8.1*     Opinion of Conyers Dill & Pearman regarding certain Ber-
                muda tax matters.
      8.2*     Opinion of Mayer, Brown & Platt regarding certain U.S. tax matters.
      8.3*     Opinion of Clyde & Co. regarding certain U.K. tax matters.
     10.1      Excess Ownership Agreement dated November 27, 1995 among
                Holdings, LaSalle Re and the Founding Shareholders (In-
                corporated by reference to Exhibit 10.3 to Form 10-Q for
                the quarterly period ended December 31, 1995 (File No. 0-
                27216)).
     10.2      Amended and Restated Shareholders Agreement dated November
                27, 1995 among Holdings, LaSalle Re and the Founding
                Shareholders (Incorporated by reference to Exhibit 10.1
                to Form 10-Q for the quarterly period ended December 31,
                1995 (File No. 0-27216)).
     10.3      Amended and Restated Option Agreement dated November 27,
                1995 among Holdings, LaSalle Re and certain of the Found-
                ing Shareholders (Incorporated by reference to Exhibit
                10.2 to Form 10-Q for the quarterly period ended December
                31, 1995 (File
                No. 0-27216)).
     10.4      Conversion Agreement dated November 27, 1995 among Hold-
                ings, LaSalle Re and holders of Exchangeable Non-Voting
                Shares (Incorporated by reference to Exhibit 10.4 to
                Form 10-Q for the quarterly period ended December 31,
                1995 (File No. 0-27216)).
     10.5      Amended and Restated Employment Agreement dated October 1,
                1993 between Victor H. Blake and LaSalle Re (Incorporated
                by reference to Exhibit 10.5 to Form 10-Q for the quar-
                terly period ended December 31, 1995 (File No. 0-27216)).
     10.6      Amended and Restated Underwriting Services Agreement dated
                September 21, 1995 among Holdings, LaSalle Re and CNA
                Services (Incorporated by reference to Exhibit 10.6 to
                Form 10-Q for the quarterly period ended December 31,
                1995 (File No. 0-27216)).
     10.7      Amended and Restated Administrative Services Agreement
                dated September 21, 1995 among Holdings, LaSalle Re and
                Aon Bermuda (Incorporated by reference to Exhibit 10.7 to
                Form 10-Q for the quarterly period ended December 31,
                1995 (File No. 0-27216)).
     10.8**    Amended and Restated Investment Management Agreement dated
                September 21, 1995 among Holdings, LaSalle Re and Aon Ad-
                visors.
     10.9**    Claims Agreement dated December 16, 1993 between LaSalle
                Re and IRISC.
     10.10     Employment Agreement dated October 1, 1995, between Andrew
                Cook and LaSalle Re (Incorporated by reference to Exhibit
                10.10 to Form 10-Q for the quarterly period ended Decem-
                ber 31, 1995 (File No. 0-27216)).
     10.11     Credit Agreement dated as of December 1, 1995 among Hold-
                ings, several banks and Chemical Bank, as administrative
                agent (Incorporated by reference to Exhibit 10.9 to
                Form 10-Q for the quarterly period ended December 31,
                1995 (File No. 0-27216)).

      EXHIBIT
      -------
     10.12**   First Amendment, dated September 25, 1996 among Holdings,
               several banks and Chase Manhattan Bank as administrative
               agent, to Credit Agreement dated as of December 1, 1995
               among Holdings, several banks and Chemical Bank as admin-
               istrative agent.
     10.13**   Long-Term Incentive Plan.
     10.14**   Employee Stock Purchase Plan.
     10.15     First Amendment dated July 1, 1996 to Amended and Restated
               Underwriting Services Agreement dated as of September 21,
               1995 between CNA (Bermuda) Services Limited and LaSalle
               Re.
     10.16**   First Amendment dated July 1, 1996 to Amended and Restated
               Administrative Services Agreement dated as of September
               21, 1995 between Aon Risk Consultants (Bermuda) Limited
               and LaSalle Re.
     10.17     Quota Share Treaty between CNA International Reinsurance
               Company Limited and LaSalle Re in respect of 1994 under-
               writing year of account (London office).
     10.18     Quota Share Treaty between CNA International Reinsurance
               Company Limited and LaSalle Re in respect of 1995 under-
               writing year of account (London office).
     10.19     Quota Share Treaty between CNA International Reinsurance
               Company Limited and LaSalle Re in respect of 1996 under-
               writing year of account (London office).
     10.20     Quota Share Treaty between CNA International Reinsurance
               Company Limited and LaSalle Re in respect of 1994 under-
               writing year of account (Amsterdam office).
     10.21     Quota Share Treaty between CNA International Reinsurance
               Company Limited and LaSalle Re in respect of 1995 under-
               writing year of account (Amsterdam office).
     10.22     Quota Share Treaty between CNA International Reinsurance
               Company Limited and LaSalle Re in respect of 1996 under-
               writing year of account (Amsterdam office).
     10.23     LMX Quota Share Retrocessional Agreement between Continen-
               tal Casualty Company and LaSalle Re for the 1995 under-
               writing year of account.
     10.24     LMX Quota Share Retrocessional Agreement between Continen-
               tal Casualty Company and LaSalle Re for the 1996 under-
               writing year of account.
     12.1**    Statement Re: Computation of Per Share Earnings.
     21.1**    Subsidiaries of the Registrant.
     23.1*     Consent of Conyers, Dill & Pearman (included in Exhibit
               8.1).
     23.2*     Consent of Mayer, Brown & Platt (included in Exhibit 8.2).
     23.3*     Consent of Clyde & Co. (included in Exhibit 8.3).
     23.4      Consent of KPMG Peat Marwick.
     24.1      Powers of Attorney (included in signature pages)

--------
  *To be filed by amendment.

 **Previously filed.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under
  the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) At the closing specified in the underwriting agreement, it will provide to the underwriter certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN NEW YORK, NEW YORK, ON THE 1ST DAY OF NOVEMBER, 1996.

                                          LaSalle Re Holdings Limited

                                            /s/ Andrew Cook
                                          By: _________________________________
                                            Name: Andrew Cook
                                            Title: Chief Financial Officer and
                                            Treasurer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE 1ST DAY OF NOVEMBER, 1996.

                 SIGNATURE                                     TITLE
                 ---------                                     -----


         /s/ Victor H. Blake*               Chairman, President and Chief Executive
___________________________________________   Officer (Principal Executive Officer)
              Victor H. Blake

            /s/ Andrew Cook                 Chief Financial Officer and Treasurer
___________________________________________   (Principal Financial Officer)
                Andrew Cook

           /s/ Steven Given*                Controller (Principal Accounting Officer)
___________________________________________
               Steven Given

      /s/ William J. Adamson, Jr.           Director
___________________________________________
          William J. Adamson, Jr.

          /s/ Andrew Africk*                Director
___________________________________________
               Andrew Africk
           /s/ Ivan P. Berk*                Director
___________________________________________
               Ivan P. Berk

           /s/ Joseph Haviv*                Director
___________________________________________
               Joseph Haviv


                 SIGNATURE                                     TITLE
                 ---------                                     -----


        /s/ Jonathan H. Kagan*              Director
___________________________________________
             Jonathan H. Kagan

      /s/ Donald P. Koziol, Jr.*            Director
___________________________________________
           Donald P. Koziol, Jr.

          /s/ Lester Pollack*               Director
___________________________________________
              Lester Pollack

         /s/ Peter J. Rackley*              Director
___________________________________________
             Peter J. Rackley

         /s/ Scott A. Schoen*               Director
___________________________________________
              Scott A. Schoen

         /s/ Harvey G. Simons*              Director
___________________________________________
             Harvey G. Simons

        /s/ David A. Stockman*              Director
___________________________________________
             David A. Stockman

           /s/ Paul J. Zepf*                Director
___________________________________________
               Paul J. Zepf

       /s/ Andrew Cook

*By: ___________________________

           Andrew Cook

         Attorney-in-fact

                             POWER OF ATTORNEY

  Each person whose signature appears below constitutes and appoints Victor H. Blake, Andrew Cook and Steven Given, or any of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission.

    /s/ William J. Adamson, Jr.

_________________________________

     William J. Adamson, Jr.

                               INDEX TO EXHIBITS

 EXHIBIT
 -------
  1.1*   Form of U.S. Underwriting Agreement.
  1.2*   Form of International Underwriting Agreement.
  3.1    Memorandum of Association (Incorporated by reference to Exhibit 3.1 to
         Registration Statement on Form S-1 (No. 33-97304)).
  3.2    Bye-Laws (Incorporated by reference to Exhibit 3.1 to Form 10-Q for the quarterly period ended December 31, 1995 (File No. 0-27216)).
  5.1*   Opinion of Conyers Dill & Pearman regarding the validity of the Common
         Shares.
  8.1*   Opinion of Conyers Dill & Pearman regarding certain Bermuda tax matters.
  8.2*   Opinion of Mayer, Brown & Platt regarding certain U.S. tax matters.
  8.3*   Opinion of Clyde & Co. regarding certain U.K. tax matters.
 10.1    Excess Ownership Agreement dated November 27, 1995 among Holdings,
         LaSalle Re and the Founding Shareholders (Incorporated by reference to
         Exhibit 10.3 to Form 10-Q for the quarterly period ended December 31,
         1995 (File No. 0-27216)).
 10.2    Amended and Restated Shareholders Agreement dated November 27, 1995 among Holdings, LaSalle Re and the Founding Shareholders (Incorporated
         by reference to Exhibit 10.1 to Form 10-Q for the quarterly period ended December 31, 1995 (File No. 0-27216)).
 10.3    Amended and Restated Option Agreement dated November 27, 1995 among
         Holdings, LaSalle Re and certain of the Founding Shareholders
         (Incorporated by reference to Exhibit 10.2 to Form 10-Q for the quarterly period ended December 31, 1995 (File No. 0-27216)).
 10.4    Conversion Agreement dated November 27, 1995 among Holdings, LaSalle
         Re and holders of Exchangeable Non-Voting Shares (Incorporated by reference to Exhibit 10.4 to Form 10-Q for the quarterly period ended
         December 31, 1995 (File No. 0-27216)).
 10.5    Amended and Restated Employment Agreement dated October 1, 1995 between Victor H. Blake and LaSalle Re (Incorporated by reference to
         Exhibit 10.5 to Form 10-Q for the quarterly period ended December 31,
         1995 (File No. 0-27216)).
 10.6    Amended and Restated Underwriting Services Agreement dated September
         21, 1995 among Holdings, LaSalle Re and CNA Services (Incorporated by reference to Exhibit 10.6 to Form 10-Q for the quarterly period ended
         December 31, 1995 (File No. 0-27216)).
 10.7    Amended and Restated Administrative Services Agreement dated September
         21, 1995 among Holdings, LaSalle Re and Aon Bermuda (Incorporated by reference to Exhibit 10.7 to Form 10-Q for the quarterly period ended
         December 31, 1995 (File No. 0-27216)).
 10.8**  Amended and Restated Investment Management Agreement dated September
         21, 1995 among Holdings, LaSalle Re and Aon Advisors.
 10.9**  Claims Agreement dated December 16, 1993 between LaSalle Re and IRISC.
 10.10   Employment Agreement dated October 1, 1995 between Andrew Cook and
         LaSalle Re (Incorporated by reference to Exhibit 10.10 to Form 10-Q for the quarterly period ended December 31, 1995 (File No. 0-27216)).

 EXHIBIT
 -------
 10.11   Credit Agreement dated as of December 1, 1995 among Holdings, several banks and Chemical Bank, as administrative agent (Incorporated by reference to Exhibit 10.9 to Form 10-Q for the quarterly period ended
         December 31, 1995 (File No. 0-27216)).
 10.12** First Amendment, dated September 25, 1996, among Holdings, several banks and Chase Manhattan Bank as administrative agent, to Credit
         Agreement dated as of December 1, 1995 among Holdings, several banks and Chemical Bank, as administrative agent.
 10.13** Long-Term Incentive Plan.
 10.14** Employee Stock Purchase Plan.
 10.15   First Amendment dated July 1, 1996 to Amended and Restated
         Underwriting Services Agreement dated as of September 21, 1995 between
         CNA (Bermuda) Services Limited and LaSalle Re.
 10.16** First Amendment dated July 1, 1996 to Amended and Restated
         Administrative Services Agreement dated as of September 21, 1995 between Aon Risk Consultants (Bermuda) Limited and LaSalle Re.
 10.17   Quota Share Treaty between CNA International Reinsurance Company
         Limited and LaSalle Re in respect of 1994 underwriting year of account
         (London office).
 10.18   Quota Share Treaty between CNA International Reinsurance Company
         Limited and LaSalle Re in respect of 1995 underwriting year of account
         (London office).
 10.19   Quota Share Treaty between CNA International Reinsurance Company
         Limited and LaSalle Re in respect of 1996 underwriting year of account
         (London office).
 10.20   Quota Share Treaty between CNA International Reinsurance Company
         Limited and LaSalle Re in respect of 1994 underwriting year of account
         (Amsterdam office).
 10.21   Quota Share Treaty between CNA International Reinsurance Company
         Limited and LaSalle Re in respect of 1995 underwriting year of account
         (Amsterdam office).
 10.22   Quota Share Treaty between CNA International Reinsurance Company
         Limited and LaSalle Re in respect of 1996 underwriting year of account
         (Amsterdam office).
 10.23   LMX Quota Share Retrocessional Agreement between Continental Casualty
         Company and LaSalle Re for the 1995 underwriting year of account.
 10.24   LMX Quota Share Retrocessional Agreement between Continental Casualty
         Company and LaSalle Re for the 1996 underwriting year of account.
 12.1**  Statement Re: Computation of Per Share Earnings.
 21.1**  Subsidiaries of the Registrant.
 23.1*   Consent of Conyers, Dill & Pearman (included in Exhibit 8.1).
 23.2*   Consent of Mayer, Brown & Platt (included in Exhibit 8.2).
 23.3*   Consent of Clyde & Co. (included in Exhibit 8.3).
 23.4    Consent of KPMG Peat Marwick.
 24.1    Powers of Attorney (included in signature pages)

--------
*To be filed by amendment.

**Previously filed.